EXHIBIT 2.1
                                  -----------

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended immediately to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services Act 1986.

This document should be read in conjunction with the accompanying Form of Acceptance.

If you have sold or otherwise transferred all your Matthew Clark Shares, please send this document, the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into the United States, Canada, Australia or Japan.

The Offer referred to in this document is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan and this document and the Form of Acceptance are not being, and must not be, mailed, forwarded, transmitted or otherwise distributed or sent in or into the United States, Canada, Australia or Japan.

--------------------------------------------------------------------------------
                             Recommended cash offer
                                       by
                                    Schroders
                                  on behalf of
                               Canandaigua Limited
              a wholly-owned subsidiary of Canandaigua Brands, Inc.
                                   to acquire
                                Matthew Clark plc
--------------------------------------------------------------------------------

A LETTER OF RECOMMENDATION TO ACCEPT THE OFFER FROM THE CHAIRMAN OF Matthew Clark IS SET OUT ON PAGES 3 AND 4 OF THIS DOCUMENT.

TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED, WHETHER OR NOT YOUR Matthew Clark SHARES ARE IN CREST, AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO BE RECEIVED BY HAND OR BY POST BY IRG PLC, NEW ISSUES DEPARTMENT, P.O. BOX NO. 166, BOURNE HOUSE, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH OR BY HAND ONLY DURING NORMAL BUSINESS HOURS TO IRG PLC, 23 IRONMONGER LANE, LONDON EC2 NO LATER THAN 3.00 P.M. ON 24 NOVEMBER 1998.

THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGES 8 TO 11 OF THIS DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

Schroders, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Canandaigua Brands, Inc. and Canandaigua Limited and no-one else in connection with the Offer and will not be responsible to anyone other than Canandaigua Brands, Inc. and Canandaigua Limited for providing the protections afforded to customers of Schroders or for providing advice in relation to the Offer.

Warburg Dillon Read, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Matthew Clark plc and no-one else in connection with the Offer and will not be responsible to anyone other than Matthew Clark plc for providing the protections afforded to customers of Warburg Dillon Read or for providing advice in relation to the Offer.

                                                                            Page


Letter of recommendation from the Chairman of Matthew Clark ................   3
Letter from Schroders ......................................................   5
1.      Introduction .......................................................   5
2.      Irrevocable undertakings and holdings ..............................   5
3.      The Offer ..........................................................   5
4.      Further terms of the Offer .........................................   6
5.      Information relating to Canandaigua ................................   6
6.      Information relating to Canandaigua Limited ........................   6
7.      Information relating to Matthew Clark ..............................   6
8.      Background to and reasons for the Offer ............................   7
9.      Financial effects of acceptance ....................................   7
10.     Management and employees ...........................................   8
11.     Matthew Clark Share Option Schemes .................................   8
12.     Procedure for acceptance of the Offer ..............................   8
13.     Settlement .........................................................  11
14.     United Kingdom taxation ............................................  12
15.     Further information ................................................  12
16.     Action to be taken .................................................  13

Appendices
I       Conditions and further terms of the Offer and
        Form of Acceptance .................................................  14
II      Further information on Canandaigua .................................  32
III     Further information on Matthew Clark ...............................  55
IV      Additional information .............................................  69
V       Definitions ........................................................  78

                                ________________
                                Matthew Clark pc
                                ________________

                       Whitchurch Lane, Bristol BS14 0JZ
               Tel: 01275 830345 Telex: 445565 Fax: 01275 890697


Directors:
Graham Wilson (Chairman)*
Peter Aikens (Chief Executive)
Martin Boase*
Hugh Etheridge (Finance Director)
Michael Garner*
Robert MacNevin
Richard Peters
Kevin Philp
*Non-executive

                                                                 3 November 1998

To Matthew Clark Shareholders and, for information only, to participants in the Matthew Clark Share Option Schemes

Dear  Matthew Clark  Shareholder,

                 Recommended cash offer by Canandaigua Limited

It was announced today that agreement had been reached between the boards of Matthew Clark and Canandaigua on the terms of a recommended cash offer to be made by Schroders on behalf of Canandaigua Limited, a wholly-owned subsidiary of Canandaigua, for the entire issued and to be issued ordinary share capital of Matthew Clark. This letter sets out the background to the Offer and the reasons why the board of Matthew Clark is recommending all Matthew Clark Shareholders to accept it. The formal offer is set out in this document.

The Offer

The Offer values each Matthew Clark Share at 243 pence, valuing the whole of the existing issued ordinary share capital of Matthew Clark at approximately 215.1 million pounds sterling. Further terms of the Offer and the conditions to which it is subject are set out in Appendix I.

Background to and reasons for  recommending  the Offer

The Matthew Clark Group, which grew rapidly by acquisition during the 1990s, is now a major producer of cider, wine, water and other drinks, and a leading drinks wholesaler. In recent years a number of significant challenges have had to be faced: the rapid rise of what are commonly known as "alcopops", the aggressive pricing policy of Matthew Clark's principal cider competitor and the influx of cheap imported beers, lagers and wines, as well as the extremely active management by supermarket stores and cash and carry outlets of their buying margins.

As we indicated in the 1997 annual report, the board has adopted a strategy of rebuilding the value of Matthew Clark's brands over the medium term and of rationalising and then expanding its wholesale operations. As a result, the decision was taken to make a substantial investment in brand development and support, particularly in cider brands, as well as centralising production facilities and achieving economies of scale in the wholesale business. The full benefits of these investments would, it was recognised, take time to work through and the board of Matthew Clark would not expect to see these reflected in Matthew Clark's market valuation in the immediate future.

Following the adoption of this strategy, and in light of the ratings that were being attributed to Matthew Clark's historic and future earnings relative to its industry sector peers, in February 1998 the board of

Registered Office: Whitchurch Lane, Bristol BS14 0JZ. Registered in England
163952

Matthew Clark conducted a review of the options available to it to enhance shareholder value. The board then reaffirmed that the adopted strategy was the one most likely to deliver increased earnings, although it was anticipated that the rating improvement would not be realised for some time. Since then, Matthew Clark has received tentative approaches from parties interested in taking advantage of Matthew Clark's recent share price, none of which your board felt reflected full value for shareholders.

In September of this year, Canandaigua made an approach to the Matthew Clark board with respect to a potential offer for the company at a level which the directors of Matthew Clark felt offered the value to its shareholders today that its own strategy was planned to deliver in two to three years time. Because of the prevailing market uncertainty over Matthew Clark's share price and the recent series of adverse comments from the alcoholic beverages industry, your board has concluded that Matthew Clark's businesses can more effectively be developed within a larger and more broadly based drinks group, with a strong balance sheet able to support the future development of the business. In these circumstances, the board has decided to recommend Canandaigua Limited's offer as set out in this document.

Management and employees

Canandaigua has indicated that it attaches great importance to the skills and experience of the existing management and employees of Matthew Clark and believes that they will have greater opportunities as a result of the proposed acquisition. It is intended that the Matthew Clark executive management team will continue to operate the business following the Offer becoming unconditional in all respects. Canandaigua has given assurances to the board of Matthew Clark that the existing employment rights, including pension rights, of all Matthew Clark employees will be fully safeguarded.

Matthew Clark Share Option Schemes

The Offer extends to any Matthew Clark Shares which are unconditionally allotted or issued by reason of the exercise of options under the Matthew Clark Share Option Schemes whilst the Offer remains open for acceptance. Appropriate proposals will be made, in due course, to participants in the Matthew Clark Share Option Schemes if the Offer becomes unconditional in all respects.

Action to be taken to accept the Offer

The procedures for acceptance of the Offer are set out on pages 8 to 11 of this document and in the accompanying Form of Acceptance.

In deciding whether to accept the Offer, you should have regard to your personal circumstances, including your taxation position. If you are in any doubt as to the action you should take, you should consult your professional adviser.

If you intend to accept the Offer, you should ensure that you complete and return your Form of Acceptance as soon as possible and, in any event, so as to arrive by no later than 3.00 pm on 24 November 1998.

Recommendation to accept the Offer

The directors of Matthew Clark, who have been so advised by Warburg Dillon Read, consider the terms of the Offer to be fair and reasonable. The directors of Matthew Clark unanimously recommend Matthew Clark Shareholders to accept the Offer, as they and certain members of their immediate families have undertaken to do in respect of their own holdings, which amount to 147,889 Matthew Clark Shares, representing approximately 0.2 per cent. of Matthew Clark's issued share capital. In providing advice to the directors of Matthew Clark, Warburg Dillon Read has taken into account the Matthew Clark directors' commercial assessments.


                                Yours sincerely,

                                /s/Graham Wilson
                                  Graham Wilson
                                    Chairman

                                                                       Schroders
                                                              Investment Banking

                                                                 3 November 1998

To Matthew Clark Shareholders and, for information only, to participants in the Matthew Clark Share Option Schemes

Dear Shareholder

       Recommended cash offer by Canandaigua Limited for Matthew Clark plc

1.   Introduction

The boards of Canandaigua and Matthew Clark announced today that they have agreed the terms of a recommended cash offer, to be made by Schroders on behalf of Canandaigua Limited, a wholly-owned subsidiary of Canandaigua, for the whole of the issued and to be issued ordinary share capital of Matthew Clark.

This document contains the formal offer. Your attention is drawn to the letter from the Chairman of Matthew Clark set out on pages 3 and 4 of this document, which outlines the background to the Offer and states that the directors of Matthew Clark consider the terms of the Offer to be fair and reasonable. Accordingly, the directors of Matthew Clark have unanimously recommended Matthew Clark Shareholders to accept the Offer, as they and certain members of their immediate families have undertaken to do in respect of their personal holdings of 147,889 Matthew Clark Shares, representing approximately 0.2 per cent. of Matthew Clark's issued ordinary share capital.

2.   Irrevocable undertakings  and  holdings

Canandaigua Limited has received irrevocable undertakings to accept the Offer (including those from the directors of Matthew Clark and certain members of their immediate families) in respect of a total of 24,514,352 Matthew Clark Shares representing 27.7 per cent. of Matthew Clark's existing issued ordinary share capital. The terms of the irrevocable undertakings require acceptance of the Offer even if a competing or higher offer is made by a third party except that irrevocable undertakings from shareholders (other than directors and certain members of their immediate families) cease to be binding if a competing or higher offer is made by a third party at, or in excess of, 267 pence per Matthew Clark Share.

3.   The Offer

On behalf of Canandaigua Limited, we hereby offer to purchase, upon the terms and subject to the conditions set out in this Offer Document and in the Form of Acceptance, all outstanding Matthew Clark Shares on the following basis:

          for each Matthew Clark Share        243 pence in cash

The Offer values the entire issued ordinary share capital of Matthew Clark at approximately 215.1 million pounds sterling. The Offer represents a premium of over 81 per cent. to the closing middle-market price of 134 pence per Matthew Clark Share, as derived from the Official List on 21 October 1998 (the day prior to the announcement by Matthew Clark that it was in discussions which may or may not lead to an offer for the whole of the issued share capital of Matthew Clark).

________________________________________________________________________________
Telephone 0171-658 6000     Regulated by SFA     J. Henry Schroder & Co. Limited
Facsimile 0171-658 6459                           120 Cheapside, London EC2V 6DS
DX 42615                                      Registered office at above address
                                                Registered number 532081 England

To accept the Offer you should return the Form of Acceptance as soon as possible, and in any event, so as to be received by IRG plc no later than 3.00pm on 24 November 1998.

4.   Further terms of the Offer

Matthew Clark Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of this document.

The Offer will extend to all existing issued Matthew Clark Shares and to any Matthew Clark Shares which are unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date as the Offeror may, subject to the City Code, decide) including Matthew Clark Shares issued pursuant to the exercise of options under the Matthew Clark Share Option Schemes or otherwise.

5.   Information relating to Canandaigua

Canandaigua is the largest single-source supplier of imported beers, wines and distilled spirits in the United States, with over 130 brands distributed by more than 850 wholesalers throughout the United States and in selected international markets.

Canandaigua's brands are marketed in three general categories:

Imported Beer: Canandaigua is the second largest marketer of imported beer in the United States. Canandaigua's portfolio includes five of the top twenty-five imported beers in the United States: Corona Extra (the leading imported beer in the United States), Modelo Especial, Corona Light, St. Pauli Girl and Pacifico;

Wine: Canandaigua is the second largest producer and marketer of wines in the United States, with over 70 brands including internationally-known brands such as Inglenook, Almaden, Paul Masson and Manischewitz; and

Distilled Spirits: Canandaigua ranks fourth in the US distilled spirits market. Canandaigua produces, bottles, imports and markets a diverse line of quality distilled spirits. Canandaigua exports distilled spirits to approximately 20 countries outside the United States. Key distilled spirits brands include Fleischmann's, Barton, Paul Masson Grande Amber, Mr. Boston, Montezuma and Canadian LTD.

In the year ended 28 February 1998, Canandaigua's total sales were $1.6 billion and profit before tax was $84.9 million. Net assets as at 28 February 1998 were $415.2 million.

Canandaigua's shares are listed on the NASDAQ National Stock Market under the symbols CBRNA and CBRNB. Canandaigua's market capitalisation as at 30 October 1998 (the latest practicable date prior to the printing of this document) was approximately $897.6 million.

6.   Information  relating to Canandaigua  Limited

Canandaigua Limited, the Offeror, is a wholly-owned subsidiary of Canandaigua specifically formed for the purpose of the Offer.

7.   Information  relating to Matthew Clark

Matthew Clark is a major UK drinks group which produces, distributes and wholesales a variety of alcoholic and bottled water beverages in the United Kingdom.

Matthew Clark operates through two divisions:

Matthew Clark Brands is the branded drinks division which comprises cider products, wine and bottled water products. Cider products include cider sold predominantly under the Blackthorn brand and premium packaged cider sold under the Diamond White and K brands. Wine and bottled water products include

Stowell's of Chelsea wine box, QC fortified British wine, light British wine/perry and Strathmore bottled water. New products include Stone's Cream Liqueur, Jinzu and Espri; and

Matthew Clark Wholesale is the United Kingdom's leading independent drinks wholesaler. Matthew Clark provides a full range of wines, spirits, ciders, beers and soft drinks to over 17,000 on-licensed outlets. Matthew Clark also distributes the Grants of St James's wine list.

In the year ended 30 April 1998, Matthew Clark's total sales were 553.1 million pounds sterling and profit before tax was 35.8 million pounds sterling. Net assets as at 30 April 1998 were 95.4 million pounds sterling.

8.   Background to and reasons for the Offer

A major facet of Canandaigua's growth strategy is to acquire businesses that enable the Canandaigua Group to expand its geographic presence and provide a base of business that has the potential to grow through brand development, marketing and strategic initiatives. Matthew Clark provides a strong base of business with the first position in the UK branded wine market, which excludes private label, and the second position in the UK cider market. In addition, the board of Canandaigua believes that Matthew Clark's position as the United Kingdom's largest independent drinks wholesaler creates a unique opportunity to develop further a growing and largely under-exploited sector and that Matthew Clark's highly experienced management infrastructure creates the opportunity for further strategic and synergistic acquisitions in Europe. The board of Canandaigua also believes that both Matthew Clark's and Canandaigua's businesses would benefit from being part of an international drinks group which would be created as a result of the successful completion of the Offer through the potential for development of Canandaigua's products in the United Kingdom and Matthew Clark's products in the United States.

9.   Financial effects of acceptance

The following tables set out, for illustrative purposes only and on the bases and assumptions stated below, the financial effects of acceptance on capital value and gross income for a holder of one Matthew Clark Share accepting the Offer if the Offer becomes or is declared unconditional in all respects:



                                                            Notes          Pence
A. Increase in capital value
Cash consideration                                                         243.0
Market value of one Matthew Clark Share                       (i)          134.0
                                                                           -----
Increase in capital value                                                  109.0
                                                                           =====
This represents an increase of                                             81.3%

B. Decrease in gross income
Gross income from cash consideration                         (ii)           12.4
Gross dividend income from one Matthew Clark Share          (iii)           16.3
                                                                            ----
Decrease in gross income                                                   (3.8)
                                                                           =====
This represents a decrease of                                             (23.4)


Notes:

(i) Based on the closing middle-market quotation of 134.0p per Matthew Clark Share, as derived from the Official List at the close of business on 21 October 1998, the day prior to the announcement by Matthew Clark that it was in discussions which may or may not lead to an offer for the whole of the issued ordinary share capital of Matthew Clark.

(ii) The gross income on the cash consideration has been calculated on the assumption that the cash is re-invested to yield approximately 5.12 per cent. per annum, being the gross yield shown by the FTSE Actuaries average gross redemption yield for medium coupon British Government securities of up to five year maturities on 30 October 1998, as published in the Financial Times on 31 October 1998, the latest practicable date prior to the printing of this document.


(iii)The gross dividend income from one Matthew Clark Share is based on aggregate dividends of 13.0p (net) per Matthew Clark Share being the total of the 5.0p (net) interim dividend for the financial year ended 30 April 1998 and the 8.0p (net) final dividend for the financial year ended 30 April 1998, together in both cases with an associated tax credit of 20/80ths of the amount paid.

(iv) Save as disclosed in note (iii) above, no account has been taken of any liability to taxation.

10.  Management and employees

Canandaigua attaches great importance to the skills and experience of the existing management and employees of Matthew Clark and believes that they will have greater opportunities as a result of the proposed acquisition. It is intended that the Matthew Clark executive management team will continue to operate the business following the Offer becoming unconditional in all respects. Canandaigua has given assurances to the board of Matthew Clark that the existing employment rights, including pension rights, of all Matthew Clark employees will be fully safeguarded.

11.  Matthew Clark Share Option Schemes

Canandaigua Limited will make appropriate proposals to holders of options under the Matthew Clark Share Option Schemes, to the extent that options are not exercised, once the Offer becomes or is declared unconditional in all respects.

12.  Procedure for  acceptance of the Offer

This section should be read together with the notes on the Form of Acceptance.

(a)  Completion of Form of  Acceptance

     You should note that if you hold Matthew Clark Shares in both certificated and uncertificated form (that is, in CREST) you should complete a separate Form of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for Matthew Clark Shares held in uncertificated form, but under different member account IDs, and separate Forms of Acceptance for Matthew Clark Shares held in certificated form but under different designations. Additional Forms of Acceptance are available from IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH and during normal business hours from IRG plc, 23 Ironmonger Lane, London EC2.

     (i)  To accept the Offer

          To accept the Offer in respect of all your Matthew Clark Shares, you must complete Boxes 1, 2 and 3 and, if your Matthew Clark Shares are in CREST, Box 4. In all cases you must sign Box 2 of the enclosed Form of Acceptance in accordance with the instructions printed on that form. All holders of Matthew Clark Shares who are individuals should sign the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed on that form.

     (ii) To accept the Offer in respect of less than all your Matthew Clark Shares

          To accept the Offer in respect of less than all your Matthew Clark Shares, you must insert in Box 1 on the enclosed Form of Acceptance the lesser number of Matthew Clark Shares in respect of which you wish to accept the Offer in accordance with the instructions printed on the form. You should then follow the procedure set out in (i) above in respect of that lesser number of Matthew Clark Shares. If you do not insert a number in Box 1, your acceptance will be deemed to be in respect of all of the Matthew Clark Shares held by you.

     If you have any questions as to how to complete the Form of Acceptance, please telephone IRG plc on 0181 639 2188.

(b)  Return of Form of  Acceptance

     To accept the Offer, the completed Form of Acceptance should be returned whether or not your Matthew Clark Shares are in CREST. The completed Form of Acceptance should be returned by post or by hand to IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by hand only during normal business hours to IRG plc, 23 Ironmonger Lane, London EC2 together (subject to paragraph (d) below) with the relevant share certificate(s) and/or other document(s) of title as soon as possible, but in any event so as to arrive no later than 3.00 p.m. on 24 November 1998. A reply-paid envelope for use in the UK only is enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of Canandaigua Limited. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Offer.

(c)  Documents of title

     If your Matthew Clark Shares are in certificated form, a completed and signed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificates(s) and/or other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and lodge the Form of Acceptance as stated above so as to be lodged with IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by hand only during normal business hours to IRG plc, 23 Ironmonger Lane, London EC2, by no later than 3.00 p.m. on 24 November 1998. You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you may have available and a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more share certificate(s) and/or other document(s) of title. No acknowledgement of receipt of documents will be given. If you have lost your share certificate(s) and/or other document(s) of title, you should contact Matthew Clark's registrars, IRG plc, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TU, for a letter of indemnity for (a) lost share certificate(s) which, when completed in accordance with the instructions given, should be returned to IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

(d) Additional procedures for Matthew Clark Shares in uncertificated form (that is, in CREST)

     If your Matthew Clark Shares are in uncertificated form, you should insert in Box 4 of the enclosed Form of Acceptance the participant ID and member account ID under which such Matthew Clark Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out in this paragraph (d) to transfer the Matthew Clark Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE instruction) specifying IRG plc (in its capacity as a CREST participant under the Escrow Agent participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the transfer to escrow settles no later than 3.00 p.m. on 24 November 1998.

     If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Matthew Clark Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Matthew Clark Shares.

     You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

     --- the number of Matthew Clark Shares to be transferred to an escrow balance;

     --- your member account ID. This must be the same member account ID as that inserted in Box 4 of the Form of Acceptance;

     --- your participant ID. This must be the same participant ID as that inserted in Box 4 of the Form of Acceptance;

     --- the participant ID of the Escrow Agent, IRG plc, in its capacity as a CREST receiving agent. This is RA10;

     --- the member account ID of the Escrow Agent. This is MATTHEWC for the Matthew Clark Shares;

     --- the Form of Acceptance reference number. This is the reference number that appears next to Box 4 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable IRG plc to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

     --- the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. on 24 November 1998;

     ---  the Corporate Action ISIN,  which is  GB0002013083;

     --- the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST; and

     ---  the  standard  TTE  delivery  instruction  with  priority of 80.

     After settlement of the TTE instruction, you will not be able to access the Matthew Clark Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Matthew Clark Shares concerned to itself in accordance with paragraph (d) of Part C of Appendix I to this document.

     You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

     If no  Form  of  Acceptance  reference  number,  or an  incorrect  Form  of
     Acceptance reference number, is included on the TTE instruction, Canandaigua Limited may treat any amount of Matthew Clark Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Matthew Clark Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

     You should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Matthew Clark Shares to settle prior to 3.00 p.m. on 24 November 1998. In this regard, you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

     Canandaigua Limited will make an appropriate announcement if any of the details contained in this paragraph (d) alter for any reason.

(e) Deposits of Matthew Clark Shares into, and withdrawals of Matthew Clark Shares from, CREST

     Normal CREST procedures (including timings) apply in relation to any Matthew Clark Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Matthew Clark Shares or otherwise). Matthew Clark Shareholders who are proposing so to convert any such Matthew Clark Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Matthew Clark Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfer(s) to an escrow balance as described above) prior to 3.00 p.m. on 24 November 1998.

(f)  Validity of acceptances

     Subject to the provisions of the City Code and without prejudice to Parts B and C of Appendix I of this document, Canandaigua Limited reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other documents of title. In that event, no payment of cash under the Offer will be made to Matthew Clark Shareholders until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Canandaigua Limited have been received.

(g)  Overseas shareholders

     The attention of Matthew Clark Shareholders who are citizens or residents of jurisdictions outside the UK is drawn to paragraph 7 of Part B and paragraph (b) of Part C of Appendix I of this document, and to the relevant provisions of the Form of Acceptance.

     The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

     The Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan or to any North American person or resident of Australia or Japan or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, the United States, Canada, Australia or Japan.

     Copies of this document, the Form of Acceptance and any related offering documents are not being sent and must not be mailed or otherwise distributed or sent in, into or from the United States, Canada, Australia or Japan or to any person whom the Offeror or its agents believes is a North American person or a person in, or resident of Australia or Japan. Any accepting Matthew Clark Shareholder who is unable to give the warranties set out in paragraph (b) of Part C of Appendix I of this document will be deemed not to have accepted the Offer.

     If you are in any doubt as to the procedure for acceptance, please telephone IRG plc on 0181 639 2188. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

13.  Settlement

Subject to the Offer becoming or being declared unconditional in all respects (except as provided in paragraph 7 of Part B of Appendix I in the case of certain overseas Matthew Clark Shareholders), settlement of the consideration to which any Matthew Clark Shareholder is entitled under the Offer will be effected
(i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while it remains open for acceptance, within 14 days of such receipt, in the following manner:

(a)  Matthew Clark Shares in uncertificated form (that is, in CREST)

     Where an acceptance relates to Matthew Clark Shares in uncertificated form, settlement of any cash consideration to which the accepting Matthew Clark Shareholder is entitled will be effected by means of CREST by Canandaigua Limited procuring the creation of an assured payment obligation in favour of the accepting Matthew Clark Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

     Canandaigua Limited reserves the right to settle all or any part of the consideration referred to in this paragraph (a), for all or any accepting Matthew Clark Shareholder(s), in the manner referred to in paragraph (b) below, if, for any reason, it wishes to do so.

(b)  Matthew Clark Shares in certificated form

     Where an acceptance relates to Matthew Clark Shares in certificated form, settlement of any cash due will be despatched (but not in or into the United States, Canada, Australia or Japan) by first class post (or by such other method as the Panel may approve). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

(c)  General

     If the Offer does not become or is not declared unconditional in all respects (i) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel), within 14 days of the Offer lapsing, to the person or agent whose name and address (outside the United States, Canada, Australia and Japan) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first named holder at his or her registered address (outside the United States, Canada, Australia and Japan) and (ii) the escrow agent will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapsing, as the Panel may approve), give TFE instructions to CRESTCo to transfer all Matthew Clark Shares held in escrow balances to the original available balances of the Matthew Clark Shareholders concerned.

     All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Matthew Clark Shareholders (or their appointed agent(s)) will be delivered by or sent to or from them (or their appointed agent(s)) at their own risk.

14.  United Kingdom taxation

The following paragraphs, which are intended as a general guide only, are based on current legislation and Inland Revenue practice. They summarise certain limited aspects of the UK taxation treatment of the acceptance of the Offer, and they relate only to the position of Matthew Clark Shareholders who hold their Matthew Clark Shares beneficially as an investment and who are resident in the UK for taxation purposes. If you are in any doubt as to your taxation position or if you may be subject to taxation in any jurisdiction other than the UK, you should consult an appropriate professional adviser immediately.

(a)  UK taxation on  chargeable  gains

     Liability to UK taxation on chargeable  gains will depend on the individual
     circumstances   of  Matthew Clark   Shareholders.

     To the extent that a Matthew Clark Shareholder receives cash under the Offer, this will constitute a disposal, or part disposal, of his Matthew Clark Shares for the purposes of UK taxation on chargeable gains which may, depending on the shareholder's individual circumstances (including the availability of exemptions and allowable losses), give rise to a liability to UK taxation on chargeable gains.

(b)  Stamp duty and stamp duty reserve tax ("SDRT")

     No stamp duty or SDRT will be payable by Matthew Clark Shareholders as a result of accepting the Offer.

(c)  Other direct tax matters

     Special tax provisions may apply to Matthew Clark Shareholders who have acquired or acquire their Matthew Clark Shares by exercising options under the Matthew Clark Share Option Schemes, including provisions imposing a charge to income tax when such options are exercised.

15.  Further information

Your attention is drawn to the further information contained in the Appendices to this document.

16.  Action to be taken

To accept the Offer, the Form of Acceptance must be completed and returned whether or not your Matthew Clark Shares are in CREST. Forms of Acceptance should be returned as soon as possible and, in any event, so as to be received by post or by hand by IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by hand only during normal business hours to IRG plc, 23 Ironmonger Lane, London EC2 no later than 3.00 p.m. on 24 November 1998.

                                Yours sincerely,
                        for J. Henry Schroder Co. Limited

                                    Rory Maw
                                    Director

PART A -- CONDITIONS OF THE OFFER

The Offer, made by Schroders on behalf of the Offeror, complies with the applicable rules and regulations of the London Stock Exchange and the City Code and is governed by English law. The Offer is subject to the jurisdiction of the courts of England and to the terms and conditions set out in this Offer Document and the related Form of Acceptance.

1.   Conditions of the Offer

The Offer is subject to the following  conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on 24 November 1998, (or such later time(s) and/or date(s) as the Offeror may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as the Offeror may decide) in nominal value of the Matthew Clark Shares to which the Offer relates, provided that this condition will not be satisfied unless the Offeror (together with its wholly-owned subsidiaries) shall have acquired or agreed to acquire (pursuant to the Offer or otherwise) Matthew Clark Shares carrying in aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of holders of Matthew Clark Shares. For the purposes of this condition Matthew Clark Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon being entered in the register of members of Matthew Clark;

(b) the Office of Fair Trading indicating, in terms satisfactory to the Offeror, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Matthew Clark by the Offeror, or any matters arising therefrom, to the Monopolies and Mergers Commission;

(c) all necessary filings having been made, all applicable waiting and other time periods having expired, lapsed or been terminated and all statutory and regulatory obligations in any jurisdiction having been complied with, in each case in connection with the Offer and all Authorisations necessary or appropriate in any jurisdiction for or in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in or control of Matthew Clark by any member of the Canandaigua Group having been obtained in terms and in a form reasonably satisfactory to the Offeror from all appropriate Third Parties and all such Authorisations necessary to carry on the business of any member of the Wider Matthew Clark Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

(d) no Third Party having decided to take, institute or threaten any action, proceeding, suit, investigation, enquiry or reference or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision or order and there not continuing to be outstanding any statute, regulation, decision or order which would or might:

       (i) make the Offer, its implementation or the acquisition by any member of the Canandaigua Group of any or all Matthew Clark Shares or control of Matthew Clark void, unenforceable or illegal or restrict, prohibit, delay or otherwise to a material extent interfere with the implementation of, or impose additional adverse conditions or obligations with respect to, or otherwise challenge or require amendment of the Offer or the acquisition by any member of the Canandaigua Group of any or all Matthew Clark Shares or control of Matthew Clark;

       (ii) require, prevent or delay the divestiture or alter the terms envisaged for such divestiture by any member of the Wider
              Canandaigua Group or by any member of the Wider Matthew Clark Group of all or any material part of their respective businesses, assets or properties or impose any material limitation on their ability to conduct their respective businesses or to own any of their respective assets or properties;

       (iii) impose any material limitation on, or result in a material delay in, the ability of any member of the Canandaigua Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in Matthew Clark or on the ability of any member of the Matthew Clark Group or any member of the Canandaigua Group to hold or exercise effectively any rights of ownership of shares or other securities in or to exercise management control over any member of the Wider Matthew Clark Group;

       (iv) require any member of the Wider Canandaigua Group or the Wider Matthew Clark Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Matthew Clark Group or of the Wider Canandaigua Group owned by any third party or to sell or offer to sell any shares or other securities (or the equivalent) in or any asset of any member of the Wider Matthew Clark Group or of the Wider Canandaigua Group (in each case, other than in the implementation of the Offer);

       (v) require, prevent or delay a divestiture or alter the terms envisaged for any proposed divestiture, by any member of the Wider Canandaigua Group of any shares or other securities (or the equivalent) in Matthew Clark;

       (vi) result in any member of the Wider Matthew Clark Group or of the Wider Canandaigua Group ceasing to be able to carry on business under any name which it presently does so to an extent which is material in the context of the wider group concerned taken as a whole;

       (vii) impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Canandaigua Group or any member of the Wider Matthew Clark Group to integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Canandaigua Group and/or the Wider Matthew Clark Group; or

       (viii) otherwise affect the business, assets, profits or prospects of any member of the Wider Canandaigua Group or any member of the Wider Matthew Clark Group in a manner which is adverse to and material in the context of the wider group concerned taken as a whole, and all applicable waiting and other time periods during which any such Third Party could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(e) (save as disclosed in writing to Canandaigua and/or the Offeror prior to 3 November 1998) there being no provision of any arrangement, agreement, licence, permit, lease or other instrument to which any member of the Wider Matthew Clark Group is a party or by or to which any such member or any of their respective assets is or may be bound or be subject or any circumstance which could, as a consequence of the Offer or the acquisition or the proposed acquisition by any member of the Wider Canandaigua Group of any shares or other securities (or the equivalent) in Matthew Clark or because of a change in the control or management of any member of the Wider Matthew Clark Group or otherwise, could or might reasonably be expected to result in, to an extent which is material in the context of the Wider Matthew Clark Group taken as a whole:

     (i) any monies borrowed by, or any other indebtedness or liabilities, actual or contingent, of any member of the Wider Matthew Clark Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity, or the ability of any such member or associate to borrow monies or incur any indebtedness being withdrawn or inhibited;

     (ii) the rights, liabilities, obligations, interests or business of any member of the Wider Matthew Clark Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider Matthew Clark Group or any member of the Wider Canandaigua Group in or with any other firm or company or body or person (or any agreement or arrangements relating to any such business or interests) being, or becoming capable of being, terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

     (iii)any member of the Wider Matthew Clark Group ceasing to be able to carry on business under any name under which it presently does so;

     (iv) any assets or interests of, or any asset the use of which is enjoyed by any member of the Wider Matthew Clark Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Matthew Clark Group or associate otherwise than in the ordinary course of business;

     (v) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Matthew Clark Group or any such security interest becoming enforceable or being enforced;

     (vi) the value or the financial or trading position or prospects, of any member of the Wider Matthew Clark Group being prejudiced or adversely affected;

     (vii)the creation of any liability (actual or contingent) by any member of the Wider Matthew Clark Group; or

    (viii) any interest or business of any member of the Wider Matthew Clark Group or of the Wider Canandaigua Group in or with any other person, firm or body (or any arrangement relating to any such interest or business) being, or becoming capable of being, terminated, modified or otherwise affected;

(f) no member of the Wider Matthew Clark Group having since 30 April 1998 (save as disclosed in the 1998 Report and Accounts of Matthew Clark or as publicly announced by Matthew Clark through the Company Announcements Office of the London Stock Exchange prior to 3 November 1998 or as disclosed in writing to Canandaigua and/or the Offeror prior to 3 November
     1998):

     (i) issued or agreed to issue or authorised or proposed the issue of additional shares or securities of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities (save as between Matthew Clark and wholly-owned subsidiaries of Matthew Clark and save for the issue of Matthew Clark Shares on the exercise of options granted before 1 February 1998);

     (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to Matthew Clark or one of its wholly-owned subsidiaries;

     (iii)save for transactions between Matthew Clark and its wholly-owned subsidiaries, merged with or demerged or acquired any body corporate, partnership or business or acquired or disposed of, or, other than in the ordinary course of business, transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to do so;

     (iv) save as between Matthew Clark and its wholly-owned subsidiaries, made, authorised, proposed or announced an intention to propose any change in its share or loan capital;

     (v) issued, authorised or proposed the issue or authorisation of any debentures or (save as between Matthew Clark and its wholly-owned subsidiaries) incurred or increased any indebtedness or contingent liability to an extent which is material in the context of the Matthew Clark Group taken as a whole;

     (vi) entered into or varied or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature, or which involves or could involve an obligation of a nature or magnitude which is, in any such case, material in the context of the Matthew Clark Group or which is or is likely to be restrictive on the business of any member of the Wider Matthew Clark Group or the Wider Canandaigua Group;

     (vii)entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any service agreement, contract or arrangement with any director of any member of the Wider Matthew Clark Group;

    (viii) implemented, effected or authorised, or proposed or announced its intention to implement, effect, authorise or propose any reconstruction, amalgamation, commitment, scheme or other transaction or arrangement otherwise than in the ordinary course of business;

     (ix) purchased, redeemed or repaid or proposed the purchase, redemption or repayment of any of its own shares or other securities or reduced or made any other change to any part of its share capital to an extent which (other than in the case of Matthew Clark) is material in the context of the Matthew Clark Group;

     (x) waived or compromised any claim which is material in the context of the Matthew Clark Group;

     (xi) made any material alteration to its memorandum or articles of association or other incorporation or constitutional documents;

     (xii)taken or proposed any corporate action or had any legal proceedings instituted or threatened against it for its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, administrative receiver, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

    (xiii) been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

     (xiv)entered into any contract, commitment, agreement or arrangement or passed any resolution with respect to or announced an intention to effect or propose any of the transactions, matters or events referred to in this paragraph 1(f);

(g) since 30 April 1998 (save as disclosed in the 1998 Report and Accounts of Matthew Clark or as publicly announced by Matthew Clark through the Company Announcements Office of the London Stock Exchange prior to 3 November 1998 or as disclosed in writing to Canandaigua and/or the Offeror prior to 3 November 1998):

     (i) there having been no adverse change in the business, assets, financial or trading position or profits or prospects of any member of the Wider Matthew Clark Group to an extent which is material in the context of the Wider Matthew Clark Group taken as a whole;

     (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against any member of the Wider Matthew Clark Group or to which any member of the Wider Matthew Clark Group is or may become a party (whether as plaintiff or defendant or otherwise) and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider Matthew Clark Group having been threatened, announced or instituted or remaining outstanding, against or in respect of any member of the Wider Matthew Clark Group which, in any such case, might be likely adversely to affect any member of the Wider Matthew Clark Group to an extent which is material in the context of the Wider Matthew Clark Group taken as a whole; and

     (iii)no contingent or other liability having arisen or become apparent to the Offeror which might be likely adversely to affect the business, assets, financial or trading position or profits or prospects of any member of the Wider Matthew Clark Group to an extent which is material in the context of the Matthew Clark Group taken as a whole;

(h) (save as publicly announced by Matthew Clark through the Company Announcements Office of the London Stock Exchange prior to 3 November 1998 and save as disclosed in writing to Canandaigua and/or the Offeror prior to 3 November 1998) the Offeror not having discovered:

     (i) that any financial, business or other information concerning Matthew Clark or the Wider Matthew Clark Group publicly disclosed or disclosed at any time by or on behalf of any member of the Wider Matthew Clark Group which is material in the context of the acquisition of Matthew Clark by any member of the Canandaigua Group is misleading, incomplete, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading;

     (ii) that any member of the Wider Matthew Clark Group or any partnership, company or other entity in which any member of the Wider Matthew Clark Group has a significant economic interest and which is not a subsidiary undertaking of Matthew Clark is subject to any liability, contingent or otherwise, which is not disclosed in the 1998 Report and Accounts of Matthew Clark or in an announcement made by Matthew Clark through the Company Announcements Office of the London Stock Exchange prior to 3 November 1998 and which is material in the context of the Matthew Clark Group taken as a whole;

     (iii)that there is or is likely to be any liability (whether actual or contingent) or requirement to make good, repair, re-instate or clean-up any property now or previously owned, occupied or made use of by any past or present member of the Wider Matthew Clark Group which is material in the context of the Wider Matthew Clark Group;

     (iv) that circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider Matthew Clark Group which claim or claims would be likely materially and adversely to affect any member of the Wider Matthew Clark Group; or

     (v) any information which renders misleading in the context of the Offer any information publicly disclosed at any time by or on behalf of any member of the Wider Matthew Clark Group to an extent that is material in the context of the Wider Matthew Clark Group; and

(i) in relation to any release, emission, discharge, disposal or other fact or circumstance which has caused or might impair the environment or harm human health, (save as disclosed in writing to Canandaigua and/or the Offeror prior to 3 November 1998) no past or present member of the Wider Matthew Clark Group having in a manner or to an extent which is material in the context of the Matthew Clark Group, (a) committed any violation of or not complied with any laws, statutes, regulations, notices or other requirements of any Third Party and/or (b) incurred any liability (whether actual or contingent) to any Third Party.

The Offeror reserves the right to waive all or any of conditions (b) to (i) inclusive, in whole or in part. Conditions (b) to (i) inclusive must be satisfied as at, or waived (where possible) on or before, the 21st day after the later of 24 November 1998 and the date on which condition (a) is fulfilled (or, in each case, such later date as the Panel may agree). The Offeror shall be under no obligation to waive, to determine to be or treat as fulfilled any of conditions (b) to (i) inclusive by a date earlier than the latest date specified above for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any of such conditions may not be capable of fulfilment.

If the Offeror is required by the Panel to make an offer for any Matthew Clark Shares under the provisions of Rule 9 of the City Code, the Offeror may make such alterations to the conditions set out in this Appendix I as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the proposed acquisition of Matthew Clark or any matter relating to it is referred to the Monopolies and Mergers Commission before the later of 3.00 p.m. on 24 November 1998 and the date on which the Offer becomes or is declared unconditional as to acceptances. If the Offer so lapses, the Offer will cease to be capable of further acceptance and persons accepting the Offer and the Offeror will cease to be bound by Forms of Acceptance submitted on or before the time when the Offer lapses.

PART B -- FURTHER TERMS OF THE OFFER

The conditions in Part A of this Appendix I and the following further terms apply, where relevant, to the Offer.

Unless the context otherwise requires, any reference in this document and in the Form of Acceptance to acceptances of the Offer shall include deemed acceptances of the Offer.

Unless the context otherwise requires, any reference in Parts B and C of this Appendix I and in the Form of Acceptance:

(i) to the "Offer" shall include any revision, variation, renewal or extension thereof and shall also (where the context requires) include any election or alternative available in connection with the Offer or any revision, variation, renewal or extension thereof;

(ii) to the Offer becoming "unconditional" includes the Offer being or becoming or being declared unconditional;

(iii)to the Offer being or becoming "unconditional" is to be construed as the Offer becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be fulfilled;

(iv) to the "acceptance condition" is to the condition as to acceptances in paragraph 1(a) of Part A of this Appendix I and any reference to the Offer becoming unconditional as to acceptances is to be construed accordingly;

(v) to the "Offer Document" is to this document and any other document containing the Offer; and

(vi) to an extension of the Offer shall include an extension of the date by which the acceptance condition was to be satisfied.

1.   Acceptance period

(a) The Offer is initially open for acceptance until 3.00 p.m. on 24 November 1998.

(b) Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) after the date on which the revised Offer Document is posted to Matthew Clark Shareholders. Except with the consent of the Panel, no revision of the Offer may be made and no revised Offer Document may be posted after 19 December 1998 or, if later, the date which is 14 days before the last date on which the Offer can become unconditional.

(c) The Offer, whether revised or not, is not (except with the consent of the Panel) capable of becoming unconditional after midnight on 2 January 1999 (or any other time or date beyond which the Offeror has stated that the Offer will not be extended and has not withdrawn that statement) nor of being kept open for acceptance after that time or date unless it has previously become unconditional. The Offeror reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to a later time(s) or date(s).

(d) If the Offer becomes unconditional, the Offer will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer becomes unconditional and the Offeror states it will remain open until further notice, the Offeror will give not less than 14 days' notice in writing to Matthew Clark Shareholders who have not accepted the Offer before closing it.

(e) If a competitive situation arises after the Offeror makes a "no increase" and/or "no extension" statement in relation to the Offer, the Offeror may, if it has specifically reserved the right to do so at the time the statement was made or otherwise with the consent of the Panel, withdraw the statement provided it complies with the requirements of the City Code and in particular that:

     (i) it announces the withdrawal as soon as possible and in any event within four business days after the date of the announcement of the competing offer or other competitive situation;

     (ii) it notifies Matthew Clark Shareholders in writing of the withdrawal (or in the case of Matthew Clark Shareholders with registered addresses outside the United Kingdom by announcement in the United Kingdom) at the earliest opportunity; and

     (iii)any Matthew Clark Shareholders who accept the Offer after the "no increase" and/or "no extension" statement are given a right of withdrawal as described in paragraph 4 of Part B of this Appendix I.

     The Offeror may, if it specifically reserves the right to do so at the time the statement is made, choose not to be bound by the terms of a "no increase" or "no extension" statement and may post an increased or improved offer if it is recommended for acceptance by the board of directors of Matthew Clark, or in other circumstances permitted by the Panel.

2.   Acceptance condition

(a) Except with the consent of the Panel, for the purpose of determining whether the acceptance condition is satisfied, the Offeror may only take into account acceptances received or purchases of shares made in respect of which all relevant documents are received by IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or IRG plc, 23 Ironmonger Lane, London EC2:

     (i) by 1.00 p.m. on 2 January 1999 (or any other date beyond which the Offeror has stated that the Offer will not be extended and has not withdrawn that statement); or

     (ii) if the Offer is extended with the consent of the Panel, such later time(s) or date(s) as the Panel may agree.

     If the latest time at which the Offer may become unconditional is extended beyond midnight on 2 January 1999, acceptances received and purchases made in respect of which the relevant documents are received by IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or IRG plc, 23 Ironmonger Lane, London EC2 after
     1.00 p.m. on that date may only be taken into account with the agreement of the Panel except where the City Code permits otherwise.

(b)  Except as otherwise agreed by the Panel:

     (i) an acceptance of the Offer will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;

     (ii) a purchase of Matthew Clark Shares by the Offeror or its nominee or (if the Offeror is required by the Panel to make an offer for Matthew Clark Shares under Rule 9 of the City Code) by a person acting in concert with Canandaigua Limited or its nominee, will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

     (iii)before the Offer may become or be declared unconditional IRG plc must issue a certificate to the Offeror or Schroders (or their respective agents) which states the number of Matthew Clark Shares in respect of which acceptances have been received and the number of Matthew Clark Shares otherwise acquired, whether before or during the Offer period, which comply with the provisions of this paragraph 2(b).

(c) For the purpose of determining whether the acceptance condition is satisfied the Offeror is not bound (unless required by the Panel) to take into account any Matthew Clark Shares which have been unconditionally allotted or issued or which arise as a result of the exercise of conversion rights before the determination takes place unless Matthew Clark or its agent has given written notice to IRG plc, containing relevant details of the allotment, issue or conversion. Notification by telex or facsimile transmission or copies does not constitute written notice.

3.   Announcements

(a) By 8.30 a.m. on the business day (the "relevant day") after the day on which the Offer expires, becomes unconditional, is revised or is extended (or such later time or date as the Panel may agree), the Offeror will make an appropriate announcement and simultaneously inform the London Stock Exchange. In the announcement the Offeror will state (unless otherwise permitted by the Panel) the total number of Matthew Clark Shares and rights over Matthew Clark Shares (as nearly as practicable):

     (i)  for which acceptances of the Offer have been received;

     (ii) held by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror before the Offer period;

     (iii)acquired or agreed to be acquired by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror for the purposes of the Offer during the Offer period;

     (iv) for which acceptances of the Offer have been received from any person deemed to be acting in concert with the Offeror for the purposes of the Offer, and the announcement will specify the percentages of the relevant class of issued share capital of Matthew Clark represented by each of these figures.

(b) Any decision to extend the time or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced by
     8.30 a.m. on the relevant day or such later time or date as the Panel may agree. The announcement will state the next expiry time and date unless the Offer is then unconditional.

(c) In calculating the number of Matthew Clark Shares represented by acceptances and purchases, the Offeror may only include acceptances and purchases if they could be counted towards fulfilling the acceptance condition under Notes 4 and 5 on Rule 10 of the City Code unless the Panel agrees otherwise. Subject to this, the Offeror may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

(d) In this Appendix I, a reference to the making of an announcement or the giving of notice by the Offeror includes the release of an announcement by the Offeror's public relations consultants or Schroders, in each case on behalf of Canandaigua Limited, to the press and the delivery or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.

4.   Rights of withdrawal

(a) Except as provided by this paragraph 4, acceptances and elections are irrevocable.

(b) If the Offeror announces the Offer to be unconditional and then fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the other requirements specified in paragraph 3(a) of Part B of this Appendix I, a person may withdraw his acceptance by written notice given by post or by hand to IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by hand only during normal business hours to IRG plc, 23 Ironmonger Lane, London EC2. Subject to paragraph 1(e) of Part B of this Appendix I, this right of withdrawal may be terminated not less than eight days after the relevant day by the Offeror confirming, if such is the case, that the Offer is still unconditional as to acceptances, and complying with the other requirements specified in paragraph 3(a) of Part B of this Appendix I. If that confirmation is given, the first period of 14 days referred to in paragraph 1(d) of Part B of this Appendix I will start on the date of that confirmation.

(c) If by 3.00 p.m. on 15 December 1998 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, a person may withdraw his acceptance by written notice given by post or by hand to IRGplc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by hand only during normal business hours to IRG plc, 23 Ironmonger Lane, London EC2 at any time before the earlier of (i) the time that the Offer becomes unconditional; and (ii) the final time for the lodging of acceptances which can be taken into account in accordance with paragraph 2(a) of Part B of this Appendix I.

(d) If a "no increase" and/or "no extension" statement is withdrawn in accordance with paragraph 1(e) of Part B of this Appendix I, a person who accepts the Offer after the date of the statement may withdraw his acceptance by written notice given by post or by hand to IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by hand only during normal business hours to IRG plc, 23 Ironmonger Lane, London EC2 for a period of eight days after the date the Offeror posts the notice of the withdrawal of that statement to Matthew Clark Shareholders.

(e) In this paragraph 4, "written notice" (including any letter of appointment, direction or authority) means notice in writing signed by the relevant person(s) accepting the Offer (or his/their agent(s) duly appointed in writing and evidence of whose appointment satisfactory to the Offeror is produced with the notice). Telex or facsimile transmission or copies will not be sufficient. A notice which is postmarked in, or otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan (or by a North American person) will not be valid.

5.   Revised or new offer

(a) Although no revision or new offer is envisaged, if the Offer is revised or if a new offer is made for the purpose of section 429(3) of the Act, the benefit of the revised or new offer will be made available to a Matthew Clark Shareholder who has accepted the Offer (in its original or any revised form(s)) (a "Previous Acceptor") if the revised or new offer represents, on the date on which it is announced (on such basis as Schroders may consider appropriate), an improvement or no diminution in the value of the consideration offered compared with the consideration previously offered. The acceptance by a Previous Acceptor of the Offer (in its original or any revised form(s)) will, subject as provided in paragraphs 5(b), (c) and 6 of Part B of this Appendix I, be deemed an acceptance of the revised or new offer and will constitute the appointment of any director of the Offeror and/or Schroders as his attorney and/or agent with authority:

     (i)  to accept the revised or new offer on his behalf;

     (ii) if the revised or new offer includes alternative forms of consideration, to make elections or accept the alternative forms of consideration on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

     (iii)to execute on his behalf in his name any further documents required to give effect to those elections or acceptances.

     In making any election or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance or election made by the Previous Acceptor and other facts or matters he may reasonably consider relevant.

(b) The deemed acceptance referred to in paragraph 5(a) of Part B of this Appendix I will not apply and the power of attorney and authorities conferred by that paragraph will not be exercised if the Previous Acceptor would (on such basis as Schroders may consider appropriate) receive less in aggregate in consideration under the revised or new offer than he would have received in aggregate in consideration as a result of his acceptance of the Offer in the form originally accepted by him or on his behalf.

(c) The deemed acceptance referred to in paragraph 5(a) of Part B of this Appendix I will not apply and the power of attorney and the authorities conferred by that paragraph will be ineffective in the case of a Previous Acceptor who lodges, within 14 days of the posting of the document containing the revised or new offer, a Form of Acceptance (or any other form issued on behalf of Canandaigua Limited) in which he validly elects to receive consideration under the revised or new offer in some other manner.


(d) The authorities and powers of attorney conferred by this paragraph 5 and any acceptance of a revised or new offer and any election in relation to it will be irrevocable unless and until the Previous Acceptor withdraws his acceptance having become entitled to do so under paragraph 4 of Part B of this Appendix I.

(e) The Offeror and Schroders reserve the right to treat an executed Form of Acceptance relating to the Offer which is received after the announcement of any revised or new offer as a valid acceptance of the revised or new offer (and where applicable a valid election for the alternative forms of consideration). That acceptance will constitute an authority in the terms of paragraph 5(a) of Part B of this Appendix I on behalf of the relevant Matthew Clark Shareholder.

6.   General

(a) Except with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been fulfilled or, where appropriate, have been determined by the Offeror in its reasonable opinion to be and continue to be satisfied or have been waived by midnight on 19 December 1998 or within 21 days after the date on which the Offer becomes unconditional, or such later date as the Offeror, with the consent of the Panel, may decide, whichever is the later. If the Offer lapses for any reason:

     (i)  it  will  not  be  capable  of  further  acceptance;

     (ii) accepting Matthew Clark Shareholders and the Offeror will not be bound by Forms of Acceptance submitted before the time the Offer lapses;

     (iii)Forms of Acceptance and documents of title will be returned by post (or by such other method as the Panel may approve) within 14 days of the Offer lapsing to the person or agent whose name is set out in the relevant box on the Form of Acceptance or otherwise to the first-named holder at his registered address; and

     (iv) IRG plc will, immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days of the Offer lapsing) instruct CRESTCo to transfer all Matthew Clark Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the
          relevant  Matthew Clark   Shareholders.

(b) The expression "Offer period" when used in this document means the period beginning on 22 October 1998 and ending on the latest of:

     (i)  3.00 p.m. on 24 November 1998; and

     (ii) the earlier of the time the Offer becomes unconditional and the time the Offer lapses.

(c)  Except with the consent of the Panel:

     (i) settlement of the consideration to which any Matthew Clark Shareholder is entitled under the Offer will be fully implemented in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror or Schroders may otherwise be, or claim to be, entitled against that Matthew Clark Shareholder; and

     (ii) settlement of the consideration will be effected in the manner prescribed in paragraph 13 of Schroders letter contained in this document not later than 14 days after the date on which the Offer becomes or is declared unconditional in all respects or within 14 days after receipt of a valid and complete acceptance, whichever is the later.

     No consideration will be posted to an address in the United States, Canada, Australia or Japan.

(d) The terms, provisions, instructions and authorities contained in the Form of Acceptance also constitute part of the terms of the Offer. A word or expression defined in this document has the same meaning when used in the Form of Acceptance unless the context requires otherwise. The provisions of this Appendix I shall be deemed to be incorporated in and form part of the Form of Acceptance.

(e) If the expiry date of the Offer is extended, a reference in this document and in the Form of Acceptance to 24 November 1998 will (except in paragraph 6(b) of Part B of this Appendix I and except where the context requires otherwise) be deemed to refer to the expiry date of the Offer as so extended.

(f) Any accidental omission to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made will not invalidate the Offer. Subject to the provisions of paragraph 7 of Part B of this Appendix I, the Offer is made to any Matthew Clark Shareholder to whom this document and the Form of Acceptance or any related document may not have been despatched, and these persons may collect the relevant documents from IRG plc and/or Schroders at their respective addresses set out in sub-paragraph (l) below.

(g) The Offeror and Schroders reserve the right to treat acceptances of the Offer as valid if received by IRG plc or otherwise on behalf of the Offeror at any place or in any manner determined by them otherwise than as set out in this document or in the Form of Acceptance.

(h) If sufficient acceptances are received, the Offeror intends to apply the provisions of sections 428-430F of the Act to acquire compulsorily any outstanding Matthew Clark Shares to which the Offer relates and to apply for cancellation of Matthew Clark's listing on the London Stock Exchange.

(i) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Matthew Clark Shareholder and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of the power of attorney or authority validly withdraws his acceptance in accordance with paragraph 4 of Part B of this Appendix I.

(j) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate or document of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, Matthew Clark Shareholders (or their designated agents) will be delivered or sent at their own risk.

(k) The Offeror and Schroders reserve the right to notify any matter, including the making of the Offer, to a Matthew Clark Shareholder:

     (i)  with a registered address outside the United Kingdom; or

     (ii) whom the Offeror knows to be a custodian, trustee or nominee holding Matthew Clark Shares for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom,

     by announcement or by paid advertisement in a newspaper published and circulated in the United Kingdom. The notice will be deemed to have been sufficiently given, despite any failure by a Matthew Clark Shareholder to receive or see that notice. A reference in this document to a notice or the provision of information in writing by or on behalf of Canandaigua Limited is to be construed accordingly.

(l) The Offer is made on 3 November 1998 and is capable of acceptance from and after that time. The Form of Acceptance and copies of this document may be collected from IRG plc, New Issues Department, P.O. Box No. 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or Schroders, 120 Cheapside, London EC2V 6DS or during normal business hours from IRG plc, 23 Ironmonger Lane, London EC2. The Offer is made by means of this document.

(m) The Offer, all acceptances of the Offer and all elections in respect of it are governed by and will be construed in accordance with English law. Execution by or on behalf of an Matthew Clark Shareholder of a Form of Acceptance constitutes his irrevocable submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer.

(n) Matthew Clark Shares will be acquired by the Offeror fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or paid on or after 3 November 1998.

(o) All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

7.   Overseas Shareholders

(a) The making of the Offer in, or to certain persons resident in, or nationals or citizens of, jurisdictions outside the United Kingdom ("overseas shareholders") or to nominees of or trustees for overseas shareholders may be affected by the laws of the relevant jurisdiction. Overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of overseas shareholders wishing to accept the Offer to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Offer. This includes the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes due in that jurisdiction. The Offeror and Schroders (and any person acting on behalf of them) will be fully indemnified by overseas shareholders for any such issue, transfer or other taxes which the Offeror or Schroders (or any person acting on behalf of them) may be required to pay. If you are an overseas shareholder and you are in doubt about your position you should consult your professional adviser in the relevant jurisdiction.

(b) The Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan or to any North American person or resident of Australia or Japan by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, the United States, Canada, Australia or Japan. This includes, but is not limited to, facsimile transmission, telex and telephone.

     Accordingly, copies of this document, the Form of Acceptance, and any related offer documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from the United States, Canada, Australia or Japan including to Matthew Clark Shareholders or participants in the Matthew Clark Share Option Schemes with registered addresses in the United States, Canada, Australia or Japan or to persons whom the Offeror knows to be custodians, trustees or nominees holding Matthew Clark Shares for persons with addresses in the United States, Canada, Australia or Japan. Persons receiving those documents (including, without limitation, custodians, nominees and trustees) must not distribute, mail or send them in, into or from the United States, Canada, Australia or Japan or to any North American Person or resident of Australia or Japan, or use the United States, Canadian, Australian or Japanese mails or any such means, instrumentality or facility in connection with the Offer, and so doing will invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the United States, Canadian, Australian or Japanese mails or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. Envelopes containing a Form of Acceptance in respect of the Offer must not be postmarked in the United States, Canada, Australia or Japan or otherwise despatched from those jurisdictions and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the receipt of the consideration to which they are entitled under the Offer or for the return of the Form of Acceptance or documents of title.

(c) Subject as provided below, a Matthew Clark Shareholder will be deemed not to have accepted the Offer if:

     (i)  he cannot give the representations and warranties set out in paragraph
          (b) of Part C of this  Appendix I;

     (ii) he completes Box 3 of the Form of Acceptance with an address in the United States, Canada, Australia or Japan or has a registered address in the United States, Canada, Australia or Japan and in either case he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

     (iii)he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or

     (iv) the Form of Acceptance received from him is in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan.

     The Offeror reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (b) of Part C of this Appendix I have been truthfully given by the relevant Matthew Clark Shareholders and, if such investigation is made and, as a result, the Offeror cannot satisfy itself that such representations and warranties are true and correct, such acceptance shall not be valid.

(d) If any person, despite the restrictions referred to in paragraph 7(b) of Part B of this Appendix I and whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related offering document in, into or from the United States, Canada, Australia or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephones) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan in connection with that forwarding, that person should:

     (i)  inform the recipient of that fact;

     (ii) explain to the recipient that that action may invalidate any purported acceptance by the recipient; and

     (iii)draw  the   attention   of  the   recipient   to  this   paragraph 7.

     Notwithstanding the above, the Offeror may in its sole and absolute discretion provide cash consideration to a North American Person or a person in or resident of Australia or Japan if requested to do so by or on behalf of that person if the Offeror is satisfied, in that particular case, that to do so would not constitute a breach of any securities or other relevant legislation of the United States, Canada, Australia or Japan, as appropriate.

(e) If any written notice from a Matthew Clark Shareholder withdrawing his acceptance in accordance with paragraph 4 of Part B of this Appendix I is received in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan, the Offeror reserves the right, in its absolute discretion, to treat that notice as invalid.

(f) The provisions of this paragraph 7 and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Matthew Clark Shareholders or on a general basis by the Offeror in its sole discretion. Subject to this discretion, the provisions of this paragraph 7 supersede any terms of the Offer inconsistent with them. A reference in this paragraph 7 to a Matthew Clark Shareholder includes the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 7 apply to them jointly and severally.

(g) As used in this document and in the Form of Acceptance, the "United States" means the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to the jurisdiction of the United States of America; "Australia" means the Commonwealth of Australia, its states, territories and possessions; "Canada" means Canada, its provinces and territories; and "restricted overseas person" means either a person (including an individual, partnership, unincorporated syndicate, unincorporated organisation, trust, trustee, executor, administrator, or other legal representatives) in, or resident in Australia, Japan, Canada or the United States, or a North American Person.

(h)  "US person" means:

       (i)    any natural person resident in the United States;

       (ii) any partnership or corporation organised or incorporated under the laws of the United States or any state thereof;

       (iii)  any estate of which any executor or administrator is a US person;

       (iv)   any trust of which any trustee is a US person;

       (v) any agency or branch of a non-United States entity located in the United States;

       (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a US dealer;

       (vii) any discretionary account or similar (other than an estate or trust) held by a dealer or other fiduciary organised, incorporated or (if an individual) resident in the United States; and

       (viii) any partnership or corporation, if:

              (1) organised or incorporated under the laws of any non-United States jurisdiction;

              (2) formed by a US person principally for the purpose of investing in securities not registered under the US Act, unless it is organised or incorporated and owned by accredited investors (as defined in Rule 501(a) under the US Act) who are not natural persons, estates or trusts.

     "North American person" means a person whose last address as shown on the register of members of Matthew Clark is in Canada and/or a US person.

(i) Notwithstanding paragraph 7(h) of this Part B, any discretionary account or similar account (other than an estate or trust) held for the benefit of a non-US person by a dealer or other professional fiduciary organised, incorporated, or (if an individual) resident in the United States shall not be deemed a US Person.

(j) Notwithstanding paragraph 7(h) of this Part B, any estate of which any professional fiduciary acting as executor or administrator is a US person shall not be deemed a US person if:

     (i) an executor or administrator of the estate who is not a person has whole or shared investment discretion with respect to the assets of the estate; and

     (ii) the estate is governed by non-United  States law.

(k) Notwithstanding paragraph 7(h) of this Part B, any trust of which any professional fiduciary acting as trustee is a US person shall not be deemed a US person if a trustee who is not a US person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settler if the trust is revocable) is a US person.

(l) Notwithstanding paragraph 7(h) of this Part B, an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of any such country shall not be deemed a US person.

(m) Notwithstanding paragraph 7(h) of this Part B, any agency or branch of a US person located outside the United States shall not be deemed a US person if:

     (i)  the agency or branch operates for valid business reasons; and

     (ii) the agency or branch is engaged in the business of insuring or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

(n) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organisations, their agencies, affiliates and pension plans shall not be deemed US persons.

PART C -- FORM OF  ACCEPTANCE

Without prejudice to the terms of the Form of Acceptance, and the provisions of Parts A and B of this Appendix I, each Matthew Clark Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with the Offeror and Schroders (so as to bind him, his personal representatives, heirs, successors and assigns):

(a)  that  the  execution  of a Form  of  Acceptance  shall  constitute:

     (i) an acceptance of the Offer in respect of such number of Matthew Clark Ordinary Shares as is inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

     (ii) an undertaking to execute any further documents and give any further assurances which may be required to enable Canandaigua Limited to obtain the full benefit of this Part C and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 4 of Part B of this Appendix I, each such acceptance shall be irrevocable;

(b) that unless such Matthew Clark Shareholder has written "No" in Box 5 of the Form of Acceptance that:

     (i) he has not received or sent copies or originals of this document, the Form of Acceptance or any related offering document in, into or from the United States, Canada, Australia or Japan;

     (ii) he has not used in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and/or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, the United States, Canada, Australia or Japan;

     (iii)he is not a restricted overseas person (as described in paragraph 7(h) of Part B of this Appendix I);

     (iv) the Form of Acceptance has not been mailed or otherwise sent in, into or from the United States, Canada, Australia or Japan and he is accepting the Offer from outside the United States, Canada, Australia and Japan;

     (v) if he is, or is acting on behalf of, a US person, he or that US person, as the case may be, is outside the United States within the meaning of Regulation S of the US Act; and

     (vi) he is not delivering the Form of Acceptance from, or as agent of or on behalf of, any person in the United States, Canada, Australia or Japan (unless such person has given all instructions with respect to the Offer from outside the United States, Canada, Australia and Japan) or a North American person or a resident of Australia or Japan;

(c) that the execution of the Form of Acceptance constitutes the appointment of any director of, or any person authorised by, the Offeror or Schroders as his agent and/or attorney (subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance) with an irrevocable instruction and authorisation to:

     (i) complete and execute any form of transfer, renunciation or other document in relation to the Matthew Clark Shares comprised or deemed to be comprised in such acceptance in favour of the Offeror or as it may direct;

     (ii) deliver any form of transfer, renunciation or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional in all respects; and

     (iii)take any other action as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the Offer and to vest in the Offeror (or as it may direct) the Matthew Clark Shares comprised or deemed to be comprised in such acceptance;

(d) that the execution of the relevant Form of Acceptance constitutes the appointment of IRG plc as his agent and/or attorney with an irrevocable instruction and authorisation to:

     (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and him not having validly withdrawn his acceptance, transfer to itself (or to such other person or persons as the Offeror or its agent may direct) by means of CREST all or any of the Relevant Matthew Clark Shares (but not exceeding the number of Matthew Clark Shares in respect of which the Offer is accepted or deemed to be accepted); and

     (ii) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days of the Offer lapsing) to transfer all Relevant Matthew Clark Shares to the original available balance of the accepting Matthew Clark shareholder.


     In this paragraph, "Relevant Matthew Clark Shares" means Matthew Clark Shares in uncertificated form in respect of which a transfer or transfers to escrow has or have been effected in accordance with the procedures described in paragraph 12(d) of the Schroders' letter contained in this document and where the transfer or transfers to escrow was or were made in respect of Matthew Clark Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Form of Acceptance (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the relevant Form of Acceptance, was included in the relevant TTE Instruction);

(e) that such Matthew Clark Shareholder authorises and requests (subject to the Offer becoming unconditional in all respects in accordance with its terms and him not having validly withdrawn his acceptance):

     (i) Matthew Clark or its agents to procure the registration of the transfer of the Matthew Clark Shares comprised or deemed to be comprised in such acceptance that are in certificated form and the delivery of the share certificate(s) and other document(s) of title in respect of the Matthew Clark Shares to the Offeror or as it may direct;

     (ii) if the Matthew Clark Shares comprised or deemed to be comprised in such acceptance are in certificated form or paragraph (f)(i) of Part C of this Appendix I applies, the Offeror or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the consideration to which he is entitled under the Offer at his risk to the person or agent whose name and address is set out in Box 6 of the Form of Acceptance or, if no person or agent's name and address is set out, to the first-named holder at his registered address;

     (iii)if the Matthew Clark Shares comprised or deemed to be comprised in such acceptance are in uncertificated form, the Offeror, Schroders or their respective agents to ensure that an assured payment obligation is created in favour of the Matthew Clark Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such shareholder is entitled provided that the Offeror may (if, for any reason, it wishes to do so) determine that all or any part of such cash consideration shall be paid by cheque despatched by post (or by such other method as may be approved by the Panel); and

     (iv) the Offeror, Matthew Clark or their respective agents, to record and act on any instructions with regard to payments or notices which have been entered in the records of Matthew Clark in respect of his holding of Matthew Clark Shares;

(f)  that the execution of the Form of Acceptance constitutes agreement that:

     (i) the Offeror may decide to despatch all or part of the consideration payable to a shareholder whose Matthew Clark Shares are in uncertificated form in accordance with paragraph (e)(ii) of Part C of this Appendix I; and

     (ii) the consideration payable to a shareholder whose Matthew Clark Shares are in uncertificated form will be despatched in accordance with paragraph (e)(ii) of Part C of this Appendix I if the shareholder is a CREST member whose registered address is in the United States, Canada, Australia or Japan;

(g) that the execution of the Form of Acceptance constitutes a giving of authority to any director of, or person authorised by, Canandaigua Limited or Schroders within the terms of paragraph 5 of Part B of this Appendix I in respect of those Matthew Clark Shares in respect of which the Offer has been accepted or has been deemed to have been accepted and such acceptance not validly withdrawn;

(h) that such Matthew Clark Shareholder, subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance (or if the Offer will become unconditional in all respects or lapse on the outcome of the resolution in question or if the Panel gives its consent):

     (i) authorises the Offeror or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Matthew Clark) attaching to the Matthew Clark Shares comprised or deemed to be comprised in such acceptance;

     (ii) authorises Matthew Clark to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Matthew Clark (including without limitation any share certificate(s) or other document(s) of title issued as a result of a conversion of such Matthew Clark Shares into certificated form) to the Offeror at its registered office;

     (iii)authorises any director of, or person authorised by, the Offeror or Schroders to sign any document and do such things as may in the opinion of that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Matthew Clark Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by the Offeror to attend general and separate class meetings of Matthew Clark and attending any such meeting and exercising the votes attaching to the Matthew Clark Shares comprised or deemed to be comprised in such acceptance on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

     (iv) agrees not to exercise any such rights without the consent of the Offeror and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Matthew Clark.

     This authority will cease to be valid if the acceptance is withdrawn in accordance with paragraph 4 of Part B of this Appendix I;

(i) that he will deliver to IRG plc or procure the delivery to IRG plc of, his certificate or other document(s) of title in respect of those Matthew Clark Shares comprised or deemed to be comprised in such acceptance that are in certificated form, or an indemnity acceptable to Matthew Clark, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(j) that he will take (or ensure to be taken) the action set out in paragraph 12(d) of the Schroders' letter contained in this document to transfer all those Matthew Clark Shares comprised or deemed to be comprised in such acceptance and not validly withdrawn by him that are in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(k) that if for any reason any Matthew Clark Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 12(d) of Schroders' letter contained in this document are converted to certificated form, he will (without prejudice to paragraph h(ii) of Part C of this Appendix) immediately deliver or ensure the immediate delivery of the share certificate(s) or other documents of title in respect of all those Matthew Clark Shares that are converted to IRG plc or to the Offeror at its registered office or as the Offeror or its agents may direct;

(l) that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph (e)(iii) of Part C of this Appendix I will, to the extent of the obligation so created, discharge fully any obligation of the Offeror or Schroders to pay to him the cash consideration to which he is entitled under the Offer;

(m) that he will do everything necessary or expedient to vest in the Offeror or its nominees the Matthew Clark Shares comprised or deemed to be comprised in such acceptance and to enable IRG plc to perform its functions as escrow agent for the purposes of the Offer;

(n) that he agrees to ratify everything which may be done or effected by any director of, or person authorised by, the Offeror, Schroders or IRG plc in exercise of any of the powers and/or authorities under Part C of this Appendix I;

(o) that, if any provision of Part C of this Appendix I will be unenforceable or invalid or will not operate so as to afford the Offeror, Schroders or IRG plc or any of their respective directors or persons authorised by them, the benefit of the authority expressed to be given in Part C of this Appendix I, he will, with all practicable speed, do everything that may be required or desirable to enable the Offeror, Schroders and IRG plc and any of their respective directors or persons authorised by them to secure the full benefit of Part C of this Appendix I;

(p) that he is irrevocably and unconditionally entitled to transfer the Matthew Clark Shares comprised or deemed to be comprised in such acceptance and that such shares are sold free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them on or after 3 November 1998 including, without limitation, the right to receive and retain all dividends and other distributions declared, paid or made on or after that date;

(q) that the terms and conditions of the Offer are deemed to be incorporated in, and form part of, the Form of Acceptance;

(r)  that on execution the Form of Acceptance takes effect as a deed; and

(s) that the execution of the Form of Acceptance constitutes his submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Form of Acceptance.

A reference in Part C of this Appendix I to a holder of Matthew Clark Shares includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of Part C of this Appendix I will apply to them jointly and to each of them.

PART A: AUDITED FINANCIAL INFORMATION

1.   Financial information

The financial information set out in Part A of this Appendix II summarises the consolidated financial statements of Canandaigua for the years ended 28 February 1998 and 28 February 1997, the six months ended 29 February 1996 and 28 February 1995 and the year ended 31 August 1995. All financial data in Part A of this Appendix II is extracted from the published audited accounts for those periods, except for the six months ended 28 February 1995, which is unaudited. Canandaigua's auditors for these periods were Arthur Andersen LLP.

2.  Consolidated statements of income

The following table sets out the consolidated statements of income of Canandaigua for the years ended 28 February 1998 and 28 February 1997, the six months ended 29 February 1996 and 28 February 1995 and the year ended 31 August 1995 as derived from the published audited accounts for those periods, except for the six months ended 28 February 1995 which is unaudited:


                                                 For the Years Ended          For the Six Months Ended      For the Year Ended
                                                --------------------         -------------------------      ------------------
Consolidated Statements of Income               28 Feb     28 Feb               29 Feb    28 Feb                31 Aug
(in US$ thousands, except share data)            1998       1997                 1996      1995                   1995
------------------------------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)

Gross sales                                $ 1,632,357     $ 1,534,452       $ 738,415       $ 592,305       $ 1,185,074
Less -- Excise taxes                          (419,569)       (399,439)       (203,391)       (137,820)         (278,530)
                                           -----------     -----------       ---------       ---------       -----------

Net sales                                    1,212,788       1,135,013         535,024         454,485           906,544
Cost of product sold                          (864,053)       (844,181)       (396,208)       (327,694)         (653,811)
                                           -----------     -----------       ---------       ---------        -----------

Gross profit                                   348,735         290,832         138,816         126,791           252,733
Selling, general and
administrative expenses                       (231,680)       (208,991)       (112,411)        (79,925)         (159,196)
Nonrecurring restructuring expenses               --              --            (2,404)           (685)           (2,238)
                                           -----------     -----------       ---------       ---------        -----------

Operating income                               117,055          81,841          24,001          46,181            91,299
Interest expense, net                          (32,189)        (34,050)        (17,298)        (13,141)          (24,601)
                                           -----------     -----------       ---------       ---------        -----------

Income before provision for
Federal and state income taxes                  84,866          47,791           6,703          33,040            66,698
Provision for Federal and
state income taxes                             (34,795)        (20,116)         (3,381)        (12,720)          (25,678)
                                           -----------     -----------       ---------       ---------        -----------

Net income                                 $    50,071     $    27,675       $   3,322       $  20,320       $    41,020
                                           ===========     ===========       =========       =========       ===========

Earnings per common share:
Basic                                      $      2.68     $      1.43       $    0.17       $    1.13       $      2.18
                                           ===========     ===========       =========       =========       ===========

Diluted                                    $      2.62     $      1.42       $    0.17       $    1.12       $      2.16
                                           ===========     ===========       =========       =========       ===========


Weighted average common shares outstanding:

Basic                                           18,672          19,333          19,611          17,989            18,776
Diluted                                         19,105          19,521          19,807          18,179            19,005

 See notes to the consolidated financial statements in section 5 of Part A of this Appendix II.

3. Consolidated balance sheets

The following table sets out the consolidated balance sheets of Canandaigua as at 28 February 1998 and 28 February 1997, as derived from the published audited accounts for those years.

                                                               28 Feb
Consolidated Balance Sheets                             ------------------------
(in US$ thousands, except share data)                   1998                1997
--------------------------------------------------------------------------------
ASSETS:
Current assets:
Cash and cash investments                          $     1,232      $    10,010
Accounts receivable, net                               142,615          142,592
Inventories, net                                       394,028          326,626
Prepaid expenses and other current assets               26,463           21,787
                                                     ---------         --------
Total current assets                                   564,338          501,015
Property, plant and equipment, net                     244,035          249,552
Other assets                                           264,786          270,334
                                                     ---------         --------
Total assets                                       $ 1,073,159      $ 1,020,901
                                                   ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Notes payable                                      $    91,900      $    57,000
Current maturities of long-term debt                    24,118           40,467
Accounts payable                                        52,055           55,892
Accrued Federal and state excise taxes                  17,498           17,058
Other accrued expenses and liabilities                  97,763           76,156
                                                     ---------         --------
Total current liabilities                              283,334          246,573
Long-term debt, less current maturities                309,218          338,884
Deferred income taxes                                   59,237           61,395
Other liabilities                                        6,206            9,316
                                                     ---------         --------
Total liabilities                                      657,995          656,168
                                                     ---------         --------
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value -- Authorised,
 1,000,000 shares; Issued, none at 28 February 1998,
 and 28 February 1997                                      ---               ---
Class A Common Stock, $0.01 par value -- Authorised,
 60,000,000 shares; Issued, 17,604,784 shares
 at 28 February 1998, and 17,462,332 shares at 28
 February 1997                                             176               174
Class B Convertible Common Stock, $0.01 par
 value -- Authorised, 20,000,000 shares;
 Issued, 3,956,183 shares at 28 February 1998,
 and 28 February 1997                                       40                40
Additional paid-in capital                             231,687           222,336
Retained earnings                                      220,346           170,275
                                                     ---------          --------
                                                       452,249           392,825
                                                     ---------          --------
Less: Treasury stock --
Class A Common Stock, 2,199,320 shares at
 28 February  1998, and 1,915,468 shares
at 28 February 1997, at cost                           (34,878)         (25,885)
Class B Convertible Common Stock, 625,725
shares at 28 February 1998, and
28 February 1997, at cost                               (2,207)          (2,207)
                                                     ----------        --------

                                                       (37,085)         (28,092)
                                                     ----------         --------
Total stockholders' equity                             415,164          364,733
                                                     ----------        --------
Total liabilities and stockholders' equity        $  1,073,159      $ 1,020,901
                                                  ============      ===========

See notes to the consolidated financial statements in section 5 of Part A of this Appendix II.

4.  Consolidated  statements  of cash  flows

The following table sets out the consolidated statements of cash flows of Canandaigua for the years ended 28 February 1998 and 28 February 1997, as derived from the published audited accounts for those years:

                                                          For the Years Ended
                                                                28 Feb
Consolidated Statements of Cash Flows                   ------------------------
(in US$ thousands)                                      1998                1997
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                        $     50,071     $     27,675
Adjustments to reconcile net income to
 net cash provided by operating activities:
Depreciation of property, plant and equipment           23,847           22,359
Amortisation of intangible assets                        9,314            9,480
Deferred tax provision                                   6,319            5,769
Stock-based compensation expense                         1,747              275
Amortisation of discount on long-term debt                 352              112
Gain on sale of property, plant and equipment           (3,001)          (3,371)
Change in operating assets and liabilities:
     Accounts receivable, net                              749            3,523
     Inventories, net                                  (65,644)          16,232
     Prepaid expenses and other current assets          (4,354)           3,271
     Accounts payable                                   (3,288)            (431)
     Accrued Federal and state excise taxes                440           (2,641)
     Other accrued expenses and liabilities             14,655           24,617
     Other assets and liabilities, net                  (2,452)             898
                                                     ---------         --------
Total adjustments                                      (21,316)          80,093
                                                     ---------          --------
Net cash provided by operating activities               28,755          107,768
                                                     ---------          --------
Cash flows from investing activities:
Purchases of property, plant and equipment,
 net of minor disposals                                (31,203)         (31,649)
Proceeds from sale of property, plant
 and equipment                                          12,552            9,174
Payment of accrued earn-out amounts                        ---          (13,848)
                                                     ---------         --------
Net cash used in investing activities                  (18,651)         (36,323)
                                                     ---------         --------
Cash flows from financing activities:
Principal payments of long-term debt                  (186,367)         (50,842)
Purchases of treasury stock                             (9,233)         (20,765)
Payment of issuance costs of long-term debt             (1,214)          (1,550)
Proceeds from issuance of long-term debt,
 net of discount                                       140,000           61,668
Net proceeds from (repayment of) notes payable          34,900          (54,300)
Exercise of employee stock options                       1,776               17
Proceeds from employee stock purchases                   1,256              998
                                                     ---------         --------
Net cash used in financing activities                  (18,882)         (64,774)
                                                     ----------         --------
Net (decrease) increase in cash and cash investments    (8,778)           6,671
Cash and cash investments, beginning of period          10,010            3,339
                                                     ---------         --------
Cash and cash investments, end of period          $      1,232      $    10,010
                                                   ===========       ==========

See notes to the consolidated financial statements in section 5 of Part A of this Appendix II.

5.   Notes  to  the   consolidated   financial   statements

The notes to the consolidated financial statements of Canandaigua which include a summary of significant accounting policies, set out below, are extracted from its audited consolidated accounts for the year ended 28 February 1998. References to "the Company" are to Canandaigua.

Note 1.   Summary of Significant Accounting  Policies

Year-end Change: The Company changed its fiscal year end from 31 August to the last day of February. The period from 1 September 1995, through 29 February 1996, is hereinafter referred to as the "Transition Period."

Principles of Consolidation: The consolidated financial statements of the Company include the accounts of the Canandaigua Group. All intercompany accounts and transactions have been eliminated.

Unaudited Financial Statements: The consolidated statements of income and cash flows for the six month period ended 28 February 1995, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission applicable to interim reporting and reflect, in the opinion of the Company, all adjustments necessary to present fairly the financial information for the Canandaigua Group. All such adjustments are of a normal recurring nature.

Management's Use of Estimates and Judgement: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Investments: Cash investments consist of highly liquid investments with an original maturity when purchased of three months or less and are stated at cost, which approximates market value. The amounts at 28 February 1998 and 1997, are not significant.

Fair Value of Financial Instruments: To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments (such as forwards, options, swaps, etc.) which take into account the present value of estimated future cash flows. The methods and assumptions used to estimate the fair value of financial instruments are summarised as follows:

     Accounts receivable: The carrying amount approximates fair value due to the short maturity of these instruments, the creditworthiness of the customers and the large number of customers constituting the accounts receivable balance.

     Notes payable: These instruments are variable interest rate bearing notes for which the carrying value approximates the fair value.

     Long-term debt: The carrying value of the debt facilities with short-term variable interest rates approximates the fair value. The fair value of the fixed rate debt was estimated by discounting cash flows using interest rates currently available for debt with similar terms and maturities.


     Foreign exchange hedging agreements: The fair value of currency forward contracts is estimated based on quoted market prices.

     Interest rate hedging agreements: The fair value of interest rate hedging instruments is the estimated amount that the Company would receive or be required to pay to terminate the derivative agreements at year end. The fair value includes consideration of current interest rates and the creditworthiness of the counterparties to the agreements.

     Letters of credit: At 28 February 1998 and 1997, the Company had letters of credit outstanding totalling approximately $3,865,000 and $8,622,000, respectively, which guarantee payment for certain obligations. The Company recognises expense on these obligations as incurred and no material losses are anticipated.

The carrying amount and estimated fair value of the Company's financial instruments are summarised as follows:


                                                          28 Feb 1998                            28 Feb 1997
                                                   ------------------------------         ---------------------
(in US$ thousands)                                 Carrying                               Carrying
                                                     Amount    Fair Value                   Amount   Fair Value
---------------------------------------------------------------------------------------------------------------
Liabilities:
Notes payable                                     $  91,900     $  91,900                $  57,000    $  57,000
Long-term debt, including current portion         $ 333,336     $ 340,934                $ 379,351    $ 374,628

Derivative instruments:
Foreign exchange hedging agreements:
     Currency forward contracts                   $  ---        $  ---                   $     374    $     407
Interest rate hedging agreements:
     Interest rate cap agreement                  $  ---        $  ---                   $   ---      $   ---
     Interest rate collar agreement               $  ---        $  ---                   $   ---      $   ---


Interest Rate Futures and Currency Forward Contracts: From time to time, the Company enters into interest rate futures and a variety of currency forward contracts in the management of interest rate risk and foreign currency transaction exposure. Unrealised gains and losses on interest rate futures are deferred and recognised as a component of interest expense over the borrowing period. Unrealised gains and losses on currency forward contracts are deferred and recognised as a component of the related transactions in the accompanying financial statements. Discounts or premiums on currency forward contracts are recognised over the life of the contract.

Inventories: Inventories are valued at the lower of cost (computed in accordance with the last-in, first-out (LIFO) or first-in, first-out (FIFO) methods) or market. The percentage of inventories valued using the LIFO method is 92% and 94% at 28 February 1998 and 1997, respectively. Replacement cost of the inventories determined on a FIFO basis is approximately $411,424,000 at 28 February 1998, and $349,006,000 at 28 February 1997.

A substantial portion of barreled whiskey and brandy will not be sold within one year because of the duration of the aging process. All barreled whiskey and brandy are classified as in-process inventories and are included in current assets, in accordance with industry practice. Bulk wine inventories are also included as work in process within current assets, in accordance with the general practices of the wine industry, although a portion of such inventories may be aged for periods greater than one year. Warehousing, insurance, ad valorem taxes and other carrying charges applicable to barreled whiskey and brandy held for aging are included in inventory costs.

Elements of cost include materials, labour and overhead and consist of the following:

(in US$ thousands)                              28 Feb 1998          28 Feb 1997
--------------------------------------------------------------------------------
Raw materials and supplies                      $    14,439         $    14,191
Wine and distilled spirits in process               304,037             262,289
Finished case goods                                  92,948              72,526
                                                   --------            --------
                                                    411,424             349,006
Less -- LIFO reserve                                (17,396)            (22,380)
                                                   --------            --------
                                                $   394,028         $   326,626
                                                   ========            ========

If the FIFO method of inventory valuation had been used, reported net income would have been approximately $2,941,000, or $0.15 per share on a diluted basis, lower for the year ended 28 February 1998, and reported net income would have been approximately $18,163,000, or $0.93 per share on a diluted basis, higher for the year ended 28 February 1997.

Property, Plant and Equipment: Property, plant and equipment is stated at cost. Major additions and betterments are charged to property accounts, while maintenance and repairs are charged to operations as incurred. The cost of properties sold or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts at the time of disposal and resulting gains and losses are included as a component of operating income.

Depreciation: Depreciation is computed primarily using the straight-line method over the following estimated useful lives:



                                                       Depreciable Life in Years
--------------------------------------------------------------------------------
Buildings and improvements                                          10 to 33 1/3
Machinery and equipment                                                  3 to 15
Motor vehicles                                                            3 to 7

Amortisation of assets capitalised under capital leases is included with depreciation expense. Amortisation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

Other Assets: Other assets, which consist of goodwill, distribution rights, trademarks, agency license agreements, deferred financing costs, cash surrender value of officers' life insurance and other amounts, are stated at cost, net of accumulated amortisation. Amortisation is calculated on a straight-line or effective interest basis over the following estimated useful lives:


                                                            Useful Life in Years
--------------------------------------------------------------------------------

Goodwill                                                                      40
Distribution rights                                                           40
Trademarks                                                                    40
Agency license agreements                                                6 to 40
Deferred financing costs                                                 5 to 10

At 28 February 1998, the weighted average remaining useful life of these assets is approximately 36 years. The face value of the officers' life insurance policies totalled $2,852,000 at both 28 February 1998 and 1997.

Long-lived Assets and Intangibles: In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable on an undiscounted cash flow basis. The statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company did not record any asset impairment in fiscal 1998.


Advertising and Promotion Costs: The Company generally expenses advertising and promotion costs as incurred, shown or distributed. Prepaid advertising costs at 28 February 1998 and 1997, are not material. Advertising and promotion expense for the years ended 28 February 1998 and 1997, the Transition Period, the six months ended 28 February 1995 (unaudited), and the year ended 31 August 1995, were approximately $111,685,000, $101,319,000, $60,187,000, $41,658,000
(unaudited) and  $84,246,000,  respectively.

Income Taxes: The Company uses the liability method of accounting for income taxes. The liability method accounts for deferred income taxes by applying statutory rates in effect at the balance sheet date to the difference between the financial reporting and tax basis of assets and liabilities.

Environmental: Environmental expenditures that relate to current operations are expensed as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action. Liabilities for environmental costs were not material at 28 February 1998 and 1997.

Earnings Per Common Share: The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS No. 128) effective 28 February 1998. Basic earnings per common share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and assumes the conversion of convertible securities, if any, using the "if converted" method. Historical earnings per common share have been restated to conform with the provisions of SFAS No. 128.

Other: Certain fiscal 1997, Transition Period and fiscal 1995 balances have been reclassified to conform with current year presentation.

Note 2.   Acquisitions

UDG Acquisition: On 1 September 1995, the Company through its wholly-owned subsidiary, Barton Incorporated (Barton), acquired certain of the assets of United Distillers Glenmore, Inc., and certain of its North American affiliates (collectively, UDG) (the UDG Acquisition). The acquisition was made pursuant to an Asset Purchase Agreement dated 29 August 1995 (the Purchase Agreement), entered into between Barton and UDG. The acquisition included all of UDG's rights to the Fleischmann's, Skol, Mr. Boston, Canadian LTD, Old Thompson, Kentucky Tavern, Chi-Chi's, Glenmore and di Amore distilled spirits brands; the U.S. rights to Inver House, Schenley and El Toro distilled spirits brands; and related inventories and other assets. The acquisition also included two of UDG's production facilities; one located in Owensboro, Kentucky, and the other located in Albany, Georgia. In addition, pursuant to the Purchase Agreement, the parties entered into multiyear agreements under which Barton (i) purchases various bulk distilled spirits brands from UDG and (ii) provides packaging services for certain of UDG's distilled spirits brands as well as warehousing services.

The aggregate consideration for the acquired brands and other assets consisted of $141,780,000 in cash and assumption of certain current liabilities. The source of the cash payment made at closing, together with payment of other costs and expenses required by the UDG Acquisition, was financing provided by the Company pursuant to a term loan under the Company's then existing bank credit agreement.

The UDG Acquisition was accounted for using the purchase method; accordingly, the UDG assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $86,348,000, is being amortised on a straight-line basis over 40 years. The results of operations of the UDG Acquisition have been included in the Consolidated Statements of Income since the date of acquisition.


Note 3.   Property, Plant and Equipment

The major components of property, plant and equipment are as follows:

(in US$ thousands)                              28 Feb 1998          28 Feb 1997
--------------------------------------------------------------------------------
Land                                            $    15,103         $    16,961
Buildings and improvements                           74,706              76,379
Machinery and equipment                             244,204             243,274
Motor vehicles                                        5,316               5,355
Construction in progress                             17,485              13,999
                                                    -------             -------
                                                    356,814             355,968
Less -- Accumulated depreciation                   (112,779)           (106,416)
                                                    -------             -------
                                                $   244,035         $   249,552
                                                ===========          ===========

Note 4.   Other Assets

The major components of other assets are as follows:

(in US$ thousands)                              28 Feb 1998          28 Feb 1997
--------------------------------------------------------------------------------
Goodwill                                        $   150,595         $   150,595
Distribution rights, agency license
 agreements and trademarks                          119,346             119,316
Other                                                23,686              22,936
                                                    -------             -------
                                                    293,627             292,847
Less -- Accumulated amortisation                    (28,841)           (22,513)
                                                    -------             -------
                                                $   264,786         $   270,334
                                                ===========         ===========

Note 5.   Other  Accrued  Expenses and  Liabilities

The major components of other accrued expenses and liabilities are as follows:

(in US$ thousands)                              28 Feb 1998          28 Feb 1997
--------------------------------------------------------------------------------
Accrued salaries and commissions                $    23,704          $    12,109
Other                                                74,059               64,047
                                                    -------              -------
                                                $    97,763          $    76,156
                                                ===========          ===========

Note 6.   Borrowings

Borrowings consist of the following:

                                                         28 Feb 1998                 28 Feb 1997
                                              ------------------------------------   ------------
(in US$ thousands)                               Current    Long-term       Total         Total
-------------------------------------------------------------------------------------------------

Notes payable:
Senior Credit Facility:
Revolving Credit Loans                          $  91,900  $    ---    $  91,900   $  57,000
                                                =========  ========    =========   =========

Long-term debt:
Senior Credit Facility:
  Term loan, variable rate, aggregate proceeds
  of $140,000, due in instalments through
  June 2003                                     $  24,000 $ 116,000    $ 140,000   $ 185,900

Senior Subordinated Notes:
  8.75% redeemable after 15 December 1998,
  due 2003                                            ---   130,000      130,000     130,000
  8.75% Series C redeemable after 15 December
  1998, due 2003 (less unamortised discount
  of $2,868 -- effective rate 9.76%)                  ---    62,132       62,132      61,780
Capitalised Lease Agreements:
  Capitalised  facility lease bearing
  interest at 9%, due in monthly
  instalments through fiscal 1998                     ---       ---          ---         348
Industrial Development Agencies:
  7.50% 1980 issue, original proceeds $2,370,
  due in annual instalments of $119
  through fiscal 2000                                 118       119          237         356
Other Long-term Debt:
Loans payable bearing interest at 5%,
  secured by cash surrender value of officers'
  life insurance policies                             ---       967          967         967
                                                ---------  --------     --------    --------
                                                $  24,118 $ 309,218    $ 333,336   $ 379,351
                                                ========= =========    =========   =========



Senior Credit Facility: On 19 December 1997, the Company and a syndicate of banks (the Syndicate Banks) entered into a new $325,000,000 senior Credit Agreement (the Credit Agreement). The proceeds of the Credit Agreement were used to repay all outstanding principal and accrued interest on all loans under the Company's Third Amended and Restated Credit Agreement, as amended. As compared to the previous bank credit agreement, the Credit Agreement includes, among other things, lower interest rates, lower quarterly loan amortisation and greater flexibility with respect to effecting acquisitions, incurring indebtedness and repurchasing the Company's capital stock.

The Credit Agreement provides for a $140,000,000 term loan facility due in June 2003 and a $185,000,000 revolving loan facility, including letters of credit up to a maximum of $20,000,000, which expires in June 2003. The rate of interest payable, at the Company's option, is a function of the London interbank offered rate (LIBOR) plus a margin, federal funds rate plus a margin, or the prime rate. The margin is adjustable based upon the Company's Debt Ratio (as defined in the Credit Agreement). The Credit Agreement also provides for certain mandatory term loan prepayments.

The term loan facility requires quarterly repayments of $6,000,000 beginning March 1998 through December 2002, and payments of $10,000,000 in March 2003 and June 2003. At 28 February 1998, the margin on the term loan facility borrowings was 0.75% and may be decreased by up to 0.35% and increased by up to 0.5% depending on the Company's Debt Ratio.

The revolving loan facility is utilised to finance working capital requirements. The Credit Agreement requires that the Company reduce the outstanding balance of the revolving loan facility to less than $60,000,000 for thirty consecutive days during the six months ending each 31 August. The margin on the revolving loan facility was 0.5% at 28 February 1998, and may be decreased by up to 0.25% and increased by up to 0.4% depending on the Company's Debt Ratio. In addition, the Company pays a facility fee on the total revolving loan facility. At 28 February 1998, the facility fee was 0.25% and may be reduced or increased by 0.1% subject to the Company's Debt Ratio.

Each of the Company's principal operating subsidiaries has guaranteed, jointly and severally, the Company's obligations under the Credit Agreement. The Syndicate Banks have been given security interests in substantially all of the assets of the Company including mortgage liens on certain real property. The Company is subject to customary secured lending covenants including those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments. The primary financial covenants require the maintenance of a Debt Ratio, a senior debt coverage ratio, a fixed charge ratio and an interest coverage ratio. Among the most restrictive covenants contained in the Credit Agreement is the requirement to maintain a fixed charge ratio of not less than 1.0 at the last day of each fiscal quarter for the most recent four quarters.

The Company had average outstanding Revolving Credit Loans of approximately $59,892,000 and $88,825,000 for the years ended 28 February 1998 and 1997, respectively. Amounts available to be drawn down under the Revolving Credit Loans were $89,235,000 and $119,378,000 at 28 February 1998 and 1997,
respectively. The average interest rate on the Revolving Credit Loans was 6.57%, 6.58%, 6.76% and 7.16%, for fiscal 1998 and 1997, the Transition Period and for fiscal 1995, respectively. Facility fees on the new Credit Agreement are due based upon the total revolving loan facility, whereas commitment fees under the prior agreement were based upon the unused portion of the revolving loan facility. These fees are based upon the Company's Debt Ratio and can range from 0.15% to 0.35%. At 28 February 1998, the facility fee percentage was 0.25%. The commitment fee percentage at 28 February 1997 was 0.325%.

Senior Subordinated Notes: On 27 December 1993, the Company issued $130,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due in December 2003 (the Notes). Interest on the Notes is payable semiannually on 15 June and 15 December of each year. The Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the Credit Agreement. The Notes are guaranteed, on a senior subordinated basis, by all of the Company's significant operating subsidiaries.

The Trust Indenture relating to the Notes contains certain covenants, including, but not limited to, (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on senior subordinated indebtedness; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on issuance of guarantees of and pledges for indebtedness; (viii) restriction on transfer of assets; (ix) limitation on subsidiary capital stock; (x) limitation on the creation of any restriction on the ability of the Company's subsidiaries to make distributions and other payments; and (xi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. The limitation on indebtedness covenant is governed by a rolling four quarter fixed charge ratio requiring a specified minimum.

On 29 October 1996, the Company issued $65,000,000 aggregate principal amount of 8.75% Series B Senior Subordinated Notes due in December 2003 (the Series B Notes). The Company used the net proceeds of approximately $61,700,000 to repay $50,000,000 of Revolving Credit Loans and to prepay and permanently reduce $9,600,000 of the Term Loan. The remaining proceeds were used to pay various fees and expenses associated with the offering. The terms of the Series B Notes were substantially identical to those of the Notes. In February 1997, the Company exchanged $65,000,000 aggregate principal amount of 8.75% Series C Senior Subordinated Notes due in December 2003 (the Series C Notes) for the Series B Notes. The terms of the Series C Notes are identical in all material respects to the Series B Notes.

Loans Payable: Loans payable, secured by officers' life insurance policies, carry an interest rate of 5%. The notes carry no due dates and it is management's intention not to repay the notes during the next fiscal year.


Capitalised Lease Agreements -- Industrial Development Agencies: Certain capitalised lease agreements require the Company to make lease payments equal to the principal and interest on certain bonds issued by Industrial Development Agencies. The bonds are secured by the leases and the related facilities. These transactions have been treated as capital leases with the related assets included in property, plant and equipment and the lease commitments included in long-term debt. Among the provisions under the debenture and lease agreements are covenants that define minimum levels of working capital and tangible net worth and the maintenance of certain financial ratios as defined in the agreements.

Debt Payments: Principal payments required under long-term debt obligations during the next five fiscal years are as follows:


(in thousands)
--------------------------------------------------------------------------------
1999                                                                    $ 24,118
2000                                                                      24,119
2001                                                                      24,000
2002                                                                      24,000
2003                                                                      24,000
Thereafter                                                               215,967
                                                                         -------
                                                                       $ 336,204
                                                                       =========

Note 7.   Income Taxes

The provision for Federal and state income taxes consists of the following:


                                                                                            For the Six
                                                                               For the           Months         For the
                                         For the Year Ended 28 Feb 1998     Year Ended            Ended       Year Ended
                                       ----------------------------------   ----------      -----------       ----------
                                                    State and                   28 Feb           29 Feb        31 August
(in US$ thousands)                       Federal        Local       Total         1997             1996             1995
------------------------------------------------------------------------------------------------------------------------

Current income tax provision           $  21,032   $    7,444  $   28,476   $   14,347      $     1,390       $    6,446
Deferred income tax provision              5,935          384       6,319        5,769            1,991           19,232
                                       ---------   ----------  ----------   ----------      -----------       ----------
                                       $  26,967   $    7,828  $   34,795   $   20,116      $     3,381       $   25,678
                                       =========   ==========  ==========   ==========      ===========       ==========

A reconciliation of the total tax provision to the amount computed by applying the expected U.S. Federal income tax rate to income before provision for Federal and state income taxes is as follows:



                                           For the Year           For the Year            For the Six        For the Year
                                           Ended 28 Feb           Ended 28 Feb        Months Ended 29     Ended 31 August
                                                   1998                   1997               Feb 1996                1995
                                         ---------------     -----------------     ------------------    ----------------
                                                    % of                  % of                   % of                % of
                                                  Pretax                Pretax                 Pretax              Pretax
(in US$ thousands)                     Amount     Income     Amount     Income     Amount      Income    Amount    Income
-------------------------------------------------------------------------------------------------------------------------
Computed "expected" tax provision    $ 29,703       35.0   $ 16,727       35.0    $ 2,346        35.0  $ 23,344      35.0
State and local income taxes,
  net of Federal income tax benefit     5,089        6.0      3,304        6.9        827        12.3     2,395       3.6
Nondeductible meals and
  entertainment expenses                  294        0.3        310        0.6        205         3.1       290       0.4
Miscellaneous items, net                 (291)      (0.3)      (225)      (0.4)         3         ---      (351)    (0.5)
                                         ----       ----       ----       ----       ----        ----      ----      ----
                                     $ 34,795       41.0   $ 20,116       42.1    $ 3,381        50.4  $ 25,678      38.5
                                      =======       ====    =======       ====     ======        ====   =======      ====


Deferred tax liabilities (assets) are comprised of the following:

(in US$ thousands)                              28 Feb 1998          28 Feb 1997
--------------------------------------------------------------------------------
Depreciation and amortisation                   $    70,303         $    68,155
LIFO reserve                                         13,601               2,019
Inventory reserves                                    6,974               9,418
Other accruals                                      (18,193)            (13,191)
                                                    -------            -------
                                                $    72,685         $    66,991
                                                 ==========          ==========

At 28 February 1998,  the Company has state and U.S.  Federal net operating loss
(NOL) carryforwards of $16,213,000 and $3,654,000, respectively, to offset future taxable income that, if not otherwise utilised, will expire as follows: state NOLs of $6,945,000, $6,828,000 and $2,440,000 at 28 February 2001, 2002
and 2003, respectively,  and Federal NOL of $3,654,000 at 28 February 2011.

Note 8. Profit Sharing Retirement Plans and Retirement Savings Plan

The Company's profit sharing retirement plans, which cover substantially all employees, provide for contributions by the Company in such amounts as the Board of Directors may annually determine and for voluntary contributions by employees. The plans are qualified as tax-exempt under the Internal Revenue Code and conform with the Employee

Retirement Income Security Act of 1974. The Company's provisions for the plans, including the Barton plan described below, were $5,571,000 and $4,999,000 for the years ended 28 February 1998 and 1997, respectively, $2,579,000 in the Transition Period and $3,830,000 for fiscal 1995.

The Company's retirement savings plan, established pursuant to Section 401(k) of the Internal Revenue Code, permits substantially all full-time employees of the Company (excluding Barton employees, who are covered by a separate plan described below) to defer a portion of their compensation on a pretax basis. Participants may defer, subject to a maximum contribution limitation, up to 10% of their compensation for the year. The Company makes a matching contribution of 25% of the first 4% of compensation an employee defers. Company contributions to this plan were $367,000 and $700,000 for the years ended 28 February 1998 and 1997, respectively, $325,000 in the Transition Period and $281,000 in fiscal 1995.

The Barton profit sharing and 401(k) plan covers all salaried employees of Barton. The amount of Barton's contribution under the profit sharing portion of the plan is at the discretion of its Board of Directors, subject to limitations of the plan. Contribution expense was $2,799,000 and $2,504,000 for the years ended 28 February 1998 and 1997, respectively, $1,095,000 in the Transition Period and $1,430,000 in fiscal 1995. Pursuant to the 401(k) portion of the plan, participants may defer up to 8% of their compensation for the year, subject to limitations of the plan, and receive no matching contribution from Barton.

Note 9.   Stockholders' Equity

Common Stock: The Company has two classes of common stock: Class A Common Stock and Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. Holders of Class B Convertible Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to only one vote per share but are entitled to a cash dividend premium. If the Company pays a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B
Convertible Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Convertible Common Stock.

At 28 February 1998, there were 15,405,464 shares of Class A Common Stock and 3,330,458 shares of Class B Convertible Common Stock outstanding, net of treasury stock.

Stock Repurchase Authorisation: On 11 January 1996, the Company's Board of Directors authorised the repurchase of up to $30,000,000 of its Class A and Class B Common stock. The Company was permitted to finance such purchases, which became treasury shares, through cash generated from operations or through the Credit Agreement. The Company completed its repurchase program during fiscal 1998, repurchasing 362,100 shares of Class A Common Stock for $9,233,000. Throughout the year ended 28 February 1997, the Company repurchased 787,450 shares of Class A Common Stock totalling $20,765,000.

Long-Term Stock Incentive Plan: In July 1997, the stockholders approved the amendment and restatement of the Company's Stock Option and Stock Appreciation Right Plan (the Original Stock Plan) as the Long-Term Stock Incentive Plan (the Long-Term Stock Plan). Options granted under the Original Stock Plan remain outstanding and in full force in accordance with their terms.

Under the Long-Term Stock Plan, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards may be granted to employees, officers and directors of the Company. Grants, in the aggregate, may not exceed 4,000,000 shares of the Company's Class A Common Stock. The exercise price, vesting period and term of nonqualified stock options granted are established by the committee administering the plan (the Committee). Grants of stock appreciation rights, restricted stock and other stock-based awards may contain such vesting, terms, conditions and other requirements as the Committee may establish. During fiscal 1998, no stock appreciation rights and 25,000 shares of restricted Class A Common Stock were granted. At 28 February 1998, there were 1,840,258 shares available for future grant.

 A summary of nonqualified stock option activity is as follows:

                                                  Shares        Weighted                    Weighted
                                                   Under   Avg. Exercise     Options   Avg. Exercise
                                                  Option           Price  Exercisable          Price
----------------------------------------------------------------------------------------------------
 Balance, 31 August 1994                         563,500     $     15.65
  Options granted                                289,000     $     40.29
  Options exercised                             (114,075)    $      7.02
  Options forfeited/cancelled                     (4,500)    $     19.22
                                                --------
 Balance, 31 August 1995                         733,925     $     26.68     39,675      $      4.44
  Options granted                                571,050     $     36.01
  Options exercised                              (18,000)    $     13.23
  Options forfeited/cancelled                   (193,250)    $     44.06
                                                --------

 Balance, 29 February 1996                     1,093,725     $     28.70     28,675      $      4.44
  Options granted                              1,647,700     $     22.77
  Options exercised                              (3,750)     $      4.44
  Options forfeited/cancelled                 (1,304,700)    $     32.09
                                                --------
 Balance, 28 February 1997                     1,432,975     $     18.85     51,425      $     10.67
  Options granted                                569,400     $     38.72
  Options exercised                             (117,452)    $     15.33
  Options forfeited/cancelled                    (38,108)    $     17.66
                                               --------

 Balance, 28 February 1998                     1,846,815     $     25.23    360,630      $     25.46
                                              ==========

The following table summarises information about stock options outstanding at 28 February 1998:

                                                   Options Outstanding                     Options Exercisable
                                   -------------------------------------------------   -----------------------------
                                                      Weighted Avg.         Weighted                        Weighted
                                        Number           Remaining     Avg. Exercise        Number     Avg. Exercise
Range of Exercise Prices           Outstanding    Contractual Life             Price   Exercisable             Price
--------------------------------------------------------------------------------------------------------------------
 $ 4.44 -- $11.50                       38,675           3.5 years       $      9.15        38,675       $      9.15
 $17.00 -- $25.63                      998,540           7.3 years       $     17.37       134,280       $     17.00
 $26.75 -- $31.25                      351,800           8.5 years       $     28.46        80,200       $     27.30
 $35.38 -- $56.75                      457,800           9.6 years       $     41.25       107,475       $     40.53
                                       -------                                            --------
                                     1,846,815           8.0 years       $     25.23       360,630       $     25.46
                                     =========                                            =========



The weighted average fair value of options granted during fiscal 1998, fiscal 1997 and the Transition Period was $20.81, $10.27 and $15.90, respectively. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.4% for fiscal 1998, 6.6% for fiscal 1997 and 5.5% for the Transition Period; volatility of 41.3% for fiscal 1998, 42.7% for fiscal 1997 and 39.6% for the Transition Period; expected option life of 6.9 years for fiscal 1998, 4.7 years for fiscal 1997 and 5.4 years for the Transition Period. The dividend yield was 0% for fiscal 1998, fiscal 1997 and the Transition Period. Forfeitures are recognised as they occur.

Incentive Stock Option Plan: The ability to grant incentive stock options under the Original Stock Plan was eliminated when it was amended and restated as the Long-Term Stock Plan. In July 1997, stockholders approved the adoption of the Company's Incentive Stock Option Plan. Under the Incentive Stock Option Plan, incentive stock options may be granted to employees, including officers, of the Company. Grants, in the aggregate, may not exceed 1,000,000 shares of the Company's Class A Common Stock. The exercise price of any incentive stock option may not be less than the fair market value of the Company's Class A Common Stock on the date of grant. The vesting period and term of incentive stock options granted are established by the Committee. The maximum term of incentive stock options is ten years. During fiscal 1998, no incentive stock options were granted.

Employee Stock Purchase Plan: In fiscal 1989, the Company approved a stock purchase plan under which 1,125,000 shares of Class A Common Stock can be issued. Under the terms of the plan, eligible employees may purchase shares of the Company's Class A Common Stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. During fiscal 1998 and fiscal 1997, the Transition Period and fiscal 1995, employees purchased 78,248, 37,768, 20,869 and 28,641 shares, respectively.

The weighted average fair value of purchase rights granted during fiscal 1998 and fiscal 1997 was $11.90 and $8.41, respectively. The fair value of purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.3% for fiscal 1998 and 5.6% for fiscal 1997; volatility of 35.1% for fiscal 1998 and 65.4% for fiscal 1997; expected purchase right life of 0.5 years for fiscal 1998 and 0.8 years for fiscal 1997. The dividend yield was 0% for both fiscal 1998 and fiscal 1997. No purchase rights were granted in the Transition Period.

Pro Forma Disclosure: The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. In fiscal 1997, the Company elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123). Accordingly, no compensation expense has been recognised for its stock-based compensation plans. Had the Company recognised the compensation cost based upon the fair value at the date of grant for awards under its plans consistent with the methodology prescribed by SFAS No. 123, net income and earnings per common share would have been reduced to the pro forma amounts as follows:


                         For the Year Ended            For the Year Ended            For the Six Months Ended
                            28 Feb 1998                    28 Feb 1997                      29 Feb 1996
                       ----------------------         ---------------------        ----------------------------
(in US$ thousands,            As                             As                              As
except share data)      Reported   Pro Forma           Reported  Pro Forma              Reprted     Pro Forma
---------------------------------------------------------------------------------------------------------------
Net income             $  50,071   $  46,171           $ 27,675  $  25,038           $    3,322     $   3,178
Earnings per
common share:
  Basic                $    2.68   $    2.47           $   1.43  $    1.30           $     0.17     $    0.16
  Diluted              $    2.62   $    2.42           $   1.42  $    1.28           $     0.17     $    0.16

The provisions of SFAS No. 123 have not been applied to options or purchase rights granted prior to 1 September 1995. Therefore, the resulting pro forma effect on net income may not be representative of that to be expected in future years.

Stock Offering: During November 1994, the Company completed a public offering and sold 3,000,000 shares of its Class A Common Stock, resulting in net proceeds to the Company of approximately $95,515,000 after underwriters' discounts and commissions and expenses. In connection with the offering, 432,067 of the Vintners option shares were exercised and the Company received proceeds of $7,885,000. Under the terms of the then existing bank credit agreement, approximately $82,000,000 was used to repay a portion of the Term Loan under the bank credit agreement. The balance of net proceeds was used to repay Revolving Credit Loans under the bank credit agreement.

Note 10.  Earnings Per Common Share

The following table presents historical earnings per common share restated to conform with the provisions of SFAS No.128.

                                                                                                                    For the
                                                  For the Years Ended          For the Six Months Ended          Year Ended
                                               ------------------------      -----------------------------     ------------
                                                   28 Feb        28 Feb             29 Feb        28 Feb             31 Aug
(in thousands, except per share data)                1998          1997               1996          1995               1995
---------------------------------------------------------------------------------------------------------------------------
                                                                                             (unaudited)
Basic earnings per common share:
Income applicable to common shares             $   50,071    $   27,675         $    3,322   $    20,320         $   41,020
                                               ----------    ----------         ----------   -----------         ----------

Weighted average common shares outstanding         18,672        19,333             19,611        17,989             18,776
Basic earnings per common share                $     2.68    $     1.43         $     0.17   $      1.13         $     2.18
                                               ==========    ==========         ==========   ===========         ==========
Diluted earnings per common share:
Income applicable to common shares             $   50,071    $   27,675         $    3,322   $    20,320         $   41,020
                                               ----------    ----------         ----------   -----------         ----------

Weighted average common shares outstanding         18,672        19,333             19,611        17,989             18,776
Incentive stock options                               423           179                129           152                155
Options/employee stock purchases                       10             9                 67            38                 74
                                                   ------        ------             ------        ------             ------
Adjusted weighted average common
shares outstanding                                 19,105        19,521             19,807        18,179             19,005
                                                   ------        ------             ------        ------             ------

Diluted earnings per common share              $     2.62    $     1.42         $     0.17   $      1.12         $     2.16
                                                =========     =========          =========    ==========           ========

Note 11.  Commitments and Contingencies

Operating Leases: Future payments under noncancelable operating leases having initial or remaining terms of one year or more are as follows:

(in thousands)
--------------------------------------------------------------------------------

1999                                                                     $ 3,506
2000                                                                       2,627
2001                                                                       1,947
2002                                                                       1,513
2003                                                                       1,291
Thereafter                                                                 8,590
                                                                          ------
                                                                        $ 19,474
                                                                         =======


Rental expense was approximately $5,554,000 and $4,716,000 for fiscal 1998 and fiscal 1997, respectively, $2,382,000 in the Transition Period and $4,193,000 for fiscal 1995.

Purchase Commitments and Contingencies: The Company has agreements with three suppliers to purchase blended Scotch whisky through December 2001. The purchase prices under the agreements are denominated in British pounds sterling. Based upon exchange rates at 28 February 1998, the Company's aggregate future obligation ranges from approximately $10,758,000 to $22,835,000 for the contracts expiring through December 2001.

The Company has an agreement to purchase Canadian blended whisky through 1 September 1999, with a maximum obligation of approximately $4,453,000. The Company also has two agreements to purchase Canadian new distillation whisky (including dumping charges) through December 2005 at purchase prices of approximately $12,521,000 to $13,536,000. In addition, the Company has an agreement to purchase corn whiskey through April 1999 at a purchase price of approximately $90,000.

All of the Company's imported beer products are marketed and sold pursuant to exclusive distribution agreements from the suppliers of these products. The Company's agreement to distribute Corona and its other Mexican beer brands exclusively throughout 25 states was renewed effective 22 November 1996, and expires December 2006, with automatic five year renewals thereafter, subject to compliance with certain performance criteria and other terms under the agreement. The remaining agreements expire through June 2003. Prior to their expiration, these agreements may be terminated if the Company fails to meet certain performance criteria. At 28 February 1998, the Company believes it is in compliance with all of its material distribution agreements and, given the Company's long-term relationships with its suppliers, the Company does not believe that these agreements will be terminated.

In connection with the Vintners Acquisition and the Almaden/Inglenook Acquisition, the Company assumed purchase contracts with certain growers and suppliers. In addition, the Company has entered into other purchase contracts with various growers and suppliers in the normal course of business. Under the grape purchase contracts, the Company is committed to purchase all grape production yielded from a specified number of acres for a period of time ranging up to 20 years. The actual tonnage and price of grapes that must be purchased by the Company will vary each year depending on certain factors, including weather, time of harvest, overall market conditions and the agricultural practices and location of the growers and suppliers under contract.

The Company purchased $154,909,000 of grapes under these contracts during fiscal 1998. Based on current production yields and published grape prices, the Company estimates that the aggregate purchases under these contracts over the remaining term of the contracts will be approximately $915,651,000. During fiscal 1994, in connection with the Vintners Acquisition and the Almaden/Inglenook Acquisition, the Company established a reserve for the estimated loss on these firm purchase commitments of approximately $62,664,000, which was subsequently reduced during fiscal 1995 to reflect the effects of the termination payments to cancel contracts with certain growers. The remaining reserve for the estimated loss on the remaining contracts is approximately $771,000 at 28 February 1998.

The Company's aggregate obligations under bulk wine purchase contracts will be approximately $32,502,000 over the remaining term of the contracts which expire through fiscal 2001.

Employment Contracts: The Company has employment contracts with certain of its executive officers and certain other management personnel with remaining terms ranging up to three years. These agreements provide for minimum salaries, as adjusted for annual increases, and may include incentive bonuses based upon attainment of specified management goals. In addition, these agreements provide for severance payments in the event of specified termination of employment. The aggregate commitment for future compensation and severance, excluding incentive bonuses, was approximately $7,903,000 as of 28 February 1998, of which approximately $1,436,000 is accrued in other liabilities as of 28 February 1998.

Employees Covered by Collective Bargaining Agreements: Approximately 42% of the Company's full-time employees are covered by collective bargaining agreements at 28 February 1998. Agreements expiring within one year cover approximately 7% of the Company's full-time employees.

Legal Matters: The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company's financial condition or results of operations.

Note 12.  Significant Customers and Concentration of Credit Risk

The Company sells its products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. Gross sales to the five largest wholesalers of the Company represented 26.4%, 22.9%, 16.9% and 21.6% of the Company's gross sales for the fiscal years ending 28 February 1998 and 1997, the Transition Period and for the fiscal year ended 31 August 1995, respectively. Gross sales to the Company's largest wholesaler, Southern Wine and Spirits, represented 12.1%, 10.5% and 10.6% of the Company's gross sales for the fiscal years ended 28 February 1998 and 1997, and for the fiscal year ended 31 August 1995, respectively. Accounts receivable from the Company's largest wholesaler represented 14.1% and 11.3% of the Company's total accounts receivable as of 28 February 1998 and 1997, respectively. No single wholesaler was responsible for greater than 10% of gross sales during the Transition Period. Gross sales to the Company's five largest wholesalers are expected to continue to represent a significant portion of the Company's revenues. The Company's arrangements with certain of its wholesalers may, generally, be terminated by either party with prior notice. The Company performs ongoing credit evaluations of its customers' financial position, and management of the Company is of the opinion that any risk of significant loss is reduced due to the diversity of customers and geographic sales area.

Note 13.  Restructuring Plan

The Company provided for costs to restructure the operations of its California wineries (the Restructuring Plan) in the fourth quarter of fiscal 1994. Under the Restructuring Plan, all bottling operations at the Central Cellars winery in Lodi, California, and the branded wine bottling operations at the Monterey Cellars winery in Gonzales, California, were moved to the Mission Bell winery located in Madera, California. The Monterey Cellars winery will continue to be used as a crushing, winemaking and contract bottling facility. The Central Cellars winery was closed in the fourth quarter of fiscal 1995 and was sold for its approximate net book value during fiscal 1997. In fiscal 1994, the Restructuring Plan reduced income before taxes and net income by approximately $24,005,000 and $14,883,000, respectively, or $0.92 per share on a diluted basis. Of the total pretax charge in fiscal 1994, approximately $16,481,000 was to recognise estimated losses associated with the revaluation of land, buildings and equipment related to facilities described above to their estimated net realisable value; and approximately $7,524,000 related to severance and other benefits associated with the elimination of 260 jobs. In fiscal 1995, the Restructuring Plan reduced income before income taxes and net income by approximately $2,238,000 and $1,376,000, respectively, or $0.07 per share on a diluted basis. Of the total pretax charge in fiscal 1995, $4,288,000 relates to equipment relocation and employee hiring and relocation costs, offset by a decrease of $2,050,000 in the valuation reserve as compared to fiscal 1994, primarily related to the land, buildings and equipment at the Central Cellars winery. The Company also expended approximately $19,071,000 in fiscal 1995 for capital expenditures to expand storage capacity and install certain relocated equipment. In the Transition Period, the expense incurred in connection with the Restructuring Plan reduced income before taxes and net income by approximately $2,404,000 and $1,192,000, respectively, or $0.06 per share on a diluted basis. These charges represented incremental, nonrecurring expenses of $3,982,000 primarily incurred for overtime and freight expenses resulting from inefficiencies related to the Restructuring Plan, offset by a reduction in the accrual for restructuring expenses of $1,578,000, primarily for severance and facility holding and closure costs. The Company completed the Restructuring Plan at 29 February 1996, with a total employment reduction of 177 jobs. The Company expended approximately $2,125,000 in fiscal 1997 and $6,644,000 during the Transition Period for capital expenditures to expand storage capacity. As of 28 February 1997, the Company had accrued liabilities of approximately $402,000 relating to the Restructuring Plan. As of 28 February 1998, the Company had no accrued liabilities relating to the Restructuring Plan.

Note 14.  Summarised Financial Information -- Subsidiary Guarantors

The  subsidiary  guarantors  are  wholly  owned  and the  guarantees  are  full, unconditional, joint and several obligations of each of the subsidiary guarantors. Summarised financial information for the subsidiary guarantors is set forth below. Separate financial statements for the subsidiary guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The subsidiary guarantors comprise all of the direct and indirect subsidiaries of the Company, other than the nonguarantor subsidiaries which individually, and in the aggregate, are inconsequential. There are no restrictions on the ability of the subsidiary guarantors to transfer funds to the Company in the form of cash dividends or loan repayments; however, except for limited amounts, the subsidiary guarantors may not loan funds to the Company.

The following table presents summarised financial information for subsidiary guarantors in connection with all of the Company's 8.75% Senior Subordinated
Notes:


(in US$ thousands)                              28 Feb 1998          28 Feb 1997
--------------------------------------------------------------------------------
Balance Sheet Data:
  Current assets                                $   460,618          $   401,870
  Noncurrent assets                             $   395,225          $   403,068
  Current liabilities                           $   102,207          $   100,009
  Noncurrent liabilities                        $    61,784          $    65,300

                                                                                    For the
                            For the Years Ended      For the Six Months Ended       Year Ended
                        --------------------------   -------------------------     -----------
(in US$ thousands)      28 Feb 1998    28 Feb 1997   29 Feb 1996   28 Feb 1995     31 Aug 1995
----------------------------------------------------------------------------------------------
Income Statement Data:
 Net sales              $   985,757    $   907,387   $   416,839   $   334,885     $   716,969
  Gross profit          $   196,642    $   164,471   $    73,843   $    62,883     $   131,489
  Income before
  provision for
  Federal and
    state income taxes  $    64,270    $    47,303   $    17,083   $    22,690     $    52,756
  Net income            $    38,094    $    27,392   $     8,466   $    13,954     $    32,445


Note 15.  Accounting Pronouncements

In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS No. 131) were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. The Company is required to adopt SFAS No. 130 for interim periods and fiscal years beginning 1 March 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company believes the effect of adoption will not be significant. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information in interim financial statements. The Company is required to adopt SFAS No. 131 for fiscal years beginning 1 March 1998, and for interim periods beginning 1 March 1999. Restatement of comparative information for earlier years is required in the initial year of adoption and comparative information for interim periods in the initial year of adoption is to be reported for interim periods in the second year of application. The Company has not yet determined the impact of SFAS No. 131 on its financial statements.

Note 16.  Selected Quarterly Financial Information (Unaudited)

A summary of selected quarterly financial information is as follows:


                                                          Quarter Ended
                                        ---------------------------------------------------
                                        31 May         31 Aug         30 Nov         28 Feb
(in US$ thousands, except share data)     1997           1997           1997           1998         Fiscal 1998
---------------------------------------------------------------------------------------------------------------
Net sales                               $  306,011     $  301,524     $  322,703     $  282,550     $ 1,212,788
Gross profit                            $   80,732     $   84,759     $   98,000     $   85,244     $   348,735
Net income                              $   10,046     $   12,365     $   17,611     $   10,049     $    50,071
Earnings per common share:
  Basic                                 $     0.54     $     0.67     $     0.94     $     0.54     $      2.68
  Diluted                               $     0.53     $     0.65     $     0.92     $     0.53     $      2.62
Market price per share:
  Class A High                          $     32.25    $    42.75     $    53.50     $    58.50
  Class A Low                           $   21 7/8    $    29 3/8     $    39.50     $    43.75
  Class B High                          $       37     $       43     $   54 5/8    $     57.75
  Class B Low                           $       27     $    35.50     $    40.75     $       45



                                                          Quarter Ended
                                        ---------------------------------------------------
                                        31 May         31 Aug         30 Nov         28 Feb
(in US$ thousands, except share data)     1996           1996           1996           1997         Fiscal 1997
---------------------------------------------------------------------------------------------------------------
Net sales                               $  276,493     $  279,218     $  317,733     $  261,569     $ 1,135,013
Gross profit                            $   72,907     $   69,835     $   81,683     $   66,407     $   290,832
Net income                              $    8,501     $    4,941     $    8,311     $    5,922     $    27,675
Earnings per common share:
  Basic                                 $     0.43     $     0.25     $     0.43     $     0.31     $      1.43
  Diluted                               $     0.43     $     0.25     $     0.43     $     0.31     $      1.42
Market price per share:
  Class A High                          $    39.50     $    32.25     $    27.50     $    31.75
  Class A Low                           $       27     $   22 7/8     $    15.75     $    25.50
  Class B High                          $    39.50     $    32.50     $    29.75     $       34
  Class B Low                           $    27.75     $   25 3/8     $       19     $    28.75

Note 17.  Dividends

The Company's policy is to retain all of its earnings to finance the development and expansion of its business, and the Company has not paid any cash dividends since its initial public offering in 1973.

PART B: UNAUDITED FINANCIAL INFORMATION

1.   Financial information

The financial information relating to Canandaigua for the six and three months ended 31 August 1998 and 31 August 1997 has been extracted from the Form 10-Q which was filed with the United States Securities and Exchange Commission on 29 September 1998. All information presented in Part B of this Appendix II is unaudited.

2.   Consolidated statements of income

                                             For the Six Months       For the Three Months
                                              Ended 31 August             Ended 31 August
  Consolidated Statements of Income      ---------------------       ---------------------
  (in US$ thousands, except share data)      1998         1997            1998        1997
------------------------------------------------------------------------------------------
Gross sales                              $ 880,150   $ 820,326       $ 457,281   $ 409,288
Less -- Excise taxes                      (217,836)   (212,791)       (107,895)   (107,764)
                                          --------    --------        --------    --------

Net sales                                  662,314     607,535         349,386     301,524
Cost of product sold                      (467,767)   (442,044)       (247,775)   (216,765)
                                          --------    --------        --------    --------

Gross profit                               194,547     165,491         101,611      84,759
Selling, general and
administrative expenses                   (128,786)   (111,483)        (67,454)    (56,258)
                                          --------    --------         -------     -------

Operating income                            65,761      54,008          34,157      28,501
Interest expense, net                     (15,952)    (16,024)         (7,425)     (7,545)
                                          -------     -------          ------      ------

Income before provision for Federal
and state income taxes                      49,809      37,984          26,732      20,956
Provision for Federal and state
income taxes                               (20,422)    (15,573)        (10,960)     (8,591)
                                           -------     -------         -------      ------

 Net income                              $  29,387   $  22,411       $  15,772   $  12,365
                                         =========   =========       =========   =========

Earnings per common share:
 Basic                                   $    1.57   $    1.20       $    0.85   $    0.67
                                         =========   =========       =========   =========
 Diluted                                 $    1.53   $    1.18       $    0.83   $    0.65
                                         =========   =========       =========   =========


Weighted average common shares
outstanding:
 Basic                                      18,669      18,665          18,589      18,559
 Diluted                                    19,168      19,002          19,051      18,962

See notes to the consolidated financial statements in section 5 of Part B of this Appendix II.

3.   Consolidated balance sheets

Consolidated Balance Sheets                                                31 August      28 February
(in US$ thousands, except share data)                                           1998             1998
-----------------------------------------------------------------------------------------------------
ASSETS:
Current assets:
Cash and cash investments                                                  $   1,473      $     1,232
Accounts receivable, net                                                     154,550          142,615
Inventories, net                                                             345,972          394,028
Prepaid expenses and other current assets                                     37,550           26,463
                                                                           ---------      -----------
Total current assets                                                         539,545          564,338
Property, plant and equipment, net                                           246,157          244,035
Other assets                                                                 262,004          264,786
                                                                           ---------      -----------
Total assets                                                               1,047,706      $ 1,073,159
                                                                           =========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Notes payable                                                              $  63,000      $    91,900
Current maturities of long-term debt                                          24,118           24,118
Accounts payable                                                              65,624           52,055
Accrued Federal and state excise taxes                                        21,561           17,498
Other accrued expenses and liabilities                                       101,569           97,763
                                                                           ---------      -----------
Total current liabilities                                                    275,872          283,334
Long-term debt, less current maturities                                      297,407          309,218
Deferred income taxes                                                         59,237           59,237
Other liabilities                                                              5,445            6,206
                                                                           ---------      -----------
Total liabilities                                                            637,961          657,995
                                                                           ---------      -----------

Commitments and contingencies
Stockholders' equity:
Preferred Stock, $0.01 par value -- Authorised, 1,000,000 shares;
 Issued, none at 31 August 1998, and 28 February 1998                            ---              ---
Class A Common Stock, $0.01 par value -- Authorised, 120,000,000 shares; Issued, 17,802,475 shares at 31 August 1998, and
  17,604,784 shares at 28 February 1998                                          178              176
Class B Convertible Common Stock, $0.01 par value -- Authorised,
  20,000,000 shares; Issued, 3,873,912 shares at 31 August 1998,
  and 3,956,183 shares at 28 February 1998                                        39               40
Additional paid-in capital                                                   234,992          231,687
Retained earnings                                                            249,733          220,346
                                                                           ---------      -----------

                                                                             484,942          452,249
                                                                           ---------      -----------
Less: Treasury stock --
Class A Common Stock, 3,029,505 shares at 31 August 1998,
  and 2,199,320 shares at 28 February 1998, at cost                          (72,990)         (34,878)
Class B Convertible Common Stock, 625,725 shares at
  31 August 1998, and 28 February 1998, at cost                               (2,207)          (2,207)
                                                                           ---------      -----------
                                                                             (75,197)         (37,085)
                                                                           ---------      -----------
Total stockholders' equity                                                   409,745          415,164
                                                                             -------          -------

Total liabilities and stockholders' equity                               $ 1,047,706      $ 1,073,159
                                                                           =========      ===========

See notes to the consolidated financial statements in section 5 of Part B of this Appendix II.

4. Consolidated statements of cash flows


                                                                    For the Six Months Ended
Consolidated Statements of Cash Flows                                      31 August
                                                                   -------------------------
(in US$ thousands)                                                          1998        1997
--------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                              $ 29,387    $ 22,411
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment                             11,952      12,625
Amortisation of intangible assets                                          5,015       4,699
Deferred tax provision                                                       900       4,900
Amortisation of discount on long-term debt                                   189         172
Stock-based compensation expense                                              51         350
Gain on sale of property, plant and equipment                                 (3)       (883)
Change in operating assets and liabilities:
  Accounts receivable, net                                               (11,935)    (17,518)
  Inventories, net                                                        48,056      (8,131)
  Prepaid expenses and other current assets                              (10,867)      1,285
  Accounts payable                                                        11,339      57,408
  Accrued Federal and state excise taxes                                   4,063       2,669
  Other accrued expenses and liabilities                                   2,906       1,584
  Other assets and liabilities, net                                       (2,549)       (717)
                                                                          ------        ----

Total adjustments                                                         59,117      58,443
                                                                          ------      ------

Net cash provided by operating activities                                 88,504      80,854
                                                                          ------      ------

Cash flows from investing activities:
Purchases of property, plant and equipment                               (14,098)    (18,213)
Purchase of joint venture minority interest                                 (716)       --
Proceeds from sale of property, plant and equipment                           27       8,512
                                                                           -----      ------
Net cash used in investing activities                                    (14,787)     (9,701)
                                                                         -------      ------

Cash flows from financing activities:
Purchases of treasury stock                                              (36,014)     (9,233)
Net repayments of notes payable                                          (28,900)    (27,800)
Principal payments of long-term debt                                     (12,000)    (40,409)
Exercise of employee stock options                                         2,154         741
Proceeds from employee stock purchases                                     1,284         204
Payment of issuance costs of long-term debt                                 --          (388)
                                                                         -------      ------

Net cash used in financing activities                                    (73,476)    (76,885)
                                                                         -------     -------

Net increase (decrease) in cash and cash investments                         241      (5,732)
Cash and cash investments, beginning of period                             1,232      10,010
                                                                         -------      ------

Cash and cash investments, end of period                                $  1,473    $  4,278
                                                                        ========    ========

See notes to the consolidated financial statements in section 5 of Part B of this Appendix II.

5.   Notes to the consolidated financial statements

Note 1.   Management's Representations

The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission applicable to quarterly reporting on Form 10-Q and reflect, in the opinion of the Company, all adjustments necessary to present fairly the financial information for the Canandaigua Group. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted as permitted by such rules and regulations. These consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended 28 February 1998.

Note 2.   Inventories

Inventories are valued at the lower of cost (computed in accordance with the last-in, first-out (LIFO) or first-in, first-out (FIFO) methods) or market. Substantially all of the inventories are valued using the LIFO method. Elements of cost include materials, labour and overhead and consist of the following:


                                      31 August    28 February
(in US$ thousands)                         1998           1998
--------------------------------------------------------------
Raw materials and supplies              $  14,395    $  14,439
Wine and distilled spirits in process     231,442      304,037
Finished case goods                       118,280       92,948
                                          -------       ------
                                          364,117      411,424
Less -- LIFO reserve                      (18,145)     (17,396)
                                          -------      -------
                                        $ 345,972    $ 394,028
                                        =========    =========

Information related to the FIFO method of inventory valuation may be useful in comparing operating results to those companies not using the LIFO method of inventory valuation. If the FIFO method had been used, reported net income would have been $0.4 million, or $0.02 per share on a diluted basis, higher for the six months ended 31 August 1998, and reported net income would have been $1.7 million, or $0.09 per share on a diluted basis, higher for the six months ended 31 August 1997.

Note 3.   Borrowings

Bank credit agreement: In June 1998, the bank credit agreement was amended to, among other things, eliminate the requirement that the Company reduce the outstanding balance of the revolving loan facility to less than $60,000,000 for thirty consecutive days during the six months ending each 31 August. In July 1998, the revolving loan facility under the bank credit agreement was increased by $100.0 million to $285.0 million.

Note 4.   Retirement Savings and Profit Sharing Retirement Plan

Effective 1 March 1998, the Company's existing retirement savings and profit sharing retirement plans and the Barton profit sharing and 401(k) plan were merged into the Canandaigua 401(k) and Profit Sharing Plan (the Plan). The Plan covers substantially all employees, excluding those employees covered by collective bargaining agreements. The 401(k) portion of the Plan permits eligible employees to defer a portion of their compensation (as defined in the Plan) on a pretax basis. Participants may defer up to 10% of their compensation for the year, subject to limitations of the Plan. The Company makes a matching contribution of 50% of the first 6% of compensation a participant defers. The amount of the Company's contribution under the profit sharing portion of the Plan is in such discretionary amount as the Board of Directors may annually determine, subject to limitations of the Plan.

Note 5.   Stockholders' Equity

Stock repurchase authorisation: In June 1998, the Company's Board of Directors authorised the repurchase of up to $100,000,000 of its Class A Common Stock and Class B Convertible Common Stock. The Company may finance such purchases, which will become treasury shares, through cash generated from operations or through the bank credit agreement.

Increase in number of authorised shares of Class A Common Stock: In July 1998, the stockholders of the Company approved an increase in the number of authorised shares of Class A Common Stock from 60,000,000 shares to 120,000,000 shares, thereby increasing the aggregate number of authorised shares of the Company to 141,000,000 shares.

Note 6.   Earnings Per Common Share

The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS No. 128) effective 28 February 1998. Basic earnings per common share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and assumes the conversion of convertible securities, if any, using the "if converted" method. Historical earnings per common share have been restated to conform with the provisions of SFAS No. 128.

The computation of basic and diluted earnings per common share is as follows:


                                        For the Six Months  For the Three Months
                                         Ended 31 August     Ended 31 August
                                      -------------------  --------------------
(in thousands, except per share data)      1998      1997       1998        1997
--------------------------------------------------------------------------------
Income applicable to common shares      $29,387   $22,411    $15,772     $12,365
                                        =======   =======    =======     =======


Weighted average common shares
outstanding -- basic                     18,669    18,665     18,589      18,559
Stock options                               499       337        462         403
                                         ------    ------     ------      ------
Weighted average common shares
outstanding -- diluted                   19,168    19,002     19,051      18,962
                                         ======    ======     ======      ======


Earnings per common share -- Basic      $  1.57   $  1.20    $  0.85     $  0.67
                                        =======   =======    =======     =======

Earnings per common share -- Diluted    $  1.53   $  1.18    $  0.83     $  0.65
                                        =======   =======    =======     =======

Note 7.   Summarised Financial Information -- Subsidiary Guarantors

The  subsidiary  guarantors  are  wholly  owned  and the  guarantees  are  full, unconditional, joint and several obligations of each of the subsidiary guarantors. Summarised financial information for the subsidiary guarantors is set forth below. Separate financial statements for the subsidiary guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The subsidiary guarantors comprise all of the direct and indirect subsidiaries of the Company, other than the nonguarantor subsidiaries which individually, and in the aggregate, are inconsequential. There are no restrictions on the ability of the subsidiary guarantors to transfer funds to the Company in the form of cash dividends or loan repayments; however, except for limited amounts, the subsidiary guarantors may not loan funds to the Company.

The following table presents summarised financial information for subsidiary guarantors in connection with all of the Company's 8.75% Senior Subordinated
Notes:


                                                  31 August          28 February
(in US$ thousands)                                     1998                 1998
--------------------------------------------------------------------------------
Balance Sheet Data:
  Current assets                                  $ 440,223            $ 460,618
  Noncurrent assets                               $ 394,917            $ 395,225
  Current liabilities                             $ 121,729            $ 102,207
  Noncurrent liabilities                          $  62,010            $  61,784



                                   For the Six Months       For the Three Months
                                     Ended 31 August           Ended 31 August
                                 ----------------------    ---------------------
(in US$ thousands)                  1998         1997        1998          1997
--------------------------------------------------------------------------------
Income Statement Data:
  Net sales                        $552,352    $514,338    $289,774     $253,064
  Gross profit                     $122,885    $106,425    $ 64,673     $ 53,093
  Income before provision for
  Federal and state income taxes   $ 50,451    $ 41,448    $ 27,406     $ 20,233
  Net income                       $ 29,766    $ 24,768    $ 16,221     $ 12,103


Note 8.   Accounting Pronouncement


In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for
Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognised currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company is required to adopt SFAS No. 133 on a prospective basis for interim periods and fiscal years beginning 1 March 2000. The Company believes the effect of adoption on its financial statements will not be material.

                APENDIX III   FURTHER INFORMATION ON MATTHEW CLARK
--------------------------------------------------------------------------------


1.   Financial information

The financial information contained in this Appendix III relating to Matthew Clark does not constitute statutory accounts within the meaning of section 240 of the Act but has been summarised and extracted from the audited financial statements of Matthew Clark for the three financial years ended 30 April 1998. Matthew Clark's auditors for this period were KPMG for the year ended 30 April 1996 and KPMG Audit Plc thereafter. The auditors have issued unqualified audit reports on the financial statements for each of these three years in accordance with section 235 of the Act. Copies of each of the statutory accounts have been delivered to the Registrar of Companies.

2.   Consolidated profit and loss account

The following table sets out the consolidated profit and loss accounts of Matthew Clark for the financial years ended 30 April 1996, 1997 and 1998, as derived from the published, audited accounts for those years:


Consolidated Profit and Loss Account            For the Years Ended 30 April
(in millions pounds sterling,                  -------------------------------
 except per share amounts)               Note      1998         1997      1996 1
-------------------------------------------------------------------------------
Turnover                                    2     553.1        570.7     450.9
Operating costs                             3    (516.0)      (525.6)   (429.4)
                                                 ------       ------    ------

Operating profit                            4      37.1         45.1      21.5
Profit/(loss) on fixed asset sales          7       3.7          0.4      (2.0)
                                                 ------       ------    ------

Profit before interest and tax              2      40.8         45.5      19.5
Interest receivable                                 0.1          0.2       0.4
Interest payable and similar charges        8      (5.1)        (5.1)     (2.7)
                                                 ------       ------    ------

Profit on ordinary activities before tax    2      35.8         40.6      17.2
Tax on profit on ordinary activities        9     (10.5)       (12.4)     (5.0)
                                                 ------       ------    ------

Profit on ordinary activities after tax            25.3         28.2      12.2
Equity minority interests                           --           --       (0.1)
Dividends                                  10     (11.5)       (21.2)    (21.2)
                                                 ------       ------    ------

Retained profit/(loss) for the year        21      13.8          7.0      (9.1)
                                                 ======      =======     ======
Earnings per share                         11      28.6p        31.9p     18.4p
                                                 ======      =======     ======

1 Includes exceptional items from reorganisation as a result of integration of acquisitions (Note 4). Pre-exceptional items, profit attributable to ordinary shareholders was 29.3m pounds sterling and earnings per share was 44.4p.

There are no recognised gains or losses in any year other than the profit/(loss) for the year.

See notes to the consolidated financial statements in Section 5 of this Appendix III.

3.   Consolidated balance sheets

The  following  table  sets  out  the  consolidated   group  balance  sheets  of
Matthew Clark as at 30 April 1998 and 1997 as derived from the published audited consolidated accounts at those dates:

                                                                 30 April
                                                            --------------------
Consolidated Balance Sheets
(in millions sterling pound)                      Note       1998         1997 1
--------------------------------------------------------------------------------
Fixed assets
Intangible assets                                  12         9.7          9.7
Tangible assets                                    13        97.1         98.6
                                                            -----        -----
                                                            106.8        108.3
                                                            =====        =====


Current assets
Stocks                                             14        44.6         49.3
Debtors                                            15       115.7        123.7
Cash at bank and in hand                                     17.3          5.8
                                                            -----        -----
                                                            177.6        178.8
                                                            =====        =====


Creditors: amounts falling due within one year
Trade and other creditors                          16       105.2        116.3
Proposed dividend                                  10         7.1         13.3
Bank loans and overdrafts                                     --          56.4
                                                            -----        -----
                                                            112.3        186.0
                                                            =====        =====


Net current assets/(liabilities)
Amounts due within one year                                  44.4       (29.6)
Debtors due after more than one year               15        20.9         22.4
                                                            -----        -----
                                                             65.3        (7.2)
                                                            =====        =====

Total assets less current liabilities                       172.1        101.1
Creditors: amounts falling due after
more than one year                                 17        61.2          1.9
Provisions for liabilities and charges             18        15.5         17.6
                                                            -----        -----

Net assets                                          2        95.4         81.6
                                                            =====        =====

Capital and reserves
Called up share capital                            19        22.1         22.1
Share premium account                              21       105.5        105.5
Capital redemption reserve                         21         0.1          0.1
Profit and loss account                            21       (32.3)       (46.1)
                                                            -----        -----

Equity shareholders' funds                         22        95.4         81.6
                                                            =====        =====

1    As  restated  Note 1  (Goodwill)

See notes to the consolidated financial statements in Section 5 of this Appendix III.

4.   Consolidated cash flow statements

The following table sets out the consolidated cash flow statements of Matthew Clark for the financial years ended 30 April 1998 and 1997, extracted from the published audited consolidated accounts for those years:


                                                             For the Years Ended
                                                                 30 April
Consolidated Statements of Cash Flow                      ----------------------
(in millions pounds sterling)                      Note      1998          1997
--------------------------------------------------------------------------------
Cash inflow from operating activities               25       49.8          52.3
                                                            -----         -----

Returns on investments and servicing of finance
Interest received                                             0.1           0.2
Interest paid                                                (6.1)         (5.0)
Interest element of finance lease rental payments            (0.1)         (0.1)
                                                             ----          ----
                                                             (6.1)         (4.9)
                                                             ----          ----
Taxation paid                                                (7.5)         (7.0)
                                                             ----          ----

Capital expenditure
Purchase of tangible fixed assets                           (31.6)        (21.3)
Receipts from sale of fixed assets                           22.2           2.6
                                                             ----           ---
                                                             (9.4)        (18.7)
                                                             ----         -----

Acquisitions                                                 (0.8)          0.3
                                                             ----           ---
Dividends paid                                              (17.7)        (21.2)
                                                            -----         -----
Cash inflow before financing                                  8.3           0.8
                                                             ----          ----

Financing
Drawdown of committed loan                                   25.0          10.0
Issue of ordinary share capital                               --            0.6
Capital element of finance lease payment                     (0.4)         (0.2)
                                                            -----         -----
                                                             24.6          10.4
                                                            -----         -----
Increase in cash in the period                               32.9          11.2
                                                            =====         =====
Reconciliation of net cashflow to
movement in net debt
Increase in cash in period                                   32.9          11.2
Cash inflow from increase in debt and
leasing financing                                           (25.6)         (9.8)
                                                            -----         -----

Movement in net debt in the period                            7.3           1.4
Net debt at the start of the period                         (51.2)        (52.6)
                                                            -----         -----

Net debt at the end of the period                           (43.9)        (51.2)
                                                            =====         =====
Analysis of net debt
Cash at bank and in hand                                     17.3           5.8
Bank loans and overdrafts                                   (60.0)        (56.4)
Finance lease obligations                                    (1.2)         (0.6
                                                            -----         -----
                                                            (43.9)        (51.2)
                                                            =====         =====


See notes to the consolidated financial statements in section 5 of this Appendix III.

5.   Notes to the Consolidated Financial Statements

Note 1.   Accounting Policies

The accounts have been prepared under the historical cost convention, using the following accounting policies, which have been applied consistently except as noted below under 'Goodwill' and in compliance with applicable accounting standards including Financial Reporting Standard 10.

Basis of consolidation: The Group accounts consist of a consolidation of the accounts of the Company with those of its subsidiary undertakings. All accounts are drawn up to 30 April. The acquisition method of accounting has been adopted. Under this method, the results of acquired subsidiaries and other businesses are included in the consolidated profit and loss account from the date when control passes.

Goodwill: During the year Financial Reporting Standard 10 'Goodwill and intangible assets' was issued and is mandatory for periods ending on or after 23 December 1998. The Group has chosen to adopt the requirements of this standard early. The Group's policy for acquisitions which occurred prior to the issue of the standard is that purchased goodwill, being the excess of the fair value of consideration paid or payable over the fair value of the identifiable net assets acquired, has been taken directly to reserves. On subsequent disposal, goodwill previously taken direct to reserves is included in determining the profit or loss on disposal. Previously, such goodwill was presented separately within reserves as a 'goodwill write off reserve'. This is not permitted by the Standard and, accordingly, goodwill has been taken to merger reserve to the extent available (309.5m pounds sterling) and the balance (52.8m pounds sterling) taken to the profit and loss account reserve. The comparatives have been restated accordingly.

Turnover: Turnover consists of the value of goods and services supplied to customers outside the Group, including duty and excluding VAT.

Depreciation: Depreciation of fixed assets is provided on the original cost of the Group or its acquired businesses at rates calculated to write down the assets to their estimated residual values on a straight line basis over the total expected economic lives of the assets. The principal periods used are:



Freehold buildings                                                      50 years
Leasehold buildings                                              Length of lease
Plant and machinery                                                8 to 25 years
Computer equipment                                                  3 to 5 years
Motor vehicles                                                      4 to 7 years


Assets in the course of the construction are not depreciated. They are transferred to the relevant fixed asset category when they become operational. Freehold land is not depreciated.

Stocks: Stocks have been valued at the lower of cost (including Customs and Excise Duty where incurred), determined on a first in first out basis, and net realisable value. In the case of beverages produced by the Group, cost includes direct materials and labour together with appropriate overheads incurred in bringing the product to its present location and condition.

Deferred tax: Deferred tax is provided using the liability method in respect of the tax effect of all timing differences to the extent that it is probable that liabilities or assets will crystallise in the future.

Foreign currency: Receipts and payments of foreign currency are recorded at actual rates obtained. Foreign currency balances at the year end are translated at the rate ruling at that date. All exchange differences are dealt with through the profit and loss account.

Brand valuation: The cost of acquired brands is capitalised as an intangible asset at the time of acquisition. No annual amortisation is provided on these assets but the directors assess the value of the brands each year and any permanent diminution in value is written off to the profit and loss account.

Leases: Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a 'finance lease'. The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its estimated useful economic life or the term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments. All other rentals relating to assets held under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

Pension costs: Pension costs for the Group's defined benefit pension schemes are charged against profits so as to spread the cost of pensions over the employees' expected working lives within the Group.

Note 2.   Segmental Information

All turnover and profit originates in the UK. There are no material sales to customers outside the UK.



                                        Branded drinks                 Wholesale                   Group
                                    ----------------------       --------------------     -------------------
Turnover                              1998            1997         1998          1997         1998       1997
(in millions pounds sterling)
-------------------------------------------------------------------------------------------------------------
Total                                343.5           367.0        225.2         215.1       568.7      582.1
Less intersegmental sales            (15.6)          (11.4)         --            --        (15.6)     (11.4)
                                     -----           -----        -----         -----       -----      -----
Sales to third parties               327.9           355.6        225.2         215.1       553.1      570.7
                                     =====           =====        =====         =====       =====      =====
Operating profit                      28.7            38.1          8.4           7.0        37.1       45.1
Profit on fixed asset disposals        3.7            --            --            0.4         3.7        0.4
                                      ----            ----         ----          ----        ----       ----
Profit before interest and tax        32.4            38.1          8.4           7.4        40.8       45.5
Net interest payable                                                                         (5.0)      (4.9)
                                                                                             ----       ----
Profit before tax                                                                            35.8       40.6
                                                                                             ====       ====
Net assets
Segment net assets                   120.3           116.7         20.6          27.0        140.9     143.7
Unallocated net liabilities                                                                  (45.5)    (62.1)
                                                                                             -----     -----
Total net assets                                                                              95.4      81.6
                                                                                              ====      ====
Unallocated assets and liabilities consist of:                                               1998      1997
Cash at bank and in hand                                                                     17.3        5.8
Pension prepayment                                                                           19.0       19.1
Dividends payable                                                                            (7.1)     (13.3)
Finance lease liabilities and deferred consideration                                         (2.8)      (2.9)
Loans and overdrafts                                                                        (60.0)     (56.4)
Provisions                                                                                  (11.9)     (14.4)
                                                                                            -----      -----
                                                                                           (45.5)      (62.1)
                                                                                            =====      =====

Note 3.   Operating Costs


(in millions pounds sterling)                                 Note            1998         1997
-----------------------------------------                 ---------------------------------------
Change in stocks of finished goods and
work in progress                                                               7.5          11.7
Raw materials, consumables and other
external charges (incl. duty)                                                466.2         474.6
Staff costs                                                     6             32.8          30.9
Depreciation and amounts written off
fixed asset investments                                        13              9.8           8.7
Royalties from overseas                                                       (0.3)         (0.3)
                                                                              ----         ----
                                                                             516.0         525.6
                                                                             =====         =====

Note 4.   Operating Profit

(in millions pounds sterling)                                1998           1997
--------------------------------------------------------------------------------
Operating profit is stated after charging/(crediting):
Operating lease charges:
 Plant and machinery                                          0.4           0.4
 Other                                                        1.7           1.4
Auditors' remuneration for audit services                     0.2           0.3
Loss on disposal of fixed assets                              3.6           2.9
Release  of  amounts  charged as exceptional
costs in prior years no longer required                      (1.2)          ---
Exceptional write down of wine dispense
equipment with customers                                      1.0           ---

Amounts payable to the auditors and their associates for non audit services were 0.1m pounds sterling (1997 -- 0.1m pounds sterling).

Exceptional items in the year ended 30 April 1996 were as follows:


                                                   Branded
                                                     Drinks            Wholesale
(in millions pounds sterling                       Division             Division       Total 1996
-------------------------------------------------------------------------------------------------

a) Reorganisation
   Employee severance and relocation costs              3.7                  3.6             7.3
   Stock write downs                                    1.5                  0.7             2.2
   Property, plant relocation and other costs           7.5                  5.4            12.9
                                                       ----                  ---            ----
                                                       12.7                  9.7            22.4
   Provision for loss on disposal of fixed assets       2.5                  0.2             2.7
                                                       ----                  ---            ----
                                                       15.2                  9.9            25.1
                                                       ====                  ===            ====

The reorganisation costs arose as a result of integration programmes within the divisions following acquisition of businesses. The costs charged in 1996 were net of a release of provisions of 2,249,000 pounds sterling established in 1995 and which were no longer required.

The tax effect of exceptional items was a credit of 7.9m pounds sterling.

Note 5.   Directors' Interests

Directors'emoluments:

                                                                                         Total Emoluments
                                                                 Cash Value of            (excluding pension
                                        Basic Salary            Benefits in Kind           contributions)
                                 -----------------------   -------------------------   ---------------------
(in thousands pounds sterling)    1997/98       1996/97       1997/98    1996/97         1997/98    1996/97
------------------------------------------------------------------------------------------------------------
Peter Aikens                          230           230            14         14             244        244
Hugh Etheridge                        130           130            13         13             143        143
Peter Huntley                         119           130            10         11             129        141
Robert MacNevin                       128           --             18         --             146         --
Kevin Philp                           100           --              6         --             106         --
Martin Boase                           21            21            --         --              21         21
Michael Garner                         21            40            --         --              21         40
Graham Wilson                          60           --             --         --              60         --
Andrew Nash                           --            130            --         12              --        142
Former directors                      --             67            --          6              --         73
                                      ---           ---            --         --             ---        ---
                                      809           748            61         56             870        804
                                     ====          ====          ====       ====            ====       ====

On 19 March 1998 the sum of 110,000 pounds sterling was paid to Peter Huntley by way of compensation for the termination of his employment with the Company. On 12 May 1997 the sum of 177,630 pounds sterling was paid to Andrew Nash (a former director) by way of compensation for the termination of his employment with the Company.

Directors' pension contributions: Directors who were members of the Matthew Clark Executive Pension Plan had benefits as follows:


                                 Increase in             Transfer     Contributions          Increase              Accumulated
                             Accrued Pension             Value of     by Individual      Attributable          Accrued Pension
                             During the Year         the Increase          Director        to Company              at Year End
                         pounds sterling p.a.     pounds sterling   pounds sterling   pounds sterling     pounds sterling p.a.
------------------------------------------------------------------------------------------------------------------------------
Hugh Etheridge                          3,036              35,000             4,200            30,800                   20,672
Robert MacNevin                         2,920              24,056             4,200            19,856                    2,920
Kevin Philp                             1,585              13,618             4,908             8,710                   32,463


Contributions to Personal Pension schemes:



                                                  Contributions to Personal
                                                         Pension Plans
(in thousands pounds sterling)                        1997/98     1996/97
--------------------------------------------------------------------------

Peter Aikens                                                83          83
Peter Huntley                                               35          37
Andrew Nash                                                 --          39
Hugh Etheridge                                              13          14
Robert MacNevin                                             10          --


Contributions in respect of Peter Aikens and Peter Huntley were to their respective personal pension plans up to the maximum permitted under Inland Revenue rules. The element of contributions in excess of Inland Revenue rules is paid into a Funded Unapproved Retirement Benefit Scheme for the benefit of each individual.

Directors' beneficial interest in shares:

                                                     30 April 1998    1 May 1997
--------------------------------------------------------------------------------
Peter Aikens                                               *79,467        71,267
Hugh Etheridge                                             *31,591        28,891
Peter Huntley                                                --           29,391
Robert MacNevin                                              --             --
Kevin Philp                                                  5,000         5,000
Martin Boase                                                10,000        10,000
Michael Garner                                              10,000        10,000
Graham Wilson                                               10,000        10,000


*Note: A number of these shares were purchased from bonus paid under the Capital Incentive Scheme which imposes a minimum period before such shares may be sold. Details are provided below:



                                                      Shares to be  Shares to be
                                                        Held Until    Held Until
                                                              1998          1999
--------------------------------------------------------------------------------
Peter Aikens                                                 8,227         9,715
Hugh Etheridge                                               4,775         5,675

There were no changes between 30 April 1998 and 6 July 1998.

Directors' share options:

                                                                        Date from which
                        1 May 1997     30 April 1998    Exercise Price      Exercisable   Expiry Date
-----------------------------------------------------------------------------------------------------
Peter Aikens                52,652            52,652              331p             1996          2003
                            24,723            24,723              566p             1997          2004
                            56,811            56,811              561p             1997          2004
                            59,000            59,000              662p             1998          2005
                            ------            ------
                           193,186           193,186
                           =======           =======

Hugh Etheridge              24,723            24,723              566p             1997          2004
                            18,937            18,937              561p             1997          2004
                            33,000            33,000              662p             1998          2005
                            ------            ------
                            76,660            76,660
                           =======           =======

Robert MacNevin               ---             40,000            247.5p             2000          2007
                           =======           =======

Kevin Philp                 21,041            21,041              566p             1997          2004
                            10,521            10,521              523p             1997          2004
                            10,000            10,000              555p             1998          2005
                             2,000             2,000              662p             1998          2005
                             2,000             2,000              680p             1999          2006
                              ---             60,000            247.5p             2000          2007
                            ------            ------
                            45,562           105,562
                           =======           =======



At 30 April 1998, the Company's share price was 201.5p. The highest and lowest share prices during the year were 277.5p and 162.5p respectively. Exercise of the above options was not conditional upon any performance criteria.

All options were granted for nil consideration.

Note 6.   Staff Numbers and Costs

The average number of people employed by the Group, including directors, within each category of activity was:

(number of people)                                           1998          1997
-------------------------------------------------------------------------------
Production staff                                              471           516
Sales, marketing and distribution staff                       883           792
Administration staff                                          268           270
                                                              ---           ---
                                                            1,622         1,578
                                                            =====         =====

The aggregate payroll costs of these persons were as follows:

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Wages and salaries                                           30.2          28.6
Social security costs                                         2.4           2.4
Other pension costs                                           0.2          (0.1)
                                                             ----          ----
                                                             32.8          30.9
                                                           ======        ======

Note 7.   Profit/(loss) on Fixed Asset Sales

The profit on fixed asset sales comprises:

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Profit on property sales                                      4.2           0.4
Provision for loss on plant and machinery sales              (0.5)          ---
                                                             ----          ----
                                                              3.7           0.4
                                                            ======       ======

The tax charge for the year includes 1.2m pounds sterling in respect of property sales.

Note 8.   Interest Payable and Similar Charges

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Bank interest and interest on loans repayable
within 5 years                                                5.0           4.9
Finance charges on finance leases                             0.1           0.1
Other                                                         ---           0.1
                                                             ----          ----
                                                              5.1           5.1
                                                             ====          ====

In addition interest capitalised into tangible fixed assets during the year was 0.6m pounds sterling (1997 Nil pounds sterling).

Note 9.   Tax on Profit on Ordinary Activities

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
The charge in the profit and loss account consists of:
 Corporation tax at 31% (1997 -- 33%)                        14.9           7.6
 Deferred tax -- effect of change in rate from 33% to 30%    (0.9)          ---
 Deferred tax -- other                                       (3.5)          4.8
                                                             ----          ----
                                                             10.5          12.4
                                                             ====          ====

The deferred tax provision/(asset) represents:
 Excess of capital allowances over depreciation              (1.4)          6.6
 Unutilised losses                                            ---          (1.3)
 Pensions timing differences                                  5.7           6.3
 Other timing differences                                    (0.7)         (3.6)
 Offset of ACT recoverable                                    ---          (4.8)
                                                             ----          ----
                                                              3.6           3.2
                                                             ====          ====

Full provision has been made for deferred tax except for a deferred tax asset of 0.1m pounds sterling (1997 -- 0.2m pounds sterling) on the excess of capital allowances over depreciation.

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Deferred tax
 At the beginning of the year                                 3.2          (0.4)
 ACT and losses transferred to/(from) corporation tax         4.8          (2.9)
 Adjustment to fair value                                     ---           1.7
 Deferred tax (credit)/charge to profit and loss account     (4.4)          4.8
                                                             ----           ---

At the end of the year                                        3.6           3.2
                                                             ====          ====

Note 10. Dividends


                                           1998        1997      1998       1997
                                          Pence       Pence  m pounds   m pounds
Dividends paid or proposed:           per share   per share  sterling   sterling
--------------------------------------------------------------------------------
Ordinary shares
 Interim dividend paid of                   5.0         9.0       4.4        7.9
 Proposed final dividend of                 8.0        15.0       7.1       13.3
                                           ----        ----      ----       ----
Total                                      13.0        24.0      11.5       21.2
                                          =====       =====     =====      =====
Gross equivalent per share                16.25        30.0
                                          =====       =====

Note 11   Earnings Per Share

The calculation of earnings per share is based on a profit of 25.3m pounds sterling and 88,520,498 shares, being the weighted average number in issue (1997 -- profit 28.2m pounds sterling and 88,469,740 shares in issued). A fully diluted earnings per share figure based on share options outstanding is not provided as the effect on earnings per share is not material.

Note 12.  Intangible Assets

Group                                                          m pounds sterling
--------------------------------------------------------------------------------
Cost and net book value of Strathmore brand
As at 30 April 1998 and 30 April 1997                                        9.7
                                                                            ====

Note 13.  Tangible Assets



                                        Land and Buildings                        Plant      Fixtures,
                                -------------------------------      Assets    Machinery     Fittings,
Group                                         Long      Short         Under          and     Tools and
(in millions pounds sterling)   Freehold Leasehold  Leasehold  Construction     Vehicles     Equipment     Total
----------------------------------------------------------------------------------------------------------------

Cost
At 30 April 1997                    29.1       2.0        0.9           4.7        110.3          11.7     158.7
Additions                            1.2       0.7        0.3          14.2         12.2           2.5      31.1
Reclassifications                   16.1      (0.1)       ---         (18.3)         1.7           0.6       ---
Disposals                          (22.2)     (1.3)       ---           ---         (8.9)         (2.8)    (35.2)
                                   -----     -----      -----         -----        -----         -----     -----

At 30 April 1998                    24.2       1.3        1.2           0.6        115.3          12.0     154.6
                                   -----     -----      -----         -----        -----         -----     -----
Depreciation
At 30 April 1997                     7.6       0.7        0.2           ---         43.8           7.8      60.1
Charged in the year                  0.4       ---        ---           ---          8.2           1.2       9.8
Disposals                           (5.2)     (0.4)       ---           ---         (4.2)         (2.6)    (12.4)
                                   -----     -----      -----         -----        -----         -----     -----
At 30 April 1998                     2.8       0.3        0.2           ---         47.8           6.4      57.5
                                   -----     -----      -----         -----        -----         -----     -----
Net book amounts:
At 30 April 1997                    21.5       1.3        0.7           4.7         66.5           3.9      98.6
At 30 April 1998                    21.4       1.0        1.0           0.6         67.5           5.6      97.1
                                   =====     =====      =====         =====        =====         =====     =====

Included within the depreciation charge for the year for plant machinery and vehicles of 8.2m pounds sterling is an exceptional write-down of 1.0m pounds sterling of wine dispensing equipment with customers.

The net book value of assets held under finance leases within plant machinery and vehicles as at 30 April 1998 was 1.1m pounds sterling (1997 -- 0.9m pounds sterling). Depreciation on assets held under finance leases during the year ended 30 April 1998 was 0.2m pounds sterling (1997 -- 0.4m pounds sterling). Freehold land and buildings includes 4.6m pounds sterling (1997 -- 4.6m pounds sterling) in respect of land.

Note 14.  Stocks

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Raw materials and consumables                                 8.7           5.9
Work in progress                                              7.3           9.7
Finished goods for resale                                    28.6          33.7
                                                             ----          ----
                                                             44.6          49.3
                                                             ====          ====

Note 15.  Debtors

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Amounts failing due within one year:
Trade debtors                                                83.3          91.2
ACT recoverable                                               ---           1.7
Other debtors                                                 6.4           4.9
Prepayments and accrued income                                5.1           3.5
                                                             ----          ----
                                                             94.8         101.3
                                                             ====         =====

Amounts falling due after more than one year:
ACT recoverable                                               1.9           3.3
Pension prepayment                                           19.0          19.1
                                                             20.9          22.4
                                                             ----          ----
                                                            115.7         123.7
                                                            =====         =====

Note 16.  Creditors: Amounts Falling Due Within One Year

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Trade and other creditors
Trade creditors                                              52.0          52.8
Corporation tax                                               4.7           2.9
Other tax, including social security and ACT payable         10.4          12.3
Finance lease obligations less than one year (note 17)        0.4           0.4
Other creditors, including deferred duty                     11.0          12.5
Accruals and deferred income                                 26.7          35.4
                                                             ----          ----
                                                            105.2         116.3
                                                            =====         =====

Note 17.  Creditors: Amounts Falling Due After More Than One Year

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Bank loans and overdrafts (unsecured)                        60.0           ---
Obligations under finance leases                              0.8           0.2
Deferred purchase consideration                               0.4           1.7
                                                             ----          ----
                                                             61.2           1.9
                                                             ====           ===

The deferred purchase consideration of 0.4m poounds sterling in the current year is in addition to 1.2m pounds sterling (1997 - 0.6m pounds sterling) included within other creditors due in less than one year and relates to the acquisitions of Dunn & Moore and Liddingtons and is related to future profits. The amount provided represents both the current best estimate of the amount payable in due course, and the maximum amount payable.

The maturity of net obligations under finance leases and hire purchase contracts is as follows:

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Within one year                                               0.4           0.4
In the second to fifth years                                  0.4           0.2
Over five years                                               0.4           ---
                                                             ----          ----
                                                              1.2           0.6
                                                              ===           ===

Note 18.  Provisions for Liabilities and Charges

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Deferred tax (see note 9)                                     3.6           3.2
Provisions                                                   11.9          14.4
                                                             ----          ----
                                                             15.5          17.6
                                                             ====          ====

Provisions
At the beginning of the year                                 14.4          17.5
Transfer to creditors                                         ---          (0.4)
Release to profit and loss account within
exceptional item                                             (1.0)          ---
Used during the year                                         (1.5)         (2.3)
Released to goodwill                                          ---          (0.4)
                                                             ----          ----

At the end of the year                                       11.9          14.4
                                                             ====          ====

Provisions primarily relate to surplus property costs.

The Group has a number of freehold and leasehold properties which are surplus to operational requirements. Provision has been made for future fixed costs associated with these properties for the period up to their expected disposal. To the extent that these properties are disposed of earlier than anticipated a benefit will arise; conversely if the properties are not disposed of within the anticipated period a contingent liability exists for the ongoing fixed costs.

Note 19.  Share Capital


                                              4.9 per cent Cumulative
                                              Redeemable  Preference
                                           Shares of 1 pound sterling           Ordinary Shares of 25p
                                                    each                                 each                           Total
                                           -----------------------------      ---------------------------    ----------------
Authorised:                                  Number    m pounds sterling       Number   m pounds sterling    m pounds sterling
-----------------------------------------------------------------------------------------------------------------------------
As at 30 April 1997 and 30 April 1998       260,000         0.3           117,920,000       29.5                 29.8
Allotted, called up and fully paid
In issue as at 30 April 1997
and 30 April 1998                               ---         ---            88,520,498       22.1                 22.1


During the year no ordinary shares were issued under the share option schemes (1997 -- 217,240 shares were issued for a total consideration of 0.6m pounds sterling)

Note 20.  Share Options

Savings related share option scheme: Employees and directors in the UK with a minimum of two years' service were entitled to apply for options to acquire ordinary shares at 100% (1997 -- 100%) of the average of the middle market price on the three dealing days immediately preceding the date of the invitation.

At 30 April 1998 options granted and outstanding under employee share schemes amounted to 458,102 ordinary shares. These options are exercisable at varying dates up to 2002 at prices ranging from 2.92 pounds sterling to 5.26 pounds sterling per share. During the year the Company issued no ordinary shares under the employee share schemes.

Executive share option scheme: Under the Company's executive scheme the board may offer options to executives, whose performance contributes significantly to the Company's results, at the middle market price on the dealing day immediately preceding the date of the grant of the option.

At 30 April 1998 options exercisable were as follows:       Price per  Number of
Options exercisable between:                                    Share     Shares
--------------------------------------------------------------------------------
15 March 1992 and 14 March 1999                                  338p      1,300
22 June 1996 and 21 June 2003                                    331p     65,652
20 January 1997 and 19 January 2004                              566p    123,089
11 July 1997 and 10 July 2004                                    523p     50,497
17 October 1997 and 16 October 2004                              561p     93,633
16 January 1998 and 15 January 2005                              555p     61,000
20 July 1998 and 19 July 2005                                    628p     13,000
10 November 1998 and 9 November 2005                             662p    106,000
16 January 1999 and 15 January 2006                              680p     43,000
28 January 2000 and 27 January 2007                            296.5p    203,000
25 July 2000 and 24 July 2007                                  247.5p    580,000
8 January 2001 and 7 January 2008                                163p    225,000

During the year the Company issued no ordinary shares under the executive share option schemes.

Note 21.   Reserves


                                                          Capital                Goodwill    Profit and
                                             Share     Redemption     Merger    Write-off          Loss
(in millions pounds sterling)              Premium        Reserve     Reserve     Reserve       Account
-------------------------------------------------------------------------------------------------------
As at 30 April 1997 and 30 April 1998        105.5            0.1       309.5      (362.3)          6.7
Prior year adjustment (note 1 ('Goodwill'))    ---            ---      (309.5)      362.3         (52.8)
                                             -----           ----      ------       -----          ----

At 30 April 1997 as restated                 105.5            0.1         ---         ---         (46.1)
Retained profit for the year                   ---            ---         ---         ---          13.8
                                             -----           ----      ------       -----          ----

At 30 April 1998                             105.5            0.1         ---         ---         (32.3)
                                             =====           ====       =====      ======         =====


The Cumulative amount of goodwill written off to reserves is 362.3m pounds sterling (1997 -- 362.3m pounds sterling).

Note 22.  Reconciliations of Movements in Shareholders' Funds

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Opening shareholders' funds                                  81.6          71.9
                                                             ----          ----

Profit for the year                                          25.3          28.2
Dividends paid and proposed                                 (11.5)        (21.2)
                                                            -----         -----

Retained profit for the year                                 13.8           7.0
New share capital subscribed                                  ---           0.6
Goodwill adjustment                                           ---           2.1
                                                             ----          ----

Net addition to the shareholders' funds                      13.8           9.7
                                                             ----           ---

Closing shareholders' funds                                  95.4          81.6
                                                             ====          ====

Note 23.  Financial and Capital Commitments

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Contracted commitments for capital expenditure                2.2          11.8
                                                             ====          ====

                                             1998                     1997
                                 ----------------------   ----------------------
(in millions pounds sterling)       Land and                 Land and
                                   Buildings      Other     Buildings      Other
--------------------------------------------------------------------------------

Annual commitments under
operating leases which expire
Within one year                          ---        ---           0.1       0.1
In the second to fifth years inclusive   0.1        0.6           ---       0.1
Over five years                          2.9        ---           2.3       0.3
                                        ----       ----          ----      ----
                                         3.0        0.6           2.4       0.5
                                        ====       ====          ====      ====

The Group had 9.8m pounds sterling (1997 -- 5.0m pounds sterling) of commitments under forward currency contracts 30 April 1998.

Note 24.  Pensions

The Company and its subsidiaries currently operate two Pension Plans, the Matthew Clark Group Pension Plan and the Matthew Clark Executive Pension Plan. These Plans are of the defined benefit type with assets held in Trustee administered funds separate from the Company's finances. In addition, a further Plan was acquired with the acquisition of Taunton Cider. This Scheme was merged with the Matthew Clark Group Pension Plan on 1 April 1997.

Actuarial valuations of the Matthew Clark Group Pension Plan have been carried out by independent actuaries as at 1 January 1996. The funding level of the combined Plans on the assumptions stated below as at 1 January 1996 was 141%. The combined market value of the assets at 1 January 1996 was approximately 92m pounds sterling. The pension cost is assessed in accordance with a qualified actuary's advice. The Actuary has considered the long-term effects of the removal of ACT relief for pension funds on the level of funding of the Plans. The increase in the pension expense is not significant.

The assumptions adopted for the purposes of SSAP 24 were as follows:

Long-term investment return        9.00%
Salary escalation                  6.00%


Pension increases were allowed for in accordance with the Rules of the Plan and the past practice of granting discretionary increases. Assets were taken into account at 94.6% of their market value.

On a discontinuance of either of the Plans, the market value of the assets exceeded the cost of securing the liabilities at the appropriate valuation date, assuming that cash equivalent transfer values were paid in respect of active or deferred members.

Note 25.  Reconciliation of Operating Profit to Operating Cashflows

(in millions pounds sterling)                                1998          1997
-------------------------------------------------------------------------------
Operating profit                                             37.1          45.1
Depreciation charges                                          9.8           8.7
Loss on disposal and write-off of tangible fixed assets       3.6           2.9
Cashflow relating to previous year's
restructuring provisions                                     (4.5)        (11.2)
Decrease in stocks                                            4.7          11.7
Decrease in debtors                                           5.4          13.6
Decrease in creditors and provisions                         (6.3)        (18.5)
                                                            -----         -----

Net cash inflow from operating activities                    49.8          52.3
                                                            =====         =====

                       APPENDIX IV   ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

1.   Directors' responsibilities

The directors of Canandaigua and Canandaigua Limited, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document other than that relating to the Matthew Clark Group, the directors of Matthew Clark, members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Canandaigua and Canandaigua Limited (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Matthew Clark, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to the Matthew Clark Group, the directors of Matthew Clark, members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Matthew Clark (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   Directors of Canandaigua, Canandaigua Limited and Matthew Clark

(a)  (i)  The  directors  of  Canandaigua  and their  functions  are as follows:
          Marvin Sands  (Chairman)
          Richard Sands  (President and Chief  Executive  Officer)
          Robert Sands (Executive Vice President, General Counsel and Secretary) Bertram Silk (Executive Director)
          George  Bresler   (Non-Executive Director)
          James Locke (Non-Executive  Director)
          Thomas McDermott  (Non-Executive  Director)
          Paul  Smith   (Non-Executive   Director)

     The principal office of Canandaigua is at 300 WillowBrook Office Park, Fairport, NY 14450, United States.

     (ii) The  directors of  Canandaigua  Limited are as follows:
          Richard  Sands
          Robert Sands
          Thomas Summer

     The registered office of Canandaigua Limited, whose registered number is 3649497, is at 200 Aldersgate Street, London EC1A 4JJ. Canandaigua Limited is a limited liability company incorporated on 14 October 1998 under the Act. Its authorised share capital is 100 pounds sterling comprising 100 ordinary shares of 1 pound sterling each. Its issued share capital is 1 pound sterling comprising 1 ordinary share of 1 pound sterling held by Canandaigua. The Offeror has been specifically formed for the purpose of making the Offer. Other than in connection with making the Offer the Offeror has not traded or otherwise carried on any activity since its incorporation and no accounts of the Offeror have been prepared.

(b)  The  directors of Matthew  Clark and their  functions  are:
     Graham  Wilson (Chairman)
     Peter Aikens  (Chief  Executive)
     Martin  Boase  (Non-Executive Director)
     Hugh Etheridge (Finance  Director)
     Michael Garner  (Non-Executive Director)
     Robert MacNevin  (Marketing  Director)
     Richard Peters (Production and Distribution Director)
     Kevin Philp (Managing Director,  On-Trade Sales)

     The registered office of Matthew Clark, whose registered number is 163952, is at Whitchurch Lane, Bristol BS14 0JZ.

3. Shareholdings and dealings

(a)  Definitions  and  references

References  in this  Appendix  IV to:

     (i)  an "associate" are to:

          (1) subsidiaries and associated companies of Canandaigua Limited or, as the case may be, Matthew Clark and companies of which any such subsidiaries or associated companies are associated companies;

          (2) banks, financial and other professional advisers (including stockbrokers) to Canandaigua Limited or, as the case may be, Matthew Clark or a company covered in (1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

          (3) the directors of Canandaigua Limited or, as the case may be, Matthew Clark or any company covered in (1) above (together in each case with their close relatives and related trusts);

          (4) the pension funds of Canandaigua Limited or, as the case may be, Matthew Clark or a company covered in (1) above; and

          (5) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this sub-paragraph (i)) manages on a discretionary basis, in respect of the relevant investment accounts;

     (ii) a "bank" does not apply to a bank whose sole relationship with Canandaigua Limited or Matthew Clark or a company covered in sub-paragraph (i)(1) above is in respect of the provision of normal commercial banking services or such activities in connection with the Offer as confirming that cash is available, handling acceptances and other registration work;

     (iii)ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control;

     (iv) an "arrangement" includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing;

     (v) "relevant securities" means Matthew Clark Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect of and derivatives referenced to Matthew Clark Shares;

     (vi) "disclosure period" means the period commencing on 22 October 1997 (being the date 12 months prior to the commencement of the Offer period) and ended on 30 October 1998 (the latest practicable date prior to the printing of this document); and

     (vii)"Offer period" means the period commencing on 22 October 1998 (the date of the announcement by Matthew Clark that it was in discussions which may or may not lead to an offer for the whole of the issued share capital of Matthew Clark) and ending on 24 November 1998 or, if later, the date when the Offer becomes or is declared unconditional as to acceptances or lapses (whichever is the later).

(b)  Canandaigua Limited

     (i) As at 30 October 1998 (the latest practicable date prior to the printing of this document) and save as disclosed in this paragraph 3, neither of Canandaigua nor Canandaigua Limited owns, controls or is interested, directly or indirectly, in or has any arrangement in relation to any relevant securities or has dealt for value therein during the disclosure period.

     (ii) As at 30 October 1998 (the latest practicable date prior to the printing of this document) and save as disclosed in this paragraph 3, no member of the Canandaigua Group, nor any person acting in concert with Canandaigua Limited for the purposes of the Offer, nor any of the directors of Canandaigua or Canandaigua Limited, nor any member of their immediate families or related trusts owns, controls or is interested, directly or indirectly, in or (other than in the case of the directors of Canandaigua Limited and members of their immediate families and related trusts) has any arrangement in relation to any relevant securities or has dealt for value therein during the disclosure period.

     (iii)As at 30 October 1998 (the latest practicable date prior to the printing of this document) and save as disclosed in this paragraph 3, neither Schroders, financial adviser and broker to Canandaigua Limited, nor persons controlling, controlled by or under the same control as Schroders, owns, controls or is interested, directly or indirectly, in any relevant securities or has dealt for value therein during the disclosure period.

     (iv) Irrevocable undertakings to accept or to procure acceptance of the Offer have been received from the following persons in respect of the following holdings of Matthew Clark Shares and, where relevant, Matthew Clark Shares held under option:

          Name                                             Number of issued     Number of Matthew Clark
                                                       Matthew Clark Shares         Shares under option
          ---------------------------------------------------------------------------------------------
          Graham Wilson                                              10,000                        ---
          Peter Aikens                                                8,200                    193,186
          Mrs D B Aikens                                             71,267                        ---
          Martin Boase                                               10,000                        ---
          Hugh Etheridge                                              4,200                     76,660
          Mrs J Etheridge                                            27,391                        ---
          Michael Garner                                             10,000                        ---
          Robert MacNevin                                               ---                     40,000
          Richard Peters                                              1,831                     65,521
          Kevin Philp                                                 5,000                    105,562
          Phillips & Drew Fund Management Limited                18,215,680                        ---
          Schroder Investment Management (UK) Limited             2,741,661                        ---
          Edinburgh Fund Managers plc                             2,382,730                        ---
          AMP Asset Management plc                                1,026,392                        ---


          In all cases the undertakings given are in respect of such persons' entire holding of issued Matthew Clark Shares and entire entitlement to Matthew Clark Shares held under option with the exception of Phillips & Drew Fund Management Limited where the undertaking is in respect of 18,215,680 Matthew Clark Shares of the total 19,154,024 Matthew Clark Shares in which Phillips & Drew Fund Management Limited is interested. The terms of the irrevocable undertakings require acceptance of the Offer even if a competing or higher offer is made by a third party except that irrevocable undertakings from shareholders (other than directors and certain members of their immediate families) cease to be binding if a competing or higher offer is made by a third party at, or in excess of, 267 pence per Matthew Clark Share.

     (v) The following dealings for value in Matthew Clark Shares by persons who have given irrevocable undertakings have taken place during the disclosure period:

          (1) The following dealings for value in Matthew Clark Shares have been carried out by Phillips & Drew Fund Management Limited during the disclosure period (individual transactions have been aggregated by month):

                                                        Number of           Price Range per
                Date/Period          Transaction   Matthew Clark Shares    Matthew Clark Share (p)
--------------------------------------------------------------------------------------------------
               23 October 1997       Purchase                 1,767,100                      257.5
               23 October 1997       Sale                     1,767,100                      257.5
               9-17 December 1997    Purchase                   306,760                  181-185.5
               9-16 December 1997    Sale                       289,369                  181-185.5
               6-26 January 1998     Purchase                   101,021                  162.5-164
               6-26 January 1998     Sale                       101,021                  162.5-164
               9-27 February 1998    Purchase                    32,400                    180-194
               9-27 February 1998    Sale                        32,400                    180-194
               2 March 1998          Purchase                    10,900                        194
               2 March 1998          Sale                        10,900                        194
               21 April 1998         Purchase                    39,300                        199
               21-24 April 1998      Sale                       177,230                  199-200.5
               5 May 1998            Purchase                    12,000                      201.5
               5-22 May 1998         Sale                        27,000                201.5-212.5
               2-23 June 1998        Purchase                    87,042                    194-199
               2-23 June 1998        Sale                        65,019                    194-199
               1-31 July 1998        Purchase                    74,922                  183-187.5
               1-31 July 1998        Sale                       416,130                  183-187.5
               25 August 1998        Sale                        23,519                      167.5

          (2) The following dealings for value in Matthew Clark Shares have been carried out by Schroder Investment Management (UK) Limited during the disclosure period (individual transactions have been aggregated by month):

                                                        Number of           Price Range per
                Date/Period          Transaction   Matthew Clark Shares    Matthew Clark Share (p)
--------------------------------------------------------------------------------------------------
               12 January 1998       Internal transfer            3,750                      163.5
               27 January 1998       Sale                         3,750                      160.8
               13-25 February 1998   Purchase                   243,000                190.6-191.5
               13-23 March 1998      Sale                       195,075                204.4-205.4
               20 March 1998         Internal transfer              238                      207.5
               25 March 1998         Purchase                    15,000                      210.7
               24 April 1998         Purchase                    25,100                      202.6
               12 May 1998           Sale                         1,100                      201.6
               7-23 July 1998        Purchase                   440,592                196.6-201.6
               17 July 1998          Internal transfer           24,000                      197.5
               29 July 1998          Sale                        24,000                      184.4
               20 August 1998        Purchase                    16,000                      180.1

          (3) The following dealings for value in Matthew Clark Shares have been carried out by Edinburgh Fund Managers plc during the disclosure period:

                                                        Number of           Price Range per
                Date/Period          Transaction   Matthew Clark Shares    Matthew Clark Share (p)
--------------------------------------------------------------------------------------------------
               18 December 1997      Sale                         8,189                      278.9


          (4) The following dealings for value in Matthew Clark Shares have been carried out by AMP Asset Management plc during the disclosure period (individual transactions have been aggregated by month):

                                                        Number of           Price Range per
                Date/Period          Transaction   Matthew Clark Shares    Matthew Clark Share (p)
--------------------------------------------------------------------------------------------------
               1 October 1997        Purchase                     2,586                        252
               5 November 1997       Sale                        13,720                        243
               17 November 1997      Purchase                     7,824                        228
               13 March 1998         Purchase                     4,772                        211
               18-25 March 1998      Sale                           956                        207
               3 April 1998          Purchase                     9,280                        213
               17 April 1998         Sale                        27,646                        200
               2 July 1998           Purchase                     5,688                        185
               4-6 August 1998       Sale                       191,847                    177-179
               22 September 1998     Sale                       500,000                        120

     (vi) Save as disclosed in this paragraph 3, no dealings for value in Matthew Clark Shares have taken place during the disclosure period by those persons who have given irrevocable undertakings to accept the Offer.

(c)  Matthew Clark

     (i) At the close of business on 30 October 1998 (the latest practicable date prior to the printing of this document) the interests in the share capital of Matthew Clark of the directors of Matthew Clark, their immediate families and related trusts which have been notified to Matthew Clark pursuant to Sections 324 or 328 of the Act or which are required pursuant to Section 325 of the Act to have been entered in the register referred to therein and the interests in the share capital of Matthew Clark of those persons connected with any of the directors of Matthew Clark (within the meaning of Section 346 of the Act) which would, if such connected persons were directors of Matthew Clark, be required to be disclosed or notified under the above sections of the Act, and the existence of which is known to or could with reasonable diligence be ascertained by the directors of Matthew Clark are set out below:

                                                            Matthew Clark
          Director                                                 Shares
          ---------------------------------------------------------------

          Graham Wilson                                           10,000
          Peter Aikens                                            79,467
          Martin Boase                                            10,000
          Hugh Etheridge                                          31,591
          Michael Garner                                          10,000
          Richard Peters                                           1,831
          Kevin Philp                                              5,000

     (ii) As at 30 October 1998 (the latest practicable date prior to the printing of this document), the following options over Matthew Clark Shares had been granted to the directors of Matthew Clark pursuant to the Matthew Clark Share Option Schemes:

                                 Number of
                             Matthew Clark
                              Shares under                       Date from which
          Director                  Option     Exercise Price        Exercisable    Expiry Date
          --------------------------------------------------------------------------------
          Peter Aikens              52,652               331p       22 June 1996   21 June 2003
                                    24,723               566p        20 Jan 1997    19 Jan 2004
                                    56,811               561p        17 Oct 1997    16 Oct 2004
                                    59,000               662p        10 Nov 1998     9 Nov 2005
                                   -------
                                   193,186
                                   =======
          Hugh Etheridge            24,723               566p        20 Jan 1997    19 Jan 2004
                                    18,937               561p        17 Oct 1997    16 Oct 2004
                                    33,000               662p        10 Nov 1998     9 Nov 2005
                                   -------
                                    76,660
                                   =======
          Robert MacNevin           40,000             247.5p       25 July 2000   24 July 2007
                                   =======
          Kevin Philp               21,041               566p        20 Jan 1997    19 Jan 2004
                                    10,521               523p       11 July 1997   10 July 2004
                                    10,000               555p        16 Jan 1998    15 Jan 2005
                                     2,000               662p        10 Nov 1998     9 Nov 2005
                                     2,000               680p        16 Jan 1999    15 Jan 2006
                                    60,000             247.5p       25 July 2000   24 July 2007
                                   -------
                                   105,562
                                   =======
          Richard Peters            10,521               561p        17 Oct 1997    16 Oct 2004
                                    10,000               555p        16 Jan 1998    15 Jan 2005
                                    10,000               662p        10 Nov 1998     9 Nov 2005
                                     5,000               680p        16 Jan 1999    15 Jan 2006
                                    30,000             247.5p       25 July 2000   24 July 2007
                                   -------
                                    65,521
                                   =======


          Exercise of the above options was not conditional upon any performance criteria. All options were granted for nil consideration.

     (iii)As at 30 October 1998 (the latest practicable date prior to the printing of this document) P&D UK Equity Exempt Fund held 1,619,594 Matthew Clark Shares within the Managed Exempt Fund on behalf of the Matthew Clark Group Executive Pension Scheme.

     (iv) There have been no dealings for value in Matthew Clark Shares (including upon the exercise of options pursuant to the Matthew Clark Share Option Schemes) by directors of Matthew Clark and members of their immediate families and related trusts or in respect of Matthew Clark Shares in which the directors of Matthew Clark are interested, during the disclosure period.

     (v) As at 30 October 1998 (the latest practicable date prior to the printing of this document) and save as disclosed in this paragraph 3, neither Matthew Clark nor any director of Matthew Clark nor their immediate families or related trusts owns or controls or is, directly or indirectly, interested in any relevant securities or in any shares of Canandaigua or Canandaigua Limited or any securities convertible into, rights to subscribe for, options in respect of or derivatives referenced to, such shares or has dealt for value therein or in relevant securities during the disclosure period.

     (vi) As at 30 October 1998 (the latest practicable date prior to the printing of this document) and save as disclosed in this paragraph 3, no bank, stockbroker, financial or other professional adviser to Matthew Clark or to any subsidiary of Matthew Clark or to any associated company of Matthew Clark or to companies of which such companies are associated companies (other than an exempt market-maker), nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser, nor any subsidiary of Matthew Clark, nor any pension fund of Matthew Clark or of any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by any fund manager (other than an exempt fund manager) connected with Matthew Clark, owns, controls or is interested, directly or indirectly, in any relevant securities (nor has any such person dealt for value therein during the period commencing on 22 October 1998 (the date of the announcement by Matthew Clark that it was in discussions which may or may not lead to an offer for the whole of the issued share capital of Matthew Clark) and ended on 30 October 1998 (the latest practicable date prior to the printing of this document)).

     (vii)As at 30 October 1998 (the latest practicable date prior to the printing of this document) and save in respect of the irrevocable undertakings referred to in sub-paragraph (b)(iv) above, neither
          Matthew Clark nor any associate of Matthew Clark falling within paragraphs (1) to (4) of the definition of "associate" set out in paragraph 3(a)(i) above has any arrangement with any other person in relation to relevant securities.

4.  Market  quotations

     (a) The following table shows the closing middle-market quotations for a Matthew Clark Share as derived from the Official List in each case on the first business day in each month from May 1998 to November 1998 inclusive, on 21 October 1998 (the day prior to the announcement by Matthew Clark that it was in discussions which may or may not lead to an offer for the whole of the issued share capital of Matthew Clark) and on 2 November 1998 (the latest practicable date prior to the printing of this document):



                                                                   Matthew Clark
                                                                  Share price in
          Date                                                             pence
          ----------------------------------------------------------------------
          1 May 1998                                                     201 1/2
          1 June 1998                                                    199
          1 July 1998                                                    186
          3 August 1998                                                  177 1/2
          1 September 1998                                               140
          1 October 1998                                                 120
          21 October 1998                                                134
          2 November 1998                                                191 1/2


5.   Material contracts of Canandaigua and Matthew Clark

Save as disclosed below, there have been no contracts entered into by any member of the Canandaigua Group or the Matthew Clark Group during the period commencing on 22 October 1996 (the date two years before the announcement by Matthew Clark that it was in discussions which may or may not lead to an offer for the whole of the issued share capital of Matthew Clark) and ended on 2 November 1998 (the latest practicable date prior to the printing of this document) which are outside the ordinary course of business and which are or may be considered to be material:

(a) A Purchase Agreement dated 24 October 1996 between Canandaigua and Chase Securities Inc. ("Chase") and CS First Boston Corporation ("CSFB") (Chase and CSFB together, the "Initial Purchasers") relating to the sale to the Initial Purchasers of an issue of 8.75% Series B Senior Subordinated Notes due 2003 having a principal value of US$65,000,000 (the "Series B Notes").

(b) An Indenture dated 29 October 1996 (as amended on 19 December 1997 and 2 October 1998) between Canandaigua as issuer, various of its subsidiaries as guarantors (the "Guarantors") and Harris Trust and Savings Bank as trustee relating to the issue of the Series B Notes and the Series C Senior Subordinated Notes (the "Series C Notes") each due 2003 and having an aggregate value of US$65,000,000.

(c) An Exchange and Registration Rights Agreement dated 29 October 1996 between Canandaigua, Chase and CSFB concerning the obligation of Canandaigua and the Guarantors to file a registration statement with the US Securities and Exchange Commission for the exchange of registered Series C Notes for all unregistered Series B Notes, so as to permit the trading of the Series C Notes generally without restriction under US Federal and state securities laws.

(d) A Credit Agreement dated 19 December 1997 (as amended on 19 June 1998) between Canandaigua, various of its subsidiaries acting as guarantors (the "Subsidiary Guarantors"), various lenders (the "Banks") and The Chase Manhattan Bank ("TCMB") as administrative agent relating to a credit facility currently in the amount of US$407,000,000 and capable of increase in certain circumstances to US$507,000,000, used to refinance certain existing indebtedness and to finance ongoing working capital requirements and other general corporate purposes of the Canandaigua Group (the "Credit Agreement").

(e) A Security Agreement dated 19 December 1997 between Canandaigua, the Subsidiary Guarantors and TCMB under which advances made by the Banks under the Credit Agreement are secured.

(f) A Tranche II Revolving Agreement (Series A) dated 15 July 1998 between Canandaigua, various revolving lenders named therein and TCMB as administrative agent pursuant to which such lenders agree to provide Canandaigua with up to US$100,000,000 in revolving credit commitments, swingline loans and letters of credit as contemplated by the Credit Agreement.

(g) A new Credit Agreement dated 2 November 1998 between Canandaigua, various of its subsidiaries acting as guarantors, various lenders and TCMB as administrative agent relating to a US$1,000,000,000 credit facility to be used for the refinancing of certain existing indebtedness, to finance the Offer and to finance ongoing working capital requirements and other general corporate purposes (including certain acquisitions) of the Canandaigua Group.


6. Service contracts and other arrangements with directors or proposed directors of Matthew Clark

Save as disclosed below, none of the directors or proposed directors of Matthew Clark has a service contract with any member of the Matthew Clark Group where such contract has more than twelve months to run. Except as set out below, none of the contracts referred to below have been entered into or amended during the six months prior to the date of this document:

          Director                      Notice                                                     Salary
          -----------------------------------------------------------------------------------------------------
          Peter Aikens          24 months by Matthew Clark, 6 months by the director    230,000 pounds sterling
          Hugh Etheridge        24 months by Matthew Clark, 6 months by the director    130,000 pounds sterling


7.   Other information

(a) Schroders is satisfied that sufficient financial resources are available to Canandaigua Limited to satisfy full acceptance of the Offer. Full acceptance of the Offer would involve a maximum cash payment of approximately 215.7 million pounds sterling.

     Financing will be made available to the Canandaigua Group pursuant to a credit agreement dated 2 November 1998 between Canandaigua as borrower, the Offeror and various other subsidiaries of Canandaigua as guarantors and The Chase Manhattan Bank together with a syndicate of other banks (the "Banks") under which the Banks agree to provide Canandaigua with a loan up to a principal amount of US$1,000,000,000 (the "New Credit Agreement").

     In addition to being used to refinance certain existing indebtedness of the Canandaigua Group and to finance ongoing working capital requirements and other general corporate purposes (including certain acquisitions) of the Canandaigua Group, the funds under the New Credit Agreement will be made available to Canandaigua to finance, through the Offeror, the acquisition of the entire issued and to be issued share capital of Matthew Clark and certain associated costs and expenses of the Offer. The availability of funds under the New Credit Agreement is subject, inter alia, to the Offer having become or being declared wholly unconditional; repayment of principal and interest on all other amounts owing by the Canandaigua Group having been made (or being made simultaneously with drawdown under the New Credit Agreement) under an existing credit agreement with the Banks dated 19 December 1997; various security documentation being entered into and there having been at drawdown no breach of certain representations and warranties given by Canandaigua in the New Credit Agreement.

(b) As Mathew Clark will form a significant part of the Canandaigua Group, Canandaigua Limited intends that the payment of interest on, repayment of, or security for any liability (contingent or otherwise) relating to the financing arrangements referred to in paragraph 7(a) above will depend on the business of Matthew Clark.

(c) Save as disclosed in this Appendix IV, no agreement, arrangement or understanding (including any compensation arrangement) exists between Canandaigua Limited or any person acting in concert with

     Canandaigua Limited and any of the directors, recent directors, shareholders or recent shareholders of Matthew Clark having any connection with, or dependence on, or which is conditional on, the outcome of the Offer and there is no proposal existing in connection with the Offer whereby any payment or other benefit will be made or given to any director of Matthew Clark as compensation for loss of office or as consideration for or in connection with his retirement from office or otherwise in connection with the Offer.

(d) There is no agreement, arrangement or understanding whereby the legal or beneficial ownership of any of the Matthew Clark Shares to be acquired by Canandaigua Limited pursuant to the Offer will be transferred to any other person, save that Canandaigua Limited reserves the right to transfer any such shares to any member of the Canandaigua Group.

(e) Settlement of the consideration to which any Matthew Clark Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set off, counterclaim or other analogous right to which Canandaigua Limited may otherwise be, or claim to be, entitled against such shareholder.

(f) Save as disclosed in Appendix II of this document, the directors of Canandaigua are not aware of any material change in the financial or trading position of Canandaigua since 28 February 1998 (the date to which the latest published audited consolidated accounts of Canandaigua were prepared).

(g) The expenses of and incidental to the preparation and implementation of the Offer will be paid by Canandaigua Limited.

(h) Schroders, which is a member of the London Stock Exchange and is regulated in the UK by The Securities and Futures Authority Limited, has given and not withdrawn its consent to the issue of this document with the inclusion of its name in the form and context in which it is included.

(i) Warburg Dillon Read, which is a member of the London Stock Exchange and is regulated in the UK by The Security and Futures Authority Limited, has given and not withdrawn its consent to the issue of this document with the inclusion of its name in the form and context in which it is included.

(j) There has been no material change in the financial or trading position of Matthew Clark since 30 April 1998 (the date to which the latest published audited consolidated accounts of the Matthew Clark Group were prepared).

(k) The fully diluted share capital of Matthew Clark is based upon 88,520,498 Matthew Clark Shares in issue on 30 October 1998 (the latest practicable date prior to the printing of this document), together with 1,904,822 Matthew Clark Shares falling to be issued upon the exercise of options granted and outstanding on such date under the Matthew Clark Share Option Schemes. It should be noted that only 225,000 options over Matthew Clark Shares are capable of being exercised at a price below 243 pence per Matthew Clark Share.

(l) The price of Matthew Clark Shares at the close of business on a particular date is derived from the Official List.

(m)  Unless otherwise stated:

     (i) financial information relating to Canandaigua has been extracted from the Canandaigua Annual Report for the year ended 28 February 1998; and

     (ii) financial information relating to Matthew Clark has been extracted from the annual report and published audited consolidated accounts of Matthew Clark for the two years ended 30 April 1998 and 30 April 1997, respectively.

(n) The market capitalisation of Canandaigua is based on the closing middle-market quotation for Canandaigua shares of $50 1/8 per A Share and $50 3/4 per B Share on 30 October 1998 (the latest practicable date prior to the printing of this document), as derived from Bloomberg Financial Markets.

8.   Documents available for inspection

Copies of the following documents are available for inspection during usual business hours on any weekday (public holidays excepted) at the offices of Clifford Chance, 200 Aldersgate Street, London EC1A 4JJ while the Offer remains open for acceptance:

(a)  the Memorandum and Articles of Association of Canandaigua  Limited;

(b)  the Memorandum and Articles of Association of Matthew Clark;

(c) the published audited consolidated accounts of Canandaigua for the two financial years ended 28 February 1998;

(d) the published audited consolidated accounts of Matthew Clark for the two financial years ended 30 April 1998;

(e)  the service contracts referred to in paragraph 6 above;

(f) the irrevocable undertakings to accept the Offer referred to in paragraph 3(b)(iv) of this Appendix;

(g)  the material contracts referred to in paragraph 5 above;

(h)  the written consents referred to in paragraph 7 above;

(i) the documents in respect of the financing arrangements referred to in paragraph 7(a) above; and

(j)  this document and the Form of Acceptance.

3 November 1998

                             APPENDIX V  DEFINITIONS
--------------------------------------------------------------------------------

The following definitions apply throughout this document unless the context otherwise requires:


"Act"                                   the Companies Act 1985

"Authorisations"                        authorisations,      orders,     grants,
                                        recognitions,  confirmations,  consents,
                                        clearances,    certificates,   licences,
                                        permissions or approvals

"Canandaigua"                           Canandaigua Brands, Inc.

"Canandaigua Group"                     Canandaigua     and    its    subsidiary
                                        undertakings   and,  where  the  context
                                        permits, each of them

"Canandaigua Limited"                   the Offeror

"certificated"
or "certificated  form"                 in   relation   to  a  share   or  other
                                        security,  a  share  or  other  security
                                        title  to  which  is   recorded  in  the
                                        relevant register of the share or other security as being held in certificated form (that is, not in CREST)

"City Code"                             the City Code on Takeovers and Mergers

"CREST" the relevant system (as defined in the Regulations)operated by CRESTCo

"CRESTCo"                               CRESTCo Limited

"CREST member"                          a person who is, in relation to CREST, a
                                        system-member   (as   defined   in   the
                                        Regulations)

"CREST participant"                     a person who  is, in relation  to CREST,
                                        a system-participant (as defined in the Regulations)

"CREST sponsor"                         a person who is, in relation to CREST, a
                                        sponsoring    system-participant,    (as
                                        defined in the Regulations)

"CREST sponsored   member"              a CREST  member  admitted  to CREST as a
                                        sponsored member under the sponsorship of a CREST sponsor

"Form of  Acceptance"                   the form of  acceptance,  authority  and
                                        election   relating  to  the  Offer  and
                                        accompanying this document and "Forms of
                                        Acceptance"     shall    be    construed
                                        accordingly

"London Stock Exchange"                 London Stock Exchange Limited

"Matthew Clark"                         Matthew Clark plc

"Matthew Clark  Group"                  Matthew   Clark   and   its   subsidiary
                                        undertakings   and,  where  the  context
                                        permits, each of them

"Matthew Clark  Shareholders"           holders  of  Matthew  Clark  Shares  and
                                        "Matthew Clark Shareholder" shall be construed accordingly

"Matthew Clark Shares"                  ordinary  shares of 25 pence each in the
                                        capital of Matthew  Clark,  and "Matthew
                                        Clark    Share"   shall   be   construed
                                        accordingly

"Matthew Clark  Shares                  (a) Matthew Clark Shares unconditionally
to which the Offer relates"             allotted or issued on or before the date
                                        the Offer is made; and (b) Matthew Clark
                                        Ordinary Shares unconditionally allotted or issued after that date but before the date the Offer closes, or such earlier date or dates as the Offeror may decide
                                        (not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances or, if later, the first closing date of the Offer), but excluding any Matthew Clark
                                        Shares which, on the date the Offer is made, are held or contracted to be acquired (otherwise than under such a contract as is described in section
                                        428(5) of the Act) by the Offeror and/or its associates (within the meaning of section 430E of the Act)

"Matthew Clark Share Option Schemes"    the Matthew Clark Group  Executive Share
                                        Option  Scheme,  the Matthew Clark Group
                                        1995 Savings Related Share Option Scheme and the Matthew Clark Group Unapproved
                                        Executive Share Option Scheme

"member account ID"                     the   identification   code  or   number
                                        attached to any member account in CREST

"Offeror"                               Canandaigua   Limited,   a  wholly-owned
                                        subsidiary of Canandaigua

"Offer" the recommended cash offer made hereunder by Schroders on behalf of the Offeror to acquire the Matthew Clark Shares to which the Offer relates on the terms and subject to the conditions set out in this document and in the Form of Acceptance including, where the context requires, any subsequent revision, variation, extension or renewal of such offer

"Offer period"                          as defined in  paragraph 6(b) of  Part B
                                        to Appendix I hereto

"Official List"                         the Daily  Official  List of the  London
                                        Stock Exchange

"Panel"                                 the Panel on Takeovers and Mergers

"participant ID"                        the  identification  code or  membership
                                        number used in CREST to identify a CREST member or other CREST participant


"Regulations"                           the      Uncertificated       Securities
                                        Regulations 1995

"Schroders"                             J.   Henry    Schroder    Co.    Limited


"Securities Act"                        the  United  States  Securities  Act  of
                                        1933, as amended

"subsidiary", "subsidiary               shall be  construed in  accordance  with
undertaking","associated                the Act (but for this  purpose  ignoring
"undertaking" and "undertaking"         paragraph 20(1)(b) of Schedule 4A to the
                                        Act)

"TTE  instruction"                      a  transfer  to escrow  instruction  (as
                                        defined in the CREST Manual issued by CRESTCo)

"TFE  instruction"                      a transfer from escrow  instruction  (as
                                        defined in the CREST Manual issued by CRESTCo)

"Third  Party"                          government       or        governmental,
                                        quasi-governmental,       supranational,
                                        statutory,  regulatory or  investigative
                                        body, trade agency, court,  professional
                                        association  or any other body or person
                                        whatsoever    in    any     jurisdiction

"uncertificated" or "uncertificated     in   relation   to  a  share   or  other
form"                                   security,  a  share  or  other  security
                                        title  to  which  is   recorded  in  the
                                        relevant   register   of  the  share  or
                                        security as being held in uncertificated form (that is, in CREST), and title to which, by virtue of the Regulations, may be transferred by means of CREST

"United Kingdom" or "UK"                the United  Kingdom of Great Britain and
                                        Northern Ireland

"United States" or "US"
                                        the  United   States  of  America,   its
                                        territories and  possessions,  any state
                                        of the  United  States of  America,  the
                                        District of Columbia and all other areas
                                        subject  to  the   jurisdiction  of  the
                                        United  States

"US$" or "$"                            denotes  the lawful  currency  of the US

"US Act"                                the  United  States  Securities  Act  of
                                        1933, as amended

"US person" and                         as defined in  paragraph  7(h) of Part B
"North  American  person"               to  Appendix  I hereto

"Warburg Dillon Read"                   UBS AG,  acting  through its  investment
                                        banking division Warburg Dillon Read

"Wider  Canandaigua  Group"             the  Canandaigua  Group  and  associated
                                        undertakings    and   any   other   body
                                        corporate, partnership, joint venture or
                                        person  in which the  Canandaigua  Group
                                        and such undertakings (aggregating their
                                        interests)  have a  direct  or  indirect
                                        interest of 20 per cent.  or more of the
                                        voting   or   equity   capital   or  the
                                        equivalent

"Wider Matthew Clark  Group"            the  Matthew Clark Group and  associated
                                        undertakings    and   any   other   body
                                        corporate, partnership, joint venture or
                                        person in which the Matthew Clark  Group
                                        and such undertakings (aggregating their
                                        interests)  have a  direct  or  indirect
                                        interest of 20 per cent.  or more of the
                                        voting   or   equity   capital   or  the
                                        equivalent

"1998 Report and Accounts of            the annual  report and audited  accounts
Matthew Clark"                          of  Matthew Clark  for  the  year  ended
                                        30 April 1998

The Registrant has omitted from this filing the Form of Acceptance distributed with the foregoing Recommended Cash Offer. The Registrant will furnish supplementally to the Commission, upon request, a copy of such Form of Acceptance.